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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Sauer-Danfoss Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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NOTICE OF 2008 ANNUAL MEETING

PROXY STATEMENT FOR 2008 ANNUAL MEETING

2007 ANNUAL REPORT

Summary Compensation Table	II-26
Grants of Plan-Based Awards Table	II-28
Summary Compensation And Grants Of Plan-Based Awards Narrative	II-29
Stock Awards	II-29
Non-Equity Incentive Compensation	II-29
Outstanding Equity Awards At Fiscal Year-End Table	II-31
Option Exercises and Stock Vested Table	II-32
Pension Benefits Table	II-32
Pension Benefits Narrative	II-32
Sauer-Danfoss Employees' Retirement Plan	II-32
Sauer-Danfoss Supplemental Retirement Plan	II-33
German Company Pension Scheme	II-34
Nonqualified Deferred Compensation Table	II-34
Nonqualified Deferred Compensation Narrative	II-35
Elective Deferred Compensation Plans for Cash Compensation	II-35
Elective Deferred Compensation Plan for Long-Term Incentive Compensation	II-36
Supplemental Executive Savings and Retirement Plan	II-37
Potential Payments Upon Termination or Change in Control	II-37
Potential Payments Upon Termination or Change in Control Table	II-38
Payments Due To Death Or Disability	II-38
Payments Due To Termination By Company Without Cause & Termination By Employee With Good Reason	II-39
Payments Following A Change In Control	II-39
Key Employment Agreement Provisions	II-40
Director Compensation Table	II-41
Director Compensation Narrative	II-41
Item 1—Election of Directors	II-43
Nominees to Serve for Directors	II-43
Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm	II-45
Fees to Independent Registered Public Accounting Firm for 2007 and 2006	II-45
Policy Regarding Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	II-45
Item 3—Elimination of Supermajority Stockholder Voting Provisions From the Company's Certificate of Incorporation	II-46
Description of Supermajority Provisions Being Eliminated	II-46
Rationale for Proposed Elimination of Supermajority Voting Provisions	II-47
Interest of Directors and Executive Officers	II-47
Restatement of Certificate of Incorporation	II-48
Requisite Vote	II-48
Recommendation	II-48
Additional Information	II-48
Notice Requirements	II-48
Discretionary Authority	II-49
Section 16(a) Beneficial Ownership Reporting Compliance	II-49
Form 10-K	II-49

III.	Appendix A—Proposed Amended and Restated Certificate of Incorporation	III-1
IV.	2007 Annual Report	IV-1
	Business	IV-1
	NYSE Price Range, Dividends by Quarter	IV-1
	Certifications	IV-1
	Performance Graph	IV-2
	Management's Discussion and Analysis of Financial Condition and Results of Operations	IV-3
	Consolidated Statements of Income	IV-20
	Consolidated Balance Sheets	IV-21
	Consolidated Statement of Stockholders' Equity and Comprehensive Income	IV-22
	Consolidated Statements of Cash Flows	IV-23
	Notes to Consolidated Financial Statements	IV-24
	Report of Management	IV-58
	Reports of Independent Registered Public Accounting Firm	IV-59
	Selected Financial Data	IV-61
	Chairman, Vice Chairman, Chairman Emeritus and Executive Officers and Directors	IV-63
	Corporate Data	IV-64

SAUER-DANFOSS INC.
250 Parkway Drive, Suite 270
Lincolnshire, Illinois 60069

Krokamp 35
24539 Neumünster, Germany

April 28, 2008

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Sauer-Danfoss Inc. to be held on Thursday, June 12, 2008 at Gateway Hotel and Conference Center, 2100 Green Hills Drive, Ames, Iowa 50014 at 8:30 A.M., local time.

        The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. At the Annual Meeting, stockholders will be asked to elect ten directors, to ratify the appointment of our auditor, and to approve amendments to the Sauer-Danfoss certificate of incorporation (as amended to date) that will eliminate the 80% supermajority voting requirement for stockholder approval of amendments to Articles FIFTH through TENTH of our certificate of incorporation and stockholder-approved amendments to our bylaws.

        YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.

        It is always a pleasure for me and the other members of our Board of Directors to meet with our stockholders.

        On behalf of our Board of Directors, thank you for your continued interest and support.

Sincerely,

Jørgen M. Clausen Chairman of the Board of Directors

I-1

SAUER-DANFOSS INC.
250 Parkway Drive, Suite 270
Lincolnshire, Illinois 60069

Krokamp 35
24539 Neumünster, Germany

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2008

TO OUR STOCKHOLDERS:

        The annual meeting of stockholders of Sauer-Danfoss Inc., a Delaware corporation, will be held at Gateway Hotel & Conference Center, 2100 Green Hills Drive, Ames, Iowa 50014, on Thursday, June 12, 2008, commencing at 8:30 a.m. local time. At the meeting, stockholders will act on the following matters:

  1.
  To elect ten (10) directors for a term expiring at the annual meeting of stockholders to be held in 2009 and until their respective successors are duly elected and shall qualify.

  2.
  To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2008.

  3.
  To consider and vote upon a proposal to amend and restate the Company's existing Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") in order to delete provisions requiring the approval of at least 80% of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors for the amendment, alteration, or repeal of any provisions of (i) Articles FIFTH through TENTH of the Certificate of Incorporation, or (ii) the Company's Amended and Restated Bylaws (the "Bylaws") (or the adoption of new bylaws in replacement thereof) by our stockholders, and to effectively replace such supermajority threshold with a simple majority threshold.

  4.
  To transact such other business as may properly come before the meeting or any postponement or adjournment.

Stockholders of record at the close of business on April 16, 2008 are entitled to notice of and to vote at the annual meeting or any postponement, adjournment, or adjournments.

        Whether or not you expect to attend the Annual Meeting, please either complete, date, sign, and return the accompanying proxy card in the provided envelope or vote your shares by telephone or via the Internet using the instructions on the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have given your proxy, whether by mail, by telephone, or via the Internet, you may still vote in person if you attend the meeting. If your shares are held of record by a broker, bank, or other nominee ("Street Name") you will need to obtain from the institution that holds your shares and bring to the meeting a proxy issued in your name, authorizing you to vote the shares.

By order of the Board of Directors,

Kenneth D. McCuskey Corporate Secretary

Lincolnshire, Illinois
April 28, 2008

I-2

SAUER-DANFOSS INC.
250 Parkway Drive, Suite 270
Lincolnshire, Illinois 60069

Krokamp 35
24539 Neumünster, Germany

PROXY STATEMENT
April 28, 2008

GENERAL INFORMATION

Solicitation and Revocability of Proxies

        The enclosed proxy is being solicited on behalf of the Board of Directors of Sauer-Danfoss Inc. (the "Company") for use at the annual meeting of the stockholders to be held on June 12, 2008 (the "Annual Meeting"), and at any postponement or adjournment. Most stockholders have a choice of voting via the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the envelope provided. Check your proxy card or the information forwarded by your bank, broker, or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible. The telephone voting facilities and the Internet voting facilities for stockholders of record will be available until 11:59 pm CDT on June 11, 2008, one day prior to the Annual Meeting.

        Any proxy given does not affect your right to vote in person at the meeting and may be revoked at any time before it is exercised by notifying Kenneth D. McCuskey, Corporate Secretary, by mail, telegram, or facsimile, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by appearing at the Annual Meeting in person and voting by ballot. Persons whose shares are held of record by a brokerage house, bank, or other nominee and who wish to vote at the meeting, must obtain from the institution holding their shares a proxy issued in such person's name.

        The Company intends to mail this Proxy Statement and the accompanying proxy on or about April 28, 2008.

Expense of Solicitation

        The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the accompanying proxy and any additional information furnished to stockholders. The Company will reimburse banks, brokerage houses, custodians, nominees, and fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners. In addition to solicitations by mail, officers, other regular employees and directors of the Company may, but without compensation other than their regular compensation, solicit proxies in person or by telephone, facsimile or electronic means. The Company has retained Innisfree M&A Incorporated ("Innisfree") to assist in soliciting proxies. The Company will bear the entire cost of Innisfree's solicitation services, which has been set at $15,000 plus certain variable expenses.

Voting of Proxies

        All shares entitled to vote and represented by properly completed proxies received prior to the Annual Meeting and not revoked will be voted in accordance with the instructions on the proxy. If no instructions are indicated on a properly completed proxy, the shares represented by that proxy will be voted for the election of the nominees for director designated below, for ratification of the appointment of

KPMG LLP as independent registered public accounting firm of the Company for 2008, and for the amendment and restatement of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation").

Persons Entitled to Vote

        Only holders of common stock of the Company of record as of the close of business on April 16, 2008 are entitled to notice of and to vote at the Annual Meeting. At the close of business on that date, 48,258,663 shares of common stock were outstanding. Holders of common stock are entitled to one (1) vote for each share held on all matters to be voted upon. Shares cannot be voted at the Annual Meeting unless the owner is present in person or represented by proxy. The directors shall be elected by an affirmative vote of a plurality of the shares that are entitled to vote on the election of directors and that are represented at the meeting by stockholders who are present in person or by proxy, assuming a quorum is present. The ten nominees for director receiving the greatest number of votes at the Annual Meeting will be elected as directors.

        The proposal to amend the Company's Certificate of Incorporation in order to eliminate the 80% supermajority voting requirements requires the affirmative "FOR" vote of at least 80% of the holders of the outstanding shares of capital stock entitled to vote generally in the election of directors. Because passage of this proposal requires the vote of at least 80% of the holders of the shares of capital stock outstanding and entitled to vote, an abstention or Broker Nonvote (as described below) as to this matter will have the effect of a vote "AGAINST." The New York Stock Exchange has advised the Company that it considers the proposed amendment to be a sufficiently "routine" matter to permit brokers, banks, and other nominees to use their discretion to vote shares as to which they do not receive instructions from the beneficial owners.

        For all other matters to be voted upon at the Annual Meeting, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval.

        When a broker or other nominee holding shares for a customer votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power with respect to such proposal and has not received instructions from the beneficial owner, it is referred to as a "Broker Nonvote." Properly executed proxies marked "Abstain" or proxies required to be treated as "Broker Nonvotes" will be treated as present for purposes of determining whether there is a quorum at the meeting. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker Nonvotes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of April 16, 2008, with respect to shares of common stock of the Company that were owned beneficially by: (i) each beneficial owner of more than 5% of the outstanding shares of common stock; (ii) each of the directors; (iii) each of the named executive officers of the Company; and (iv) all executive officers and directors of the Company as a group.

Beneficial Owners, Directors, and Executive Officers	Number of Shares Beneficially Owned (1)		Percent of Outstanding Shares
Sauer Holding GmbH(2)	36,629,787	(3)	75.9%
Danfoss Murmann Holding A/S(4)	35,415,962	(5)	73.4%
Danfoss A/S(4)	35,415,962	(5)	73.4%
NWQ Investment Management Company, LLC(6)	2,637,536	(7)	5.5%
Klaus H. Murmann, Director and Chairman Emeritus	7,500		*
Nicola Keim, Director	11,500		*
Sven Murmann, Director and Vice Chairman	11,500		*
David J. Anderson, Director, President and Chief Executive Officer	70,570		*
Karl J. Schmidt, Executive Vice President and Chief Financial Officer	24,059		*
Hans J. Cornett, Executive Vice President and Chief Marketing Officer	41,273		*
Thomas K. Kittel, Executive Vice President and President—Propel Division	164,564		*
Wolfgang Schramm, Executive Vice President and President—Controls Division	8,365		*
James R. Wilcox, Former Executive Vice President and President—Work Function Division	30,383		*
Finn Lyhne, Former Vice President—Electric Drives	6,652		*
Jørgen Clausen, Director and Chairman	68,500		*
Ole Steen Andersen, Director	10,500		*
Johannes F. Kirchhoff, Director	11,900		*
Hans Kirk, Director	10,500		*
F. Joseph Loughrey, Director	12,500	(8)	*
Steven H. Wood, Director	7,500		*
Niels B. Christiansen, Director Nominee	0		*
Kim Fausing, Director Nominee	0		*
William E. Hoover, Jr., Director Nominee	0		*
Frederik Lotz, Director Nominee	0		*
Sven Ruder, Director Nominee	0		*
All directors and executive officers as a group (18 persons)	524,795	(9)	1.1%

*
Represents less than 1%.

(1)
Unless otherwise indicated in the following notes, each of the stockholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned. The following footnotes describe those shares which are beneficially owned by more than one person listed above.

(2)
The mailing address for Sauer Holding GmbH is Krokamp 35, 24539 Neumünster, Germany.

(3)
These shares include 18,087,825 shares owned directly by Sauer Holding GmbH, a German limited liability company ("Sauer Holding"), 300,000 shares owned directly by SDW Stiftung Deutsche Wirtschaft, a German foundation (the "Stiftung"), and 18,241,962 shares owned directly by Danfoss Murmann Holding A/S (the "Holding Company"). Because of an irrevocable voting proxy (the "Voting Proxy") and other contractual arrangements with the Holding Company and Danfoss A/S, Sauer Holding possesses shared voting and dispositive power over 17,174,000 of the shares which it owns directly. Sauer Holding possesses shared voting, but no dispositive, power over the 300,000 shares owned directly by the Stiftung. As a result of its 50% voting power over the Holding Company, Sauer Holding has shared voting and dispositive power over the 18,241,962 shares owned directly by the Holding Company. Sauer Holding disclaims beneficial ownership of the 18,541,962 shares directly owned in the aggregate by the Holding Company and the Stiftung. Klaus H. Murmann, Nicola Keim, and Sven Murmann, directors of the Company who are members of Sauer Holding, have neither shared nor sole voting or dispositive power over the 36,329,787 shares directly owned in the aggregate by Sauer Holding, the Holding Company, and the Stiftung for purposes of calculating beneficial ownership under Section 13(d) of the Exchange Act; nevertheless, their membership in Sauer Holding is noted here to avoid misunderstanding.

(4)
The mailing address for each of these entities is DK-6430 Nordborg, Denmark.

(5)
These shares include 18,241,962 shares owned directly by the Holding Company. As a result of its 50% voting power over the Holding Company, Danfoss A/S has shared voting and dispositive power over these shares. These shares also include 10,361,500 shares owned directly by Sauer Holding that are subject to the Voting Proxy. The Holding Company has sole voting power, but no dispositive power (sole or shared), over these shares. Danfoss A/S has shared voting and dispositive power over these shares. These shares also include 6,812,500 shares owned directly by Sauer Holding, as to which the Holding Company and Danfoss A/S have shared voting and dispositive power. The Holding Company disclaims beneficial ownership of 6,812,500 of these shares.

(6)
The mailing address for this entity is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(7)
NWQ Investment Management Company, LLC ("NWQ") has sole voting power over 2,393,486 of these shares and sole dispositive power over all 2,637,536 of these shares. This information is taken from a Schedule 13G filed by NWQ on February 14, 2008.

(8)
Mr. Loughrey disclaims beneficial ownership with respect to 3,000 of these shares which are owned directly by his wife.

(9)
Includes stock owned by the spouses and children of certain directors and executive officers. These shares do not include the shares reported above that are owned by Messrs. Wilcox and Lyhne, neither of whom was an executive officer of the Company as of April 16, 2008.

Prospective Change in Control Transaction

        On March 10, 2008, Danfoss A/S ("Danfoss") and Sauer Holding GmbH ("Sauer Holding") entered into a Share Purchase Agreement (the "Purchase Agreement") pursuant to which Danfoss agreed to purchase, and Sauer Holding agreed to sell, a controlling interest in the Company (the "Share Purchase Transaction"). The closing of the Share Purchase Transaction is conditioned, among other things, on the stockholders' approval of the amendment and restatement of the Company's Certificate of Incorporation. The consummation of the Share Purchase Transaction will result in a change in control of the Company, as Sauer Holding will sell to Danfoss (i) 8,358,561 shares of the Company's common stock and (ii) all of the remaining issued and outstanding shares of Danfoss Murmann Holding A/S, a Danish corporation jointly owned by Sauer Holding and Danfoss (the "Holding Company"). By virtue of the Share Purchase Transaction, control of a majority of the issued and outstanding shares of the Company's common stock will shift from Danfoss and Sauer Holding jointly, to Danfoss alone.

        At closing of the Share Purchase Transaction, Sauer Holding and Danfoss intend to execute a Stockholders Agreement (the "Stockholders Agreement") that will replace the Joint Venture Agreement, dated January 22, 2000, as amended as of February 22, 2000, by and among Danfoss, Sauer Holding and the Holding Company (the "Joint Venture Agreement"), in governing the rights and obligations of the parties with respect to their ownership and control of the Company and the Company's common stock that they hold (including arrangements with respect to the composition of the Company's Board of Directors and the consequent alteration of the existing rights of Danfoss and Sauer Holding with respect to the nomination of members of the Company's Board of Directors).

        The Share Purchase Transaction and the Stockholders Agreement to be executed at closing of the Share Purchase Transaction will alter Sauer Holding's and Danfoss' respective rights to nominate members of the Company's Board of Directors. As is presently the case under the Joint Venture Agreement, the

Stockholders Agreement will provide that the Company's Board of Directors will consist of ten (10) members. However, under the Stockholders Agreement, Sauer Holding will possess nomination rights with respect to two such members (one independent and one non-independent) and Danfoss will possess nomination rights with respect to eight such members (two independent and six non-independent members) (each determination of independence to be made in accordance with the rules of the New York Stock Exchange). The contractual rights of Sauer Holding and Danfoss under the Joint Venture Agreement with respect to the Nominating Committee of the Company's Board of Directors will be effectively terminated under the prospective Stockholders Agreement.

        The Share Purchase Transaction and the Stockholders Agreement to be executed at closing of the Share Purchase Transaction will furthermore result in the creation of various new contractual rights and obligations of Sauer Holding and Danfoss vis-à-vis one another related to transfers of Company common stock by them. Under the Stockholders Agreement, Sauer Holding will grant to Danfoss the right to purchase from Sauer Holding (via exercise of a call option), and Danfoss will grant to Sauer Holding the right to sell to Danfoss (via exercise of a put option), the remaining 10,029,264 shares of Company common stock held by Sauer Holding, in two equal stages of 5,014,632 shares each, during the 21-day windows of time (starting on August 1, 2010 and August 1, 2012, respectively) following the delivery of the Company's audited financial statements to Sauer Holding for the Company's 2009 and 2011 fiscal years, respectively. The exact purchase price for the shares subject to the call option and put option will be calculated based on the Company's operating income and adjusted with respect to the net debt level in the 2009 and 2011 fiscal years, respectively, but will fall within the range of $29.67 and $49.45 per share, subject to adjustment as a result of stock splits, reclassifications of stock, combinations of stock, or similar transactions. Under the prospective Stockholders Agreement, Danfoss will have the right, at any time, to accelerate its exercise of either or both stages of the call option by electing to purchase Sauer Holding's shares of Company common stock subject to such option at a price equal to $49.45 per share, subject to adjustment as a result of stock splits, reclassifications of stock, combinations of stock, or similar transactions. Sauer Holding, on the other hand, will be entitled to accelerate its exercise of either or both stages of its put option and to sell its shares of Company common stock subject to such option to Danfoss at a price equal to $29.67 or $39.56 per share (depending on the identity of the third party involved in the transaction giving rise to the acceleration right), subject to adjustment as a result of stock splits, reclassifications of stock, combinations of stock, or similar transactions, only under certain limited circumstances. The number of shares subject to the put and call options will be subject to reduction based on shares of Company common stock sold by Sauer Holding as a result of Danfoss' exercise of drag-along rights or Sauer Holding's exercise of tag-along rights under the Stockholders Agreement.

        In addition to the put and call options, the Stockholders Agreement provides for drag-along rights and a right of first refusal for Danfoss, and tag-along rights for Sauer Holding. These rights would apply in the case of a proposal by either Danfoss or Sauer Holding to sell shares of Company common stock to a third party.

        The Purchase Agreement provides that the obligation of Danfoss and Sauer Holding to close the Share Purchase Transaction is subject to several conditions precedent. One condition, mentioned above, is that the stockholders approve the proposed amendment and restatement of the Certificate of Incorporation. Another condition is that the Board of Directors abolish the Company's Executive Committee and the Company's Nominating Committee. The closing is further conditioned on the Company's adoption of a set of Amended and Restated Bylaws (the "Amended and Restated Bylaws"). The Amended and Restated Bylaws, if adopted, will be changed by, among other things, removing the current 80% supermajority voting requirement that would apply under the current Bylaws if the Board of Directors were to vote on certain major transactions, including but not limited to, a sale of substantially all of the Company's assets, a merger, or an amendment to the Certificate of Incorporation or Bylaws. Each of these conditions to the closing of the Share Purchase Transaction will make it easier for Danfoss and directors nominated by Danfoss to direct the policies, business, and affairs of the Company, subject to the requirements of the Stockholders Agreement.

GOVERNANCE OF THE COMPANY

        The Company's Board of Directors (the "Board") currently has ten members, three of whom meet the New York Stock Exchange standard for independence. The Board has an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating Committee. All members of the Audit Committee and Compensation Committee are independent directors, but the two members of the Nominating Committee are not independent. The corporate governance listing standards of the New York Stock Exchange provide that a company of which more than 50% of the voting power is held by an individual, a group or another company (a "controlled company") need not comply with the Exchange's listing standards requiring that a majority of the Board be independent and that listed companies have a nominating/corporate governance committee and a compensation committee each composed entirely of independent directors with a written charter that addresses specific items. The Company considers itself to be a controlled company because approximately 73.4% of the voting power of the Company's common stock is owned or controlled by Danfoss Murmann Holding A/S. Accordingly, the Company has elected to utilize the exemption from the requirement that a majority of the Board be independent and from the provisions relating to a nominating/corporate governance committee.

        The Board held four meetings during 2007. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which the directors served during 2007. It is the policy of the Board that each director of the Company is expected to attend annual meetings of the stockholders of the Corporation, it being understood, however, that a director infrequently may be unable to attend annual meetings of the stockholders of the Company due to illness, a previously scheduled meeting of importance or other irreconcilable conflict. All of the directors attended the Company's annual stockholders meeting in June of 2007.

        The non-management directors of the Company have adopted a schedule to meet in private session at the end of or prior to each regular meeting of the Board without any management director or executive officer being present. The non-management directors have also adopted the policy that the Chairman of the Board, or in his absence, the Vice Chairman, shall preside at all such meetings. In addition, at least once a year, only independent, non-employee directors shall meet in private session.

Basis for Board Determination of Independence of Directors

        The Board has adopted Corporate Governance Guidelines (the "Guidelines"), that provide, among other things, that at least three directors must be independent. The Guidelines can be viewed on the Company's investor relations website at http://ir.sauer-danfoss.com, and the Company will mail, without charge, a copy of the Guidelines upon written request to Kenneth D. McCuskey, Corporate Secretary at 2800 East 13th Street, Ames, Iowa 50010. To be considered "independent" under the Guidelines, a person must be determined by the Board to have no material relations, directly or indirectly, with the Company or its affiliates or any other director or elected officer of the Company, and must otherwise be independent as that term is defined under the listing standards of the New York Stock Exchange, but also without the appearance of any conflict in serving as a director. In addition to applying these guidelines, the Board shall consider all relevant facts and circumstances in making an independence determination.

        The Board undertook its annual review of director independence with respect to the three persons considered independent at its meeting on March 12, 2008. The Board determined whether the three persons under consideration met the objective listing standards of the New York Stock Exchange regarding the definition of "independent director," which standards provide that a director is not independent if:

  •
  The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.

  •
  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

  •
  (A) The director or an immediate family member is a current partner of a firm that is the Company's internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time.

  •
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company's present executive officers at the same time serves or served on that Company's compensation committee.

  •
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

        The Board also considered whether there were any other transactions or relations between each of said three persons or any member of his immediate family and the Company and its subsidiaries and affiliates that would affect the independence of such persons and concluded that there were none.

        As a result of its review, the Board affirmatively determined that Johannes F. Kirchhoff, F. Joseph Loughrey and Steven H. Wood are independent of the Company and its management under the standards set forth in the Guidelines.

Executive Committee

        The Executive Committee possesses all of the powers of the Board, except for certain powers specifically reserved by Delaware law to the Board. The Executive Committee held two meetings and several telephone conferences during 2007. Jørgen M. Clausen, Sven Murmann, and David J. Anderson are the current members of the Executive Committee.

Audit Committee

        The Audit Committee is currently composed of three directors, none of whom is an employee of the Company. The Audit Committee currently consists of Messrs. Wood (Chairman), Kirchhoff and Loughrey. All of the members of the Audit Committee are independent within the meaning of the Securities and Exchange Commission's ("SEC") regulations, the current listing standards of the New York Stock Exchange and the Company's Corporate Governance Guidelines. In addition, the Board has determined that at least one member of the Audit Committee meets the New York Stock Exchange listing standard of having accounting or related financial management expertise.

        The Board has also determined that Steven H. Wood meets the SEC's criteria of an "audit committee financial expert." Mr. Wood's extensive background and experience includes presently serving as Chief Financial Officer of Becker-Underwood, Inc., a supplier of non-pesticide specialty chemical and biological products within the agricultural, landscape, turf, and horticulture industries, and formerly serving as Vice President and Corporate Controller of Metaldyne Corporation, a global designer and supplier of metal-based components, assemblies and modules for the automotive industry, and before that as Executive Vice President and Chief Financial Officer of Maytag Corporation. Prior to joining Maytag, he was an auditor with Ernst & Young, a public accounting firm, and successfully completed the examination for Certified

Public Accountants. Mr. Wood is independent as that term is used in the New York Stock Exchange's listing standards relating to director independence.

        The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm. The Committee also reviews the scope of the annual audit activities of the independent registered public accounting firm and the Company's internal auditors, reviews audit and quarterly results and administers the Worldwide Code of Legal and Ethical Business Conduct and the Code of Ethics for Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Other Senior Finance Staff. All of the Committee's duties and responsibilities are set forth in a written Audit Committee Charter. The Charter can be viewed on the Company's investor relations website at http://ir.sauer-danfoss.com and the Company will mail, without charge, a copy of the Audit Committee Charter upon written request to Kenneth D. McCuskey, Corporate Secretary at 2800 East 13th Street, Ames, Iowa 50010. The Audit Committee held four meetings and four telephonic meetings during 2007.

Compensation Committee

        The Compensation Committee is currently composed of three directors, none of whom is an employee of the Company. The current members of the Compensation Committee are Messrs. Kirchhoff (Chairman), Loughrey and Wood, all of whom are independent as defined under the current listing standards of the New York Stock Exchange. The Compensation Committee reviews and determines the salaries of the executive officers of the Company and administers the Company's Annual Officer Performance Incentive Plan, the 1998 Long-Term Incentive Plan, the 2006 Omnibus Incentive Plan, the Deferred Compensation Plan for Selected Employees, the 409A Deferred Compensation Plan for Selected Employees, and the Supplemental Executive Savings & Retirement Plan. All of the duties of the Compensation Committee are set forth in a written Charter last amended and restated as of April 27, 2005, which can be viewed on the Company's investor relations website at http://ir.sauer-danfoss.com and the Company will mail, without charge, a copy of the Compensation Committee Charter upon written request to Kenneth D. McCuskey, Corporate Secretary at 2800 East 13th Street, Ames, Iowa 50010. The Compensation Committee held four meetings and one telephonic meeting in 2007.

Nominating Committee

        The current members of the Nominating Committee are Messrs. Jørgen M. Clausen and Klaus H. Murmann, neither of whom is independent under the New York Stock Exchange's current listing standards. The Nominating Committee recommends to the Board proposed nominees whose election at the next annual meeting of stockholders will be recommended by the Board. The Nominating Committee acted once by unanimous written consent in 2007. The Nominating Committee does not currently have a written charter, but does follow the guidelines described in the following section.

Consideration of Nominees, Qualifications and Procedures

        The Nominating Committee adopted the policy in March 2004 that it will consider qualified candidates for director that are suggested by stockholders. Stockholders can recommend qualified candidates for director by writing to: Chairman of the Board of Directors, Attention: Kenneth D. McCuskey, Corporate Secretary, Sauer-Danfoss Inc., 2800 East 13th Street, Ames, Iowa 50010. Recommendations should set forth detailed information regarding the candidate, including the person's background, education, business, community and educational experience, other Boards of Directors of publicly held corporations on which the candidate currently serves or has served in the past and other qualifications of the candidate to serve as a director of the Company. All recommendations must be received by January 1 in order to be considered as a nominee for director at the annual meeting of stockholders to be held in such year. Recommendations that are received that meet the conditions set forth above shall be forwarded to the Board for further review and consideration.

        The Nominating Committee is responsible for recommending to the full Board nominees for election as directors. In evaluating director nominees, the Nominating Committee considers, among other things, the following factors:

  •
  The needs of the Company with respect to the particular talents and experience of its directors

  •
  The extent to which the candidate would contribute to the range of talent, skill and expertise appropriate for the Board

  •
  The ability of the candidate to represent the interests of the stockholders of the Company

  •
  The candidate's standards of integrity, commitment and independence of thought and judgment

  •
  The candidate's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties as a director of the Company, taking into account the candidate's services on other boards, including public and private company boards as well as not-for-profit boards, and other business and professional commitments of the candidate

  •
  The knowledge, skills and experience of the candidate, including experience in the Company's industry, business, finance, administration or public service, in light of prevailing business conditions

  •
  Experience with accounting rules and practices

  •
  Familiarity with national and international business matters

  •
  The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members

        The Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the need for independent directors, the need for Audit Committee expertise and the evaluations of other candidates. Other than considering the factors set forth above, there are no stated minimum criteria for director nominees.

        The Nominating Committee identifies candidates by first evaluating the current members of the Board willing to continue in service. If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board decides not to re-nominate a member for election to the Board, the Nominating Committee shall identify the desired skills and experience of a new candidate in light of the factors set forth above. Current members of the Board may be polled for suggestions as to individuals meeting the criteria of the Nominating Committee, and qualified candidates recommended by stockholders shall be considered. Research may be performed to identify qualified individuals. The Nominating Committee may, but shall not be required to, engage third parties to identify or evaluate or assist in identifying potential candidates. The Nominating Committee has from time to time utilized an executive search firm to assist in identifying potential candidates.

        In connection with its evaluation of candidates, the Nominating Committee shall determine which, if any, candidates shall be interviewed, and if warranted, one or more members of the Nominating Committee, and others as appropriate, shall interview prospective candidates in person or by telephone. After completing this evaluation and interview process, the Nominating Committee shall make a recommendation to the full Board as to the persons who should be nominated by the Board.

Agreement Regarding Nominees for Director

        Entities and persons under the control of Klaus H. Murmann, Chairman Emeritus and a director of the Company, and Sven Murmann, Vice Chairman and a director of the Company (the "Murmann Family"), and Danfoss are parties to the Joint Venture Agreement, which contains certain agreements regarding their ownership and voting of the Company common stock owned by the Holding Company. In anticipation of closing of the Share Purchase Transaction and execution of the Stockholders Agreement, the Murmann Family and Danfoss have agreed to proceed under the terms of the prospective Stockholders Agreement rather than the terms of the Joint Venture Agreement for purposes of making nominations for the election of the Board at the Annual Meeting. Pursuant to the prospective Stockholders Agreement, the Murmann Family will identify one non-independent and one independent candidate for director and Danfoss will identify six non-independent and two independent candidates for director for recommendation to the Board. With respect to the current nominees for election as directors, Sven Murmann was the non-independent nominee recommended by the Murmann Family and Niels B. Christiansen, Jørgen M. Clausen, Kim Fausing, William E. Hoover, Jr., Frederik Lotz, and Sven Ruder were the non-independent nominees recommended by Danfoss. Johannes F. Kirchhoff was the independent nominee recommended by the Murmann Family, and F. Joseph Loughrey and Steven H. Wood were the independent nominees recommended by Danfoss.

Stockholder Communications with the Board

        The Corporate Governance Guidelines of the Company set forth the method by which stockholders may communicate with the Board. Stockholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group or with the entire Board of Directors as a group or with an individual director may do so in writing addressed to such person or group at: Sauer-Danfoss Inc., 2800 East 13th Street, Ames, Iowa 50010, Attn: Corporate Secretary. The Corporate Secretary shall review all such correspondence and shall forward all those not deemed frivolous, threatening or otherwise inappropriate to each member of the group or to the individual director to whom the correspondence is directed. The Corporate Secretary shall maintain a log of all correspondence received by the Company that is addressed to members of the Board and directors may at any time review such log and request copies of any such correspondence. Letters containing concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Company's Internal Corporate Counsel and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct and Code of Ethics

        The Company's Worldwide Code of Legal and Ethical Business Conduct (the "Code of Conduct") has been in effect for a number of years and was last updated in January 2007. The Code of Conduct applies to every employee, agent, representative, consultant and director of the Company. The Code of Conduct requires that the Company's employees, agents, representatives, consultants and directors avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company's best interests.

        Overall administration of the Code of Conduct is the responsibility of the Audit Committee. Day-to-day administration of the Code of Conduct is the responsibility of the Corporate Business Conduct Committee that assists the Company's employees in complying with the requirements of the Code of Conduct. Employees are encouraged to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.

        The Company has also adopted the Sauer-Danfoss Inc. Code of Ethics for Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Other Senior Finance Staff (the "Code of Ethics"). The Code of Ethics is intended to comply with the provisions of Section 406 of the Sarbanes-Oxley Act of 2002 and regulations of the SEC. The Code of Ethics is intended to promote honesty and integrity, the avoidance of conflicts of interests, full, accurate, and timely disclosure of financial reports, and compliance with laws and regulations and other matters.

        The Code of Conduct and the Code of Ethics are posted on the Company's investor relations website at http://ir.sauer-danfoss.com. The Company will mail without charge, upon written request, a copy of the

Code of Conduct and/or Code of Ethics. Requests should be sent to Kenneth D. McCuskey, Corporate Secretary at 2800 East 13th Street, Ames, Iowa 50010.

Transactions with Related Persons

        In connection with the acquisition of Danfoss Fluid Power on May 3, 2000, the Company entered into several agreements with Danfoss to purchase ongoing operational services from Danfoss. These services include rental of shared facilities, administrative support and information technology support. Fees are paid on a monthly basis. Total expense recognized for goods and services purchased from Danfoss for 2007 was approximately $72.4 million. Danfoss is an indirect beneficial owner of more than 5% of the outstanding common stock of the Company.

        For a number of years, the Company has sold products to FAUN Umwelttechnik GmbH & Co. KG, which is owned by Johannes F. Kirchhoff, a director of the Company, and members of his family. These sales are made pursuant to purchase orders entered into in the ordinary course of business. Sales in 2007 totaled approximately $1.7 million.

Review, Approval or Ratification of Transactions with Related Persons

        The Company has a written policy pursuant to which the Company informs all of its directors and executive officers, as well as other personnel who serve in positions that give them routine knowledge of potential transactions with related persons, that they must inform specified individuals in management of transactions that meet the definitions provided in Item 404(a) of Regulation S-K ("related-person transactions"). Potential related-person transactions are reviewed by the Company's Audit Committee, which has the authority to approve or deny any such transaction. At least once per quarter, the Company's Secretary inquires of the individuals designated to receive reports of potential related-person transactions and relays any previously unreported transactions to the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors (the "Board") of Sauer-Danfoss Inc. (the "Corporation") acts under the Sauer-Danfoss Inc. Audit Committee Charter, as amended and restated by the Board on February 22, 2006, which Charter provides that the purpose of the Audit Committee is to represent and assist the Board with the oversight of:

  •
  the accounting, reporting and financial practices of the Corporation and its subsidiaries, including the integrity of the Corporation's financial statements;

  •
  the functioning of the Corporation's systems of internal accounting and financial controls;

  •
  the independent registered public accounting firm's qualifications and independence;

  •
  the performance of the Corporation's internal audit functions and the independent registered public accounting firm;

  •
  the Corporation's compliance with legal and regulatory requirements, and its ethics programs as established by management and the Board, including the Corporation's Worldwide Code of Legal and Ethical Business Conduct and any separate ethics code that relates to the integrity of the Corporation's financial reporting or applies to the Chief Executive Officer, Chief Financial Officer, or other senior financial officers.

        Management has the primary responsibility for the Corporation's financial statements and the financial reporting process, including the system of internal controls. The full text of the Audit Committee Charter is available under the Corporate Governance section of the Corporation's investor relations website at http://ir.sauer-danfoss.com.

        In fulfilling its oversight responsibilities, the Audit Committee has discussed with KPMG LLP ("KPMG"), the Corporation's independent registered public accounting firm, the overall scope and plans for their audit. The Audit Committee met with both management and KPMG to review and discuss the audited financial statements.

        The Audit Committee reviewed with KPMG their judgments as to the quality and acceptability of the Corporation's accounting principles. The Audit Committee's review included discussion with KPMG of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by the Independence Standards Board, Standard No. 1, "Independence Discussions With Audit Committees," as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with KPMG, among other things, matters relating to its independence. The Audit Committee has also considered the compatibility of the non-audit services provided by KPMG with its independence.

        Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the audited financial statements for the year ended December 31, 2007 be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:
Steven H. Wood, Chairman Johannes F. Kirchhoff F. Joseph Loughrey
March 12, 2008

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        Sauer-Danfoss Inc. (the "Company" or "we") presents this Compensation Discussion and Analysis ("CD&A") to discuss its executive compensation program. Our Chief Executive Officer (the "CEO"), Chief Financial Officer (the "CFO") and other executive officers participate in the executive compensation program.

        The Summary Compensation Table on page II-26 and the subsequent disclosure tables reflect compensation paid to our CEO, CFO and to certain other executive officers (collectively, the "Named Executive Officers" or "NEOs"). In general, this CD&A discussion applies equally to each of the NEOs. Where needed for clarification, we have provided information on the treatment of individual NEOs.

        Under SEC rules, we are reporting information in the Summary Compensation Table for Mr. Anderson as CEO, for Mr. Schmidt as CFO and for Messrs. Cornett, Kittel and Schramm as the three most highly compensated executive officers of the Company, other than the CEO and CFO. We are also reporting information in the Summary Compensation Table for Messrs. Wilcox and Lyhne, who were considered executive officers at some time during 2007 and who would have been among the top three most highly compensated executive officers, had they still been executive officers at year end.

Role of Compensation Committee and Management in Executive Compensation Matters

        The Compensation Committee of our Board of Directors (the "Committee") consists of three independent directors as defined by current New York Stock Exchange listing standards. The Committee has the final say and ultimate authority in all matters relating to our executive compensation program. The Committee's authority encompasses areas such as:

  •
  The overall design of our executive compensation program

  •
  The determination of individual compensation elements and amounts for specific executives

  •
  The determination of incentive compensation performance measures and targets

        From time to time, the Committee uses Hewitt Associates, LLP ("Hewitt") as its consultant with respect to executive compensation matters. At the request of the Committee in 2007, Hewitt performed a market-based review of certain executive compensation elements, as detailed later in the CD&A section entitled "Hewitt Market Review—2007." Hewitt also provided historical return on net assets results for a broad range of industrial companies to assist the Committee in developing performance targets under the Company's long-term incentive plan. Hewitt's sole consulting relationship with the Company is related to the work done directly for the Committee.

        Management's role with respect to executive compensation matters is limited to making recommendations to the Committee, based on Management's understanding of the Company's compensation and performance objectives. Management's recommendations to the Committee include the CEO's annual performance evaluations of the other executive officers along with the CEO's recommendation for annual base salary changes for each such officer based on individual performance and market comparisons. The Committee considers Management's input and recommendations, but exercises independent judgment in making final decisions with respect to all matters affecting our executive compensation program.

Executive Compensation Goals and Objectives

        The Sauer-Danfoss Total Rewards Strategy, newly adopted and approved by the Committee in 2007, provides a general framework for Total Rewards offerings to all employees on a global basis.

        Our executive compensation program fits within our Total Rewards Strategy and is designed to meet certain goals and objectives. Specifically, we designed our executive compensation program to enable us to:

  •
  Attract, motivate and retain quality leaders

  •
  Promote teamwork and cooperation on a global basis

  •
  Tie executive compensation levels to changes in shareholder value

  •
  Tie executive compensation levels to business results

  •
  Preserve the tax deductibility of our executive compensation

        We design our executive compensation program to reward performance. Within the program, we combine individual, business unit, division and company-wide performance elements. For our senior executives and Named Executive Officers, company-wide performance elements generally have the greatest impact on total compensation. We stress company-wide performance elements for the Named Executive Officers because they have the greatest impact on shareholder value creation. Company-wide performance elements also help us to promote global teamwork and cooperation among business units and divisions.

        The following analysis shows how the Company's performance against preestablished performance targets can impact our executive officers' compensation levels. Performance Based Compensation Earned, as presented below, equals the sum of the Stock Awards column and the Non-Equity Incentive Plan Compensation column in our Summary Compensation Table. The Total Compensation amount comes directly from the Summary Compensation Table. 2006 data is not presented for Messrs. Schramm and Lyhne because they were not Named Executive Officers in 2006.

	Year	Performance Based Compensation Earned	Total Compensation	Performance Based Percentage
David J. Anderson	2007	459,386	1,410,980	32.6%
David J. Anderson	2006	1,219,447	2,083,149	58.5%
Karl J. Schmidt	2007	303,763	668,161	45.5%
Karl J. Schmidt	2006	611,597	995,088	61.5%
Hans J. Cornett	2007	283,714	627,554	45.2%
Hans J. Cornett	2006	559,966	907,007	61.7%
Thomas K. Kittel	2007	177,531	569,270	31.2%
Thomas K. Kittel	2006	385,712	746,343	51.7%
Wolfgang Schramm	2007	216,565	470,316	46.0%
James R. Wilcox	2007	(474,817)	1,158,437	—
James R. Wilcox	2006	935,290	1,475,069	63.4%
Finn Lyhne	2007	164,772	543,167	30.3%

        The reduction in Performance Based Compensation Earned from 2006 to 2007 for the Named Executive Officers resulted from the Company's failure to meet its minimum profitability threshold under the Annual Incentive Plan. This reduction in Performance Based Compensation Earned was the primary reason for the decline in Total Compensation for the Named Executive Officers from 2006 to 2007.

        Mr. Wilcox's Performance Based Compensation Earned shows as a negative amount in 2007, due to the forfeiture of certain Stock Awards upon his termination of employment in 2007. The negative amount represents a reversal of financial statement expense that had been recognized in prior years on these forfeited Stock Awards. Mr. Wilcox's Total Compensation for 2007 includes the value of certain post-termination compensation paid to him, as discussed elsewhere in this CD&A.

        We design our executive compensation program to be market-based. Based on a review of survey data from a variety of external sources, we believe our executive compensation program is comparable to, and competitive with, the market median of compensation programs for similarly sized companies in similar industries. In comparing our executive compensation program to market, we consider such items as the proper balance between fixed and variable compensation and the proper annual and long-term incentive target opportunities. In our market comparisons, we generally look to survey data related to durable goods manufacturing companies with comparable revenue size.

        We also consider internal equity in the administration of our executive compensation program. We perform a formal job evaluation process for all executive positions, rating them on a point-factor basis. We then use the position ratings to help ensure that our executive compensation program is aligned for comparable positions on a global basis.

        The Committee routinely reviews our executive compensation program and its individual elements in light of the goals and objectives outlined above.

Hewitt Market Review—2007

        In 2007, the Committee engaged Hewitt to perform a market-based review of executive officer base salaries and incentive compensation awards. As part of its review, Hewitt provided market data on base salaries and target levels, expressed as a percentage of base salary, for annual and long-term incentive awards. Hewitt's market data was based on its review of data for a comparator group of companies based on similar revenue size and industry (industrial manufacturing). Hewitt recommended and the Committee approved the comparator group which consisted of the following companies:

ACCO Brands Corporation
Ametek, Inc.
AMSTED Industries, Inc.
Andersen Corporation
Applied Industrial Technologies
Arch Chemicals, Inc.
Ash Grove Cement Company
Brady Corporation
C.R. Bard, Inc.
Cameron International Corp.
Chaparral Steel Company
Church & Dwight Corp.
Curtiss-Wright Corporation	Dade Behring, Inc.
Dal-Tile International Inc.
Edwards Lifesciences LLC
Energizer Holdings, Inc.
Federal Signal
Fleetwood Enterprises, Inc.
Flowserve Corporation
H.B. Fuller Company
Herman Miller, Inc.
Hospira, Inc.
Hubbell Incorporated
Jacuzzi Brands, Inc.
Joy Global Inc.	Kaman Corporation
Kennametal Inc.
Martin Marietta Materials, Inc.
Metaldyne Corporation
Milacron Inc.
Olin Corporation
OMNOVA Solutions Inc.
Polaris Industries, Inc.
Revlon Inc.
Scotts Miracle-Gro Company
Sensient Technologies Corp.
The Stanley Works	Steelcase Inc.
Tecumseh Products Co.
Teradyne, Inc.
Thomas & Betts Corp.
Tupperware Corporation
United Space Alliance
Valmont Industries, Inc.
WL Gore & Associates, Inc.
Walter Industries, Inc.
Waters Corporation
Woodward Governor Co.
Worthington Industries, Inc.

        The Committee considered the Hewitt market data, along with other Company provided data, in determining 2007 base salary and incentive plan target percentage levels. One change made in 2007 involved a lowering of the maximum possible payout under the Long-Term Incentive Plan Awards from 200% to 156%. This reduction was proposed by the Company and approved by the Committee so that the economic value of long-term incentive award grants would be more consistent with median market practice.

Elements Of Executive Compensation Program

        Our executive compensation program is comprised of the following elements which are described in further detail below:

  •
  Base Salary

  •
  Annual Incentive Awards

  •
  Long-Term Incentive Awards

  •
  Retirement & Savings Plans

  •
  Additional Cash Compensation and Perquisites

  •
  Other Potential Post-Employment Compensation

Base Salary

        We provide a base salary to our CEO and executive officers. The Committee determines the base salary for the CEO and our executive officers each year based upon a variety of factors.

        A key factor in the Committee's determination of base salaries is a comparison to benchmark market data. In 2007, the Committee reviewed the following data for benchmark purposes:

  •
  Market survey information for similar positions in companies like ours in size and industry

  •
  The Hewitt comparator group data discussed above

        We target our base salaries at the 50th percentile for similar positions within the benchmark group. The following factors also impact base salary determinations and will cause the base salaries to differ from the 50th percentile target:

  •
  The Board of Directors' annual performance evaluation of the CEO relative to established objectives

  •
  The CEO's annual performance evaluations of the other executives relative to established objectives

  •
  Individual experience and expertise

  •
  Internal equity

        With one exception, the base salary of each of our Named Executive Officers for 2007 was within an acceptable range (+/- 15%) of the benchmark market median. The sole exception is the CEO's base salary, which was below the benchmark market median by slightly over 20% in 2007. This situation has arisen over time and is caused, in part, by the Company's sizeable growth in recent years. The Committee recognizes this shortfall and has been working to correct the situation.

        Base salaries are one of the most readily comparable elements of compensation between different companies. We consider maintaining adequate annual base salary levels to be critical towards the stated goal of attracting, motivating and retaining quality leaders. By considering individual performance ratings in the annual base salary review process, our strongest performing executive officers will generally receive the largest percentage increases in annual base salary each year. This helps us meet our goal of motivating quality leaders and strengthens the tie between executive compensation and business results.

Annual Incentive Awards

        We provide Annual Incentive Award opportunities to our CEO and executive officers under the Company's Omnibus Incentive Plan. For 2007, the Annual Incentive Awards were designed to pay out a target percentage of a participant's base salary based upon achievement of certain earnings before interest and taxes ("EBIT") margins on a Divisional, Business Unit, and/or Total Company basis. To promote teamwork and cooperation across Divisions and business units, the Named Executive Officers generally participate in the Annual Incentive Plan on a Total Company basis. In 2006, Thomas Kittel participated in the Annual Incentive Plan based, in part, on the results of our Propel Division. In 2007, Finn Lyhne participated in the Annual Incentive Plan based, in part, on the results of our Mobile Electronics business unit.

        Actual payouts under the Annual Incentive Awards can range from 25% to 200% of target, depending upon achieved EBIT margins. Below certain minimum EBIT margin thresholds, no payout will be made under the Annual Incentive Awards. The Committee determines the target percentage of each executive officer's base salary for Annual Incentive Award purposes based on a review of market survey information for similar positions in comparable companies and also based on internal equity.

        For 2007 the Annual Incentive Plan's target, threshold and maximum payouts, expressed as a percentage of base salary, for each of our Named Executive Officers was as follows:

	Threshold Payout Percentage	Target Payout Percentage	Maximum Payout Percentage
David J. Anderson	22.5%	90%	180%
Karl J. Schmidt	15%	60%	120%
Hans J. Cornett	15%	60%	120%
Thomas K. Kittel	15%	60%	120%
Wolfgang Schramm	15%	60%	120%
James R. Wilcox	15%	60%	120%
Finn Lyhne	6.25%	25%	50%

        In 2007, the Committee authorized an increase in Mr. Anderson's target payout percentage from 60% to 90%. This increase stemmed from a review of market data for CEO positions within the benchmark group.

        Mr. Wilcox's right to an Annual Incentive Award payout based on Company performance for 2007 was forfeited upon his termination of employment in 2007. Under the terms of Mr. Wilcox's separation, he was provided a pro-rata Annual Incentive payout for 2007 based on his original target percentage of 60%. The value of this pro-rata Annual Incentive payment is shown later in this CD&A.

        Prior to 2007, our Annual Incentive Awards included both a sales growth target and an EBIT margin target. Beginning in 2007, the sales growth target has been eliminated from our Annual Incentive Awards. At the same time, a sales growth element was added to our Long-Term Incentive Award targets. We made this change to reflect the fact that our sales efforts are generally longer-term in nature and to recognize that the combination of growth and profitability are keys to longer-term shareholder value creation.

        The Committee reviews and approves the EBIT margin levels that are required to earn the target payout at the beginning of each year. These levels are generally tied to our annual operating budgets. Our annual budgeting process produces aggressive goals which are considered to have a reasonable chance of being met through strong operating performance. We use EBIT margin performance factors to encourage and reward profitability on a Total Company and/or Divisional or Business Unit basis.

        We have determined that the Annual Incentive Award EBIT margin targets and their basis for computation involve confidential financial information and that disclosure could result in competitive harm to the Company. Therefore, we have not disclosed these targets within this CD&A and proxy statement.

        The following table, which shows the five-year payout history under the Annual Incentive awards for our Total Company measure, provides an indication of the difficulty in meeting the performance goals. The

2003 payout percentage of 70% includes a discretionary 20% reduction in payout percentage as allowed by the Plan.

Year	Earned Payout As A Percentage Of Target
2007	0%
2006	113%
2005	45%
2004	136%
2003	70%

        Under the Omnibus Incentive Plan, the Committee reserves the discretion to reduce, but not increase, the final payouts to executive officers. During 2006, the Committee authorized final payouts based on the achieved sales growth and EBIT margin performance, without reduction. In 2007, no annual incentive awards were earned by the Named Executive Officers because threshold EBIT margins were not attained.

        With a clear relationship between financial results and payouts, our Annual Incentive Awards program helps us link our executive officer compensation levels to achieved business results. As a market-based program, it also helps us attract, motivate and retain quality leaders. Finally, the design of the shareholder-approved Omnibus Incentive Plan and the Annual Incentive Awards made thereunder helps ensure the tax deductibility of the Annual Incentive Awards earned in 2006.

Long-Term Incentive Awards

        We provide Long-Term Incentive Awards to our CEO and executive officers. The Omnibus Incentive Plan sets forth the terms and conditions under which our Long-Term Incentive Awards are made. The Company's established practice is to make Long-Term Incentive Award grants once each year, at the time of its regularly scheduled first quarter Compensation Committee meeting. The Omnibus Incentive Plan allows for a variety of forms of Long-Term Incentive Awards (e.g., Stock Options, Performance Units, Restricted Stock). The Omnibus Incentive Plan also provides for a variety of performance measures for performance-based Long-Term Incentive Awards (e.g., Return on Sales, Return on Net Assets, Total Shareholder Return).

        In 2007, consistent with past practice, the Committee determined that the Long-Term Incentive Awards would be made 100% in the form of Performance Units. In addition, the Committee determined that average Return on Net Assets (RONA) over a three-year performance period would be the performance measure used for the Long-Term Incentive Awards. The three-year performance period promotes performance over a reasonable timeframe and builds an employee retention component into the Long-Term Incentive Awards.

        We use RONA as the performance measure because we view this metric over an extended period of time to be an important driver in shareholder value creation. The Committee set a three-year target for average RONA considering the Company's expected performance throughout the economic cycle and considering median RONA performance compiled by Hewitt for similarly sized companies in the Industrial Machinery sector.

        Beginning in 2007, a sales growth modifier was added to the Long-Term Incentive Plan's performance targets to encourage long-term growth in addition to profitability. Depending upon the average sales growth over the three-year performance period, the earned payout under the 2007 performance unit grant can be increased by up to 20%.

        Actual payouts under the 2007 Long-Term Incentive Award grants can range from 46% to 156% of target, depending upon achieved average RONA and sales growth over the three-year performance period.

Below certain minimum average RONA thresholds, no payout will be made under the Long-Term Incentive Awards.

        The RONA thresholds, targets and maximums, along with the corresponding payout levels, are as follows:

	Grant Year	Threshold		Target		Maximum
RONA Targets	2007 2006 2005	10 8 11	% % %	14 14 15	% % %	16 16 17	% % %
Performance Unit Payout %	2007 2006 2005	46 25 50	% % %	90 100 100	% % %	130 200 200	%** % %

**
For the 2007 grant year, the earned payout based on RONA performance may be increased by a sales growth modifier of 10% to 20% depending upon the Company's average sales growth over the three-year performance period. The 10% and 20% sales growth modifiers result from three-year average sales growth of 5% and 15%, respectively. Between 5% and 15% sales growth, the modifier increases on a linear basis. With the sales growth modifier, the maximum payout under the 2007 performance unit grant is 156% (130% × 120% sales growth modifier)

        The Committee determines the target percentage of a participant's base salary for Long-Term Incentive Award purposes each year, without consideration of prior awards, based on a review of market survey information for similar positions in comparable companies and based on internal equity.

        For 2007 the Long Term Incentive Plan target award level, expressed as a percentage of adjusted base salary, for each of our Named Executive Officers was 125%. The only exception is Mr. Lyhne, whose target award level as a percentage of adjusted base salary was 80%. Adjusted base salary for this purpose equals the beginning of the year base salary plus 3%, as an approximation for the full-year base salary after merit pay increases which occur in April.

        The target number of performance units granted to each participant is determined by dividing the dollar value of the participant's Long-Term Incentive target by the average closing price of the Company's shares during the fourth quarter of the preceding year.

        For example, Mr. Anderson was granted 26,025 performance units in 2007, determined as follows:

    # performance units = Base Salary × 103% × Target % / 4th Quarter Avg Share Price
    # performance units = $577,500 × 103% × 125% / $28.57
    # performance units = 26,025

        Dividend equivalents on outstanding Performance Units are paid at the same time and at the same rate as dividends declared by the Company's Board of Directors on its common stock. During the performance period, the dividend equivalents are paid based on the target number of Performance Units held by each participant. By tying the payment of dividend equivalents into the Company's common stock dividends, the participants have incentive to focus on cash flow measures that drive shareholder value and returns.

        To promote share ownership, the Committee generally requires that earned Performance Units under the Long-Term Incentive Awards program be paid to participants 100% in shares of Company stock, with a number of shares withheld from the payout equal to the value needed to cover the Company's minimum statutory tax withholding requirements. By direction of the Committee, earned Performance Units from the 2007 Performance Unit grant for three of our Named Executive Officers, Messrs. Anderson, Wilcox and Kittel, are to be paid out 100% in cash. The Committee determined that Messrs. Anderson, Wilcox and Kittel had significant levels of Company stock ownership, ranging from approximately 5 times to 15 times their annual base salaries.

        The Performance Unit Award Agreements generally provide for automatic forfeiture upon a termination from service prior to the end of the performance period and/or the payout date. Mr. Wilcox's outstanding Performance Unit Awards granted in 2005, 2006 and 2007 were forfeited upon his termination from service in August of 2007.

        The Performance Unit Award Agreements provided under our Long-Term Incentive Awards program discussed above provide for pro-rata, post-employment payouts of earned Performance Units under the following situations:

  •
  Retirement at full, normal retirement age

  •
  Death

  •
  Disability

        Mr. Anderson's Performance Unit Award Agreements were modified in 2007 to allow for a full payout at target levels in the event that his employment is terminated, other than by the Company for Cause or by Mr. Anderson without Good Reason (with the terms "Cause" and "Good Reason" as defined in Mr. Anderson's employment agreement). These amendments were made in order to provide an extra retention incentive for Mr. Anderson in his role as CEO.

        The Long-Term Incentive Awards are subject to immediate vesting and payout, at the target level, upon a Change In Control of the Company, as defined in the Omnibus Incentive Plan.

        Under the Omnibus Incentive Plan, the Company has the right to seek a reimbursement of amounts previously paid to any Participant who engaged in misconduct or was aware of and failed to report misconduct when such misconduct leads to a restatement of financial earnings. The Company also has certain automatic forfeiture rights under Section 304 of the Sarbanes-Oxley Act of 2002. In 2005, Performance Units were granted to participants, including the Named Executive Officers, under the Sauer-Danfoss Inc. 1998 Long-Term Incentive Plan. The 1998 Long-Term Incentive Plan was a predecessor to the Omnibus Incentive Plan and contains features similar to those described above.

        The 2005 Performance Unit grants were subject to a three-year performance period and provided for a payout from 50% to 200% of the target number of Performance Units granted. Based on achieved average RONA performance of 11.6% for the three-year period ended December 31, 2007, the 2005 Performance Units were paid out at 57.5% upon completion of the Company's financial audit in February of 2008. Generally, each earned Performance Unit equates to one share of Sauer-Danfoss Inc. stock. An analysis of the target number of Performance Units granted, along with actual earned Performance Units for each of the Named Executive Officers, is as follows:

	Target # Performance Units	Payout Percentage	Earned Performance Units
David J. Anderson	35,202	57.5%	20,241
Karl J. Schmidt	18,395	57.5%	10,577
Hans J. Cornett	16,292	57.5%	9,368
Thomas K. Kittel	11,132	57.5%	6,401
Wolfgang Schramm	None	—	None
James R. Wilcox	Forfeited	—	Forfeited
Finn Lyhne	10,702	57.5%	6,154

        Details concerning the value of the earned payouts under the 2005 Performance Unit Award Agreements for each of the Named Executive Officers can be found in the Outstanding Equity Awards At Fiscal Year-End Table appearing later in this proxy statement.

        At the time of his hiring in April 2007, Wolfgang Schramm was granted 10,000 shares of restricted stock under the Company's Omnibus Incentive Plan. The restricted shares vest 50% on his one-year service anniversary (April 2008) and 50% on his two-year service anniversary (April 2009). The restricted share issuance to Mr. Schramm served as a recruiting measure and as a short-term retention measure. The restricted share issuance bridges the period from Mr. Schramm's hire date until he is eligible to receive any earned payouts under the Company's 2007 Performance Unit Award Agreement at the end of calendar year 2009.

        With a clear relationship between financial results and payouts, our Long-Term Incentive Awards program helps us tie our executive compensation levels to achieved business results. As an equity-based program, it also ties our executive compensation levels into returns earned by our shareholders. As a market-based program, it also helps us attract, motivate and retain quality leaders. Finally, the design of the shareholder-approved Omnibus Incentive Plan and Long-Term Incentive Awards granted thereunder helps ensure the tax deductibility of Long-Term Incentive Awards ultimately paid out.

Retirement & Savings Plans

        The Retirement & Savings Plans in which our executive officers participate consist of the following:

  •
  Local Pension and/or 401(k) Savings Plans

  •
  Supplemental Retirement and/or Savings Plans

  •
  Elective Deferred Compensation Plans for Cash Compensation

  •
  Elective Deferred Compensation Plans for Long-Term Incentive Compensation

        Our Local Pension and/or 401(k) Savings Plans are made available to all eligible employees, including the Named Executive Officers, and vary by country. Our Named Executive Officers generally participate in their country-specific Local Pension and/or 401(k) Savings Plans on the same terms and conditions made available to all other participants in the respective plans. Our Local Pension Plans are described in further detail in the Pension Benefits Table and narrative beginning on page II-32.

        Our Supplemental Retirement and/or Savings Plans are made available to those U.S. officers and employees whose annual compensation exceeds certain limits imposed by the IRS and whose retirement benefits under the Local Pension and/or 401(k) Savings Plans are limited as a result. The Supplemental Retirement and/or Savings Plans operate to replace the retirement benefits that would be lost as a result of the IRS limits. Messrs. Anderson, Schmidt, Wilcox, and Cornett participate in the Supplemental Retirement and/or Savings Plans.

        Our Local Pension and/or 401(k) Savings Plan benefits and our Supplemental Retirement and/or Savings Plan benefits are determined primarily by considering base salary. Payouts under the Annual Incentive Plan Awards or the Long-Term Incentive Plan Awards generally do not impact the amount a participant will receive under these plans. As a Danish employee, Mr. Lyhne received Company contributions into his Local Danish Retirement Plan based on the value of both his base salary and incentive plan award payouts. This is consistent with the treatment of all other Danish employees who participate in the Company's incentive plans.

        The Elective Deferred Compensation Plans for Cash Compensation are made available to U.S. Vice Presidents and executive officers as a means to allow them to save, on a tax-deferred basis, all or a portion of their annual cash compensation (Base Salary and Annual Incentive Award). Deferred compensation under these plans represents an unfunded, unsecured liability of the Company. During the deferral period, participants' deferred compensation accounts are credited with a variable earnings credit that is tied to ten-year U.S. treasury yields and a credit risk spread based on the Company's credit profile. Messrs. Anderson and Wilcox have elected to participate in the Elective Deferred Compensation Plans for Cash Compensation.

        The Elective Deferred Compensation Plan for Long-Term Incentive Compensation has been made available to Messrs. Anderson, Schmidt, Wilcox and Cornett as a means to allow them to defer the receipt of their payouts under the Company's Long-Term Incentive Awards program. The determination of whether to extend the invitation to participate is made by the Committee on a grant-by-grant basis and depends, in part, on the Company's exposure to compensation deduction limitations under Internal Revenue Code Section 162(m). During the deferral period, the deferred compensation retains its original form (i.e., Performance Units). At the end of the deferral period, the deferred Performance Units are paid in the same form, shares or cash, as originally determined by the Committee. During the deferral period, dividend equivalents earned on the deferred Performance Units are also deferred and represent an unfunded, unsecured liability of the Company. During the deferral period, the deferred dividend equivalent accounts are credited with a variable earnings credit that is tied to ten-year U.S. treasury yields and a credit risk spread based on the Company's credit profile. Messrs. Anderson, Wilcox and Schmidt have elected to participate in the Elective Deferred Compensation Plan for Long-Term Incentive Compensation.

        Executives participating in the Elective Deferred Compensation Plan for Long-Term Incentive Compensation can experience adverse capital gains tax consequences if the Company's share value declines during the deferral period. A decline in share value during the deferral period causes the net shares received by the participant, after payroll tax withholding, to have a lower tax basis. A later sale of these lower tax basis shares results in a greater capital gain or lower taxable loss than would have resulted had the shares not been deferred. The Committee has agreed to make a capital gains tax protection payment to participants if their deferred Performance Units are paid out at a time when the shares are lower in value than on the date when the Performance Units would have originally been paid, based on a fixed formula. As of December 31, 2007, the potential tax basis protection payouts to Messrs. Wilcox and Schmidt would total $108,376 and $57,270, respectively, based on the December 31, 2007 closing share price of $25.05. The actual tax basis protection payouts, if any, will depend upon the share price on the date that deferred performance units are paid out.

        The Supplemental Retirement and/or Savings Plans and the Elective Deferred Compensation Plans are described in further detail in the Nonqualified Deferred Compensation Table and narrative beginning on page II-34.

        Based on observed market practices, we believe our Retirement & Savings Plans are comparable to those found in the marketplace for senior executives. These plans help us attract, motivate and retain quality leaders. In addition, the elective deferred compensation programs can help ensure the corporate tax deductibility of compensation in years when an executive's compensation might otherwise exceed the tax deductible compensation limits of Internal Revenue Code Section 162(m).

Additional Cash Compensation and Perquisites

        We provide a few additional elements of cash compensation and/or perquisites to our executives. These elements include:

  •
  Automobile Allowances and/or Company Cars

  •
  Relocation Stipend and/or Relocation Expenses

  •
  Paid Time Off (PTO) Sell Back

  •
  Spousal Travel

        Automobile allowances are paid to Messrs. Anderson, Schmidt, Cornett and Schramm, and were paid to Mr. Wilcox prior to his termination, in lieu of providing company cars for their use. As European-based officers, Mr. Kittel and Mr. Lyhne are each provided a company car for business and personal use. Automobile allowances or allowing the use of a company car are common in the market for senior executives and are used by us to attract, motivate and retain quality leaders.

        The relocation stipend paid to Messrs. Anderson, Wilcox, Schmidt and Cornett was put in place at the time they relocated to our Lincolnshire, Illinois office. The Compensation Committee determined that the executives should be given a stipend to assist them with the higher cost of housing in the Chicago area. The stipends have a limited term (60 months) and ended in August 2006 for Mr. Cornett, April 2007 for Mr. Wilcox, May 2007 for Mr. Anderson and will end in August 2008 for Mr. Schmidt.

        Mr. Schramm, as a recent new hire, and Mr. Lyhne, due to a transfer of roles, both received relocation assistance from the Company during 2007. The full cost of any such relocation assistance has been included in the Other Compensation Column of the Summary Compensation Table.

        The Company's Paid Time Off (PTO) plan allows US employees, including officers, to sell back up to 80 hours of paid time off (i.e. vacation) per year. This may be preferable for employees who are nearing their maximum PTO accrual and would otherwise begin to lose the value of their full PTO benefit. Hans Cornett utilized the PTO sell-back option in 2007. The resulting cash payment to him has been included in the Other Compensation Column of the Summary Compensation Table.

        Similarly, departing employees are able to receive a cash payout of their remaining PTO accrual balance upon their termination of employment. Mr. Wilcox received such a payout upon his termination from service in August of 2007. The cash payment to him has been included in the Other Compensation Column of the Summary Compensation Table.

        Due to a high frequency of international travel, we allow spouses to accompany executives on up to two international trips per year. The Company pays coach class airfare for any such spousal trips. The executive is responsible for any income taxes resulting from such Company-paid spousal trips.

Other Potential Post-Employment Compensation

        The Company has Employment Agreements in place with its executive officers, including all of the Named Executive Officers that provide the potential for post-employment compensation in certain instances (i.e., triggers). The triggers that would provide for post-employment compensation are as follows:

  •
  Termination Due to Death or Disability

  •
  Termination By The Company Without Cause

  •
  Termination By The Executive With Good Reason

  •
  Change in Control of the Company and Termination by the Company Without Cause or by the Executive With Good Reason Within Two Years following the Change in Control

        Based on observed market practices, the triggers identified above, which can lead to post-employment compensation, are comparable to those found in the marketplace for CEOs and other senior executives.

        The material terms of the Employment Agreements, including the provisions relating to potential post-employment compensation, are discussed in detail in the Potential Payments Upon Termination or Change in Control section beginning on page II-37.

        In July of 2007, the Company notified Mr. Wilcox of its intent to invoke the Termination Without Cause provisions within his employment agreement. After the requisite 30-day notification period, Mr. Wilcox's employment ended.

        As a result of this Termination Without Cause, Mr. Wilcox was paid or provided the following amounts pursuant to his employment agreement:

  •
  $55,199—Accrued Paid Time Off at Termination Date

  •
  $157,150—Pro-Rata Annual Incentive For 2007

  •
  $1,077,600—Lump Sum Payment = 1 1/2 Times Base Salary & Annual Incentive Target

  •
  Medical Plan Continuation At No Additional Cost For 12 Months

  •
  Outplacement Services—Up To $20,000 Value

        The first three items listed above were paid to Mr. Wilcox in 2007 and are included in the All Other Compensation column of the Summary Compensation Table on page II-26.

        In February of 2008, the Company and Mr. Lyhne mutually agreed to terms of employment termination as provided for in his employment agreement. Mr. Lyhne was released from his duties as of February 22, 2008 and, in accordance with Danish employment law, his employment shall end on August 31, 2008.

        Amounts payable in 2008 as a result of Mr. Lyhne's employment termination are documented in the discussion of Potential Payments Upon Termination or Change in Control beginning on page II-37.

Stock Ownership Guidelines

        The Company has no formal stock ownership guidelines due, in part, to the closely-held nature of the Company. The Committee strongly encourages share ownership among the senior executives and monitors such share ownership on an annual basis.

Financial Accounting and Tax Impacts of Executive Compensation Program

        Internal Revenue Code ("IRC") Section 162(m) limits U.S. and state tax deductions for compensation in excess of $1,000,000 paid to the CEO and to the other Named Executive Officers during any taxable year.

        The Company's Omnibus Incentive Plan has been designed to meet the qualifying criteria for the performance-based compensation exception to IRC Section 162(m). Incentive awards granted under the Omnibus Incentive Plan are designed to be fully deductible for U.S. and state tax purposes.

        The Company's 1998 Long-Term Incentive Plan does not currently meet all the criteria for the performance-based compensation exception to IRC Section 162(m). Therefore, the value of Performance Units to be paid out in February of 2008 with respect to the 2005 performance unit grant may not be fully tax deductible.

        The cash-based elements of our executive compensation program, including Base Salary and Annual Incentive Awards, are treated as a financial statement expense in the year incurred. The Long-Term Incentive Awards are accounted for pursuant to the Rules of Financial Accounting Standard 123R with financial statement expense recognized over the three-year performance period.

Compensation Committee Interlocks and Insider Participation

        The Committee's members during 2007 were Johannes F. Kirchhoff, F. Joseph Loughrey, and Steven H. Wood, none of whom is or has ever been an officer or employee of the Company. Johannes F. Kirchhoff and members of his family are owners of FAUN Umwelttechnik GmbH & Co. KG, which purchased products from the Company in 2007 for an aggregate purchase price of approximately $1.7 million.

Compensation Committee Report

        The information contained in the following report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management and, based on the review and discussion, has recommended to the Board that the CD&A be included in the Company's Proxy Statement and be incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:
Johannes F. Kirchhoff, Chairman F. Joseph Loughrey Steven H. Wood

March 12, 2008

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards (2)($)	Non-Equity Incentive Plan Compensation (3)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)($)	All Other Compensation (5)($)	Total ($)
David J. Anderson President & Chief Executive Officer	2007 2006	608,279 570,625	459,386 832,922	0 386,525	279,002 196,410	64,313 96,667	1,410,980 2,083,249
Karl J. Schmidt Executive Vice President & Chief Financial Officer	2007 2006	313,038 296,850	303,763 410,497	0 201,100	5,528 5,058	45,832 81,583	668,161 995,088
Hans J. Cornett Executive Vice President & Chief Marketing Officer	2007 2006	301,942 277,387	283,714 372,294	0 187,672	5,623 5,158	36,275 64,496	627,554 907,007
Thomas K. Kittel(1) Executive Vice President & President Propel Division	2007 2006	341,979 281,360	177,531 249,614	0 136,098	0 39,696	49,760 39,575	569,270 746,343
Wolfgang Schramm Executive Vice President & President Controls Division	2007	214,615	216,565	0	1,154	37,982	470,316
James R. Wilcox Former Executive Vice President & President Work Function Division	2007 2006	279,725 428,375	(474,817 645,067)	0 290,223	18,412 11,619	1,335,117 99,785	1,158,437 1,475,069
Finn Lyhne(1) Former Vice President Electric Drives	2007	274,722	164,772	0	0	103,673	543,167

Footnotes To Summary Compensation Table

(1)
Compensation items earned by Mr. Kittel and Mr. Lyhne were valued in Euros and Danish Kroner, respectively, and were converted to U.S. dollars for this table using a weighted average annual exchange rate for 2006 and 2007.

(2)
These amounts represent the financial statement expense under FAS 123R of the Performance Units held by each Named Executive Officer. Further information concerning the Company's accounting for Performance Units under FAS 123R can be found in footnote number 13 to its consolidated financial statements filed as part of its Form 10-K for the year ended December 31, 2007.

(3)
These amounts were earned as a result of the achievement of the specific performance criteria under the Annual Incentive Plan in 2006.

(4)
These amounts represent the aggregate increase in the actuarial present value of all defined benefits and actuarial plans, including supplemental plans, accrued during the year plus above-market earnings on nonqualified deferred compensation, using 120% of the applicable federal long-term rate as the basis for market earnings. The amounts are detailed as follows:

Name	Year	Change In Value Of German Pension Plan ($)	Change In Value Of US Qualified Retirement Plan ($)	Change In Value Of US Nonqualified Retirement Plan ($)	Above- Market Earnings On Nonqualified Deferred Compensation ($)	Total ($)
David J. Anderson	2007 2006	0 0	74,763 67,185	191,923 118,426	12,316 10,799	279,002 196,410
Karl J. Schmidt	2007 2006	0 0	5,504 5,058	0 0	24 0	5,528 5,058
Hans J. Cornett	2007 2006	0 0	5,623 5,158	0 0	0 0	5,623 5,158
Thomas K. Kittel	2007 2006	0 39,696	0 0	0 0	0 0	0 39,696
Wolfgang Schramm	2007	0	1,154	0	0	1,154
James R. Wilcox	2007 2006	0 0	16,329 11,093	0 0	2,083 526	18,412 11,619
Finn Lyhne	2007	0	0	0	0	0

The actuarial present value of Mr. Kittel's German pension plan benefit declined by $27,511 in 2007, due to a 1% increase in the discount rate used to determine the present value. In accordance with SEC disclosure rules, the Company is not reporting this decrease in the Summary Compensation Table.

(5)
The All Other Compensation amounts represent the following amounts and are explained in greater detail in the Additional Cash Compensation and Perquisites section of the CD&A:

Name	Year	Dividend Equivalent Paid On Outstanding Performance Units ($)	Relocation Stipend Or Relocation Costs ($)	Auto Allowance Or Value Of Company Car ($)	Post Termination Compensation ($)	Company Contributions To 401(k) Plan and to Supplemental Retirement Plans ($)	Other Perquisites ($)	Total ($)
David J. Anderson	2007 2006	45,668 68,748	5,625 13,500	12,720 12,720	0 0	0 0	300 1,699	64,313 96,667
Karl J. Schmidt	2007 2006	0 36,547	18,920 18,920	12,720 12,720	0 0	14,192 13,396	0 0	45,832 81,583
Hans J. Cornett	2007 2006	0 33,091	0 4,800	12,720 12,720	0 0	13,523 12,208	10,032 1,677	36,275 64,496
Thomas K. Kittel	2007 2006	17,896 20,851	0 0	22,667 16,632	0 0	6,814 0	2,383 2,092	49,760 39,575
Wolfgang Schramm	2007	0	19,661	9,563	0	2,308	6,450	37,982
James R. Wilcox	2007 2006	17,101 52,930	3,630 10,890	8,480 12,720	1,234,750 0	12,783 21,283	58,373 1,962	1,335,117 99,785
Finn Lyhne	2007	0	21,105	27,729	0	52,077	2,762	103,673
For
2006, the dividend equivalents on all outstanding Performance Units were expensed by the Company as paid and are therefore reflected in the dividend equivalents column above. Beginning in 2007 for Performance Units to be paid in shares, the value of future dividend equivalents is included in the grant date fair market value for FAS 123R reporting and is, therefore, reflected in Stock Awards column of the Summary Compensation Table. Continuing in 2007 for Performance Units to be paid out in cash to Messrs. Anderson, Kittel and Wilcox, the dividend equivalents are expensed as paid and reflected in the dividend equivalents column above.

The
value of Mr. Kittel's and Mr. Lyhne's company cars are based on the annual operating costs to the Company. Other perquisites include spousal travel, airline club fees, insurance premiums, and paid time off (PTO) accruals paid in cash.

GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David J. Anderson	March 20, 2007				11,972	26,025	40,599	812,761
David J. Anderson	March 20, 2007	136,428	545,712	1,091,424
Karl J. Schmidt	March 20, 2007				6,219	13,519	21,090	422,198
Karl J. Schmidt	March 20, 2007	46,731	186,923	373,486
Hans J. Cornett	March 20, 2007				5,908	12,843	20,035	401,087
Hans J. Cornett	March 20, 2007	45,058	180,231	360,462
Thomas K. Kittel	March 20, 2007				6,455	14,032	21,890	438,219
Thomas K. Kittel	March 20, 2007	51,297	205,187	410,374
Wolfgang Schramm	April 16, 2007				—	10,000	—	313,300
Wolfgang Schramm	April 16, 2007				6,038	13,126	20,477	411,238
Wolfgang Schramm	April 16, 2007	31,154	124,615	249,230
James R. Wilcox (2)	March 20, 2007				8,966	19,491	30,406	608,704
James R. Wilcox (2)	March 20, 2007	66,779	267,115	534,230
Finn Lyhne	March 20, 2007				3,436	7,470	11,653	233,288
Finn Lyhne	March 20, 2007	17,170	68,681	137,362

Footnote to Grants of Plan-Based Awards Table

(1)
The award grants presented in the above table were made under the Company's Omnibus Incentive Plan. The Compensation Committee awarded these grants at its regularly scheduled meeting on March 20, 2007. The Compensation Committee approved Mr. Schramm's grants on this date as well, but with the actual issuance to be delayed until his employment starting date of April 16, 2007. The grant date fair value of the stock awards equals the target number of Performance Units or Restricted Shares multiplied by the Company's closing share price of $31.23 and $31.33 on March 20, 2007 and April 15, 2007, as appropriate.

(2)
Mr. Wilcox's awards under both the Non-Equity Incentive Plan and the Equity Incentive Plan were forfeited upon his termination from service, as discussed more fully in the CD&A and the following Narrative.

SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS NARRATIVE

        Each of the Named Executive Officers has an Employment Agreement with Sauer-Danfoss Inc. which details, among other things, the components of such officer's compensation. The Employment Agreements for the Named Executive Officers, other than Mr. Schramm, were entered into in December of 2002 and continue in effect until termination of employment. Mr. Schramm's Employment Agreement was entered into on April 16, 2007 and contains a two-year term, automatically renewable in the absence of written notice by either party. Rights of the officers to certain post-employment compensation under the terms of the Employment Agreements are discussed in the Potential Payments upon Termination or Change in Control section beginning on page II-37.

        The officer Employment Agreements provide for base salary levels, which increase under the Company's annual salary review process, as described in the CD&A. Once increased, the Employment Agreements indicate that an officer's base salary cannot be decreased without the officer's consent, unless as part of a blanket decrease to the base salaries of all officers.

Stock Awards

        The Named Executive Officers have outstanding Performance Unit grants from 2005 under the Company's 1998 Long-Term Incentive Plan and from 2006 and 2007 under the Company's Omnibus Incentive Plan. In addition, Mr. Schramm has 10,000 Restricted Shares awarded under the Company's Omnibus Incentive Plan at the time of his hiring. The target numbers of Performance Units and Restricted Shares outstanding are detailed later in the Outstanding Equity Awards At Fiscal Year-End Table.

        The performance unit award agreements call for the payout of Performance Units based on average Return on Net Asset (RONA) performance over a three-year performance period. The Performance Unit awards generally allow for a percentage payout of the target number of Units, depending upon RONA performance. Below established RONA thresholds, there is no payout under the Performance Unit awards. Beginning in 2007, a sales growth modifier was added to the performance measurements for purposes of determining earned Performance Unit payouts.

        The Performance Unit award agreements include forfeiture upon termination of service from the Company prior to payment, except terminations due to Retirement, Disability or Death, in which case pro-rated payouts will be made, based on final RONA performance. The Compensation Committee can make exceptions to the automatic forfeiture provisions, in its sole discretion. Mr. Wilcox's outstanding Performance Unit awards were forfeited upon his termination from service.

        The performance unit award agreements also call for a payout, at target levels, of Performance Units in the event of a Change in Control of the Company, as defined in the agreements.

        By decision of the Compensation Committee, earned Performance Units are payable in shares of Company stock, with a number of shares withheld to cover the Company's minimum statutory tax withholding requirements. Earned Performance Units under the 2006 and 2007 award agreements for Messrs. Anderson and Kittel are payable in cash, based on the Company's closing share price on December 31, 2008 and December 31, 2009, respectively.

        The performance unit awards allow for the payment of dividend equivalents, as declared by the Company's Board of Directors. The practice of the Board has been to authorize the payment of dividend equivalents, based on the number of target Performance Units held, at the same time and at the same rate as dividends declared on the Company's common stock.

Non-Equity Incentive Compensation

        The Non-Equity Incentive Compensation represents amounts granted to and earned by the Named Executive Officers under the Company's Annual Incentive Award program. The Annual Incentive Award program is performance-based and is tied to the Company's performance against pre-determined targets for Earnings Before Interest & Taxes (EBIT) margins.

        Annual Incentive Award payouts are based on a range of 25% to 200% of pre-established payout targets depending upon EBIT margin performance. Below certain minimum threshold EBIT margin levels, there is no payout under the Annual Incentive Award program.

        Mr. Wilcox's 2007 Annual Incentive Award was forfeited upon his termination from service. However, he did receive a Pro-Rata Annual Incentive Payout under the terms of his Employment Agreement.

        In 2007, base salary made up roughly 43%, 47%, 48%, 60%, 46%, 24% and 51% of the Total Compensation for Messrs. Anderson, Schmidt, Cornett, Kittel, Schramm, Wilcox and Lyhne, respectively. Also in 2007, performance-based stock awards and non-equity incentive plan grants made up roughly 33%, 46%, 45%, 31%, 46%, and 30% of the Total Compensation for Messrs. Anderson, Schmidt, Cornett, Kittel, Schramm, and Lyhne, respectively.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David J. Anderson(1)	20,241	507,037
David J. Anderson(2)			37,403	936,945
David J. Anderson(3)			26,025	651,926
Karl J. Schmidt(1)	10,577	264,954
Karl J. Schmidt(2)			19,430	486,722
Karl J. Schmidt(3)			13,519	338,651
Hans J. Cornett(1)	9,368	234,668
Hans J. Cornett(2)			18,459	462,398
Hans J. Cornett(3)			12,843	321,717
Thomas K. Kittel(1)	6,401	160,345
Thomas K. Kittel(2)			10,824	271,141
Thomas K. Kittel(3)			14,032	351,502
Wolfgang Schramm(3)			13,126	328,806
Wolfgang Schramm(4)			5,000	125,250
Wolfgang Schramm(5)			5,000	125,250
Finn Lyhne(1)	6,154	154,158
Finn Lyhne(2)(6)			9,899	247,970
Finn Lyhne(3)(6)			7,470	187,124

Footnotes To Outstanding Equity Awards At Fiscal Year-End Table

(1)
2005 Performance Unit Awards granted on February 22, 2005, with a Performance Period from January 1, 2005 through December 31, 2007. Based upon achieved RONA performance and subject to Compensation Committee approval, the Named Executive Officers have earned a payout under these awards equal to 57.5% of target. These earned Performance Units fully vested on the payout date of March 3, 2008. The value reflected above is based on the closing share price of $25.05 as of December 31, 2007; actual value will be based on the closing share price as of February 29, 2008.

(2)
2006 Performance Unit Awards granted on June 1, 2006, with a Performance Period from January 1, 2006 through December 31, 2008. These amounts represent the target number of units for each Named Executive Officer and the value of those units based on a per share value of $25.05 as of December 31, 2007. Actual earned Performance Units will fully vest on the payout date in February of 2009.

(3)
2007 Performance Unit Awards granted on March 20, 2007 (April 16, 2007 for Mr. Schramm), with a Performance Period from January 1, 2007 through December 31, 2009. These amounts represent the target number of units for each Named Executive Officer and the value of those units based on a per share value of $25.05 as of December 31, 2007. Actual earned Performance Units will fully vest on the payout date in February of 2010.

(4)
Restricted Shares granted on April 16, 2007 to Mr. Schramm. These Restricted Shares will vest on April 16, 2008, the one-year anniversary of his hire date. The value of the Restricted Shares reflected above is based on the closing share price of $25.05 as of December 31, 2007.

(5)
Restricted Shares granted on April 16, 2007 to Mr. Schramm. These Restricted Shares will vest on April 16, 2009, the two-year anniversary of his hire date. The value of the Restricted Shares reflected above is based on the closing share price of $25.05 as of December 31, 2007.

(6)
Mr. Lyhne forfeited his 2006 and 2007 Performance Unit Awards upon his termination from employment in 2008.

OPTION EXERCISES AND STOCK VESTED TABLE

	Stock Awards
Name of Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
David J. Anderson	79,753	2,946,076
Karl J. Schmidt(2)	43,865	1,620,373
Hans J. Cornett	38,760	1,431,794
Thomas K. Kittel	24,311	898,048
James R. Wilcox(3)	63,802	2,356,846
Finn Lyhne	23,706	875,700

Footnotes To Option Exercises and Stock Vested Table

(1)
The amounts and values reflected above represent earned Performance Units under the 2004 Performance Unit Awards granted on February 25, 2004, with a Performance Period from January 1, 2004 through December 31, 2006. Based upon achieved RONA performance, the Named Executive Officers listed above earned a payout under these awards equal to 190% of target. These earned Performance Units fully vested on the payout date of February 28, 2007. The value reflected is based on the per share value of $36.94 on the payout date.

(2)
Mr. Schmidt elected to defer the payout of 26,703 Performance Units with a value on February 28, 2007 of $986,409. Mr. Schmidt has elected to receive the payout of the Performance Units in a lump sum on April 3, 2009. Dividend equivalents will be paid on the Deferred Performance Units during the period of deferral. In the event that the share price declines during the deferral period, Mr. Schmidt will receive a tax protection payment as described in the CD&A. Deferred amounts are reflected in the Nonqualified Deferred Compensation Table later in this proxy statement.

(3)
Mr. Wilcox elected to defer the payout of 50,532 Performance Units with a value on February 28, 2007 of $1,866,652. Mr. Wilcox has elected to receive the payout of the Performance Units over a ten-year period, beginning on the date that is six months from his termination from service date. Dividend equivalents will be paid on the Deferred Performance Units during the period of deferral. In the event that the share price declines during the deferral period, Mr. Wilcox will receive a tax protection payment as described in the CD&A. Deferred amounts are reflected in the Nonqualified Deferred Compensation Table later in this proxy statement.

PENSION BENEFITS TABLE

Name	Plan name	Number of years of credited service (#)	Present Value of Accumulated Benefit ($)
David J. Anderson	Sauer-Danfoss Employees' Retirement Plan Sauer-Danfoss Supplemental Retirement Plan	23.4 23.4	625,806 1,089,703
Karl J. Schmidt	Sauer-Danfoss Employees' Retirement Plan	6.0	25,579
Hans J. Cornett	Sauer-Danfoss Employees' Retirement Plan	6.2	28,091
Thomas K. Kittel	German Company Pension Scheme	19.9	243,609
Wolfgang Schramm	Sauer-Danfoss Employees' Retirement Plan	0.7	1,154
James R. Wilcox	Sauer-Danfoss Employees' Retirement Plan	14.4	199,937

PENSION BENEFITS NARRATIVE

Sauer-Danfoss Employees' Retirement Plan

        The Pension Benefits table above details the present value of the accumulated retirement benefits accrued by Messrs. Anderson, Schmidt, Cornett, Schramm and Wilcox under the Sauer-Danfoss Employees' Retirement Plan (the "U.S. Retirement Plan"). The amounts shown represent the retirement annuities that each of them would be eligible to receive at normal retirement age (65), based on years of service through December 31, 2007, discounted to a December 31, 2007 present value using a discount rate of 6.5%.

        The U.S. Retirement Plan is a defined benefit pension plan intended to be qualified under Section 401(a) of the Internal Revenue Code. Under the U.S. Retirement Plan, participants accrue retirement benefits over time using either a final average pay formula or a cash balance formula. The final average pay formula is available only to participants who were hired prior to October 2, 2000 and who did not make a one-time election to switch to the cash balance formula. All other participants accrue benefits under the cash balance formula.

        Under the final average pay formula, a participant's retirement benefit at normal retirement date, age 65, will be based on (i) the average of the participant's highest consecutive five-year annual earnings, (ii) the number of years of participation in the plan and (iii) a reduction/offset for Social Security benefits. Under the terms of the plan, the average annual earnings will be multiplied by 2% for each year of participation, up to a maximum of 30 years or 60%, to determine the annual pension amount. The annual pension amount is converted to a monthly annuity. Depending upon hire date, participants may choose from a variety of payment options, including ordinary life annuities, joint and survivor annuities and ordinary life annuities with guaranteed term certain provisions. The portion of a final average pay benefit accrued prior to December 31, 1990 can, at the election of the participant, be paid out in a lump sum.

        Under the cash balance formula, participants are provided an annual credit, equal to 2% of eligible pay, to their cash balance accounts. The cumulative account balances earn annual interest credits, tied to the one-year treasury bill rate. At the normal retirement date, age 65, the accumulated cash balance is converted into a monthly annuity for payment and is paid out as either a single-life annuity or as a joint and survivor annuity.

        For both the final average pay formula and the cash balance formula, eligible pay is generally limited to a participant's base salary.

        Mr. Anderson participates in the U.S. Retirement Plan under the final average pay formula. Messrs. Schmidt, Cornett, Schramm and Wilcox participate in the U.S. Retirement Plan under the cash balance formula. Mr. Wilcox also has a frozen, final average pay benefit stemming from 7.7 years of prior service. As a German employee, Mr. Kittel does not participate in the U.S. Retirement Plan.

        Under the U.S. Retirement Plan, reduced early retirement benefits may be taken beginning at age 55. Messrs. Anderson (age 60), Wilcox (age 61) and Cornett (age 57) are currently eligible for early retirement under the above-named plan. Upon early retirement, the normal age 65 retirement benefit is reduced by 0.5% for each month by which the participant is less than age 65 when early retirement benefit payments commence.

        Mr. Schramm has not yet served the requisite five years to be vested in his benefits under the U.S. Retirement Plan.

Sauer-Danfoss Supplemental Retirement Plan

        The Pension Benefits table above details the present value of the accumulated retirement benefit accrued by Mr. Anderson under the Sauer-Danfoss Supplemental Retirement Benefit Plan (the "U.S. Supplemental Plan"). The amount shown represents the supplemental retirement annuity that Mr. Anderson would be eligible to receive at normal retirement age (65), based on years of service through December 31, 2007, discounted to a December 31, 2007 present value using a discount rate of 6.5%.

        The Internal Revenue Code generally limits to $180,000, indexed for inflation, the amount of any annual benefit that may be paid from the U.S. Retirement Plan. Moreover, the U.S. Retirement Plan may

consider no more than $225,000, as indexed for inflation, of a participant's annual compensation in determining that participant's retirement benefit.

        In recognition of these two limitations, the Company has adopted a Supplemental Retirement Benefit Plan (the "U.S. Supplemental Plan"). The U.S. Supplemental Plan is designed to provide supplemental retirement benefits to the extent that a participant's benefits under the U.S. Retirement Plan are limited by either the $180,000 annual benefit limitation or the $225,000 annual compensation limitation. Under the U.S. Supplemental Plan, however, the actual payment of supplemental benefits is entirely at the discretion of the Company.

        The benefit under the U.S. Supplemental Plan is payable in a lump sum on the one-year anniversary of a participant's termination from service.

        At December 31, 2007, Mr. Anderson was a participant in the U.S. Supplemental Plan. No other Named Executive Officer is entitled to benefits under the U.S. Supplemental Plan.

        Messrs. Schmidt, Wilcox and Cornett are covered by a separate, nonqualified deferred compensation plan which provides additional benefits for cash balance account participants in the U.S. Retirement Plan whose retirement benefits are limited by the Internal Revenue Code limitations on qualified plans. This separate plan is discussed in the Nonqualified Deferred Compensation narrative which follows below.

German Company Pension Scheme

        The Pension Benefits table above details the present value of the accumulated retirement benefit accrued by Mr. Kittel under the German Company Pension Scheme. The amount shown represents the retirement annuity that Mr. Kittel would be eligible to receive at normal retirement age (65), based on years of service through December 31, 2007, discounted to a December 31, 2007 present value using a discount rate of 5.5%.

        The German Company Pension Scheme is a pension plan covering a majority of the Company's German employees. The plan is similar in nature to a defined benefit plan in the United States, with the exception that the plan is unfunded. Under the plan, a monthly pension is paid to employees who retire after attaining the age of 65, calculated pursuant to a formula based on (i) a percentage of each employee's base monthly salary as of the end of October of each year and (ii) the participant's years of service. Mr. Kittel had completed 19.9 years of service in the plan as of December 31, 2007.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions In Last FY ($)	Registrant Contributions In Last FY ($)	Aggregate Earnings In Last FY ($)	Aggregate Withdrawals Or Distributions ($)	Aggregate Balance At Last FYE ($)
David J. Anderson(4)(5)(6)	0	0	(304,059)	0	2,085,304
Karl J. Schmidt(1)(3)(4)(5)(6)	986,409	5,192	(303,324)	0	708,170
Hans J. Cornett(3)	0	4,523	706	0	16,966
Thomas K. Kittel	0	0	0	0	0
Wolfgang Schramm	0	0	0	0	0
James R. Wilcox(2)(3)(4)(5)(6)	2,114,729	3,783	(674,983)	0	2,622,466
Finn Lyhne	0	0	0	0	0

Footnotes To Nonqualified Deferred Compensation Table

(1)
The amount shown for Mr. Schmidt as an Executive Contribution in the Last Fiscal Year relates to Mr. Schmidt's elective deferral of Performance Units under the Sauer-Danfoss 1998 Long-Term Incentive Plan. This amount is included in the Value Realized on Vesting Column in the Option Exercises and Stock Vested Table and is described further in a footnote thereunder.

(2)
The amount shown for Mr. Wilcox as an Executive Contribution in the Last Fiscal Year consists of the following items:

(i)
$1,866,652 relates to Mr. Wilcox's elective deferral of Performance Units under the Sauer-Danfoss 1998 Long-Term Incentive Plan. This amount is included in the Value Realized on Vesting Column in the Option Exercises and Stock Vested Table and is described further in a footnote thereunder.

(ii)
$98,077 relates to Mr. Wilcox's elective deferral of a portion of his 2007 base salary and is included in his salary in the Summary Compensation Table.

(iii)
$150,000 relates to Mr. Wilcox's elective deferral of a portion of his 2006 Incentive Compensation Award. This amount is included in the Non-Equity Incentive Compensation for 2006 in the Summary Compensation Table.

(3)
The amounts reflected as Registrant Contributions in the Last Fiscal Year for Messrs. Schmidt, Wilcox and Cornett relate to Company contributions to the Supplemental Executive Savings and Retirement Plan and are included under All Other Compensation in the Summary Compensation Table.

(4)
$12,316, $24 and $2,083 of the amounts shown as Aggregate Earnings in the Last Fiscal Year for Messrs. Anderson, Schmidt and Wilcox, respectively, represent above-market earnings on nonqualified, deferred compensation and are included under Change in Pension Value and Nonqualified Deferred Compensation Earnings in the Summary Compensation Table. Above-market earnings are computed using 120% of the applicable federal long-term rate as the basis for market earnings.

(5)
($393,322), ($317,499) and ($757,231) of the amounts shown as Aggregate Earnings in the Last Fiscal Year for Messrs. Anderson, Schmidt and Wilcox, respectively, result from a decrease in the value of deferred Performance Units, attributable to the underlying decline in the Company's common stock value. The deferred Performance Units are payable in Company stock and, therefore, their value fluctuates with changes in the Company's stock value.

(6)
$1,368,431, $668,910 and $1,809,988 of the amounts shown as Aggregate Balance at Last Fiscal Year-End for Messrs Anderson, Schmidt and Wilcox, respectively, represent the value of their deferred Performance Units, using the Company's closing share price on December 31, 2007 of $25.05.

NONQUALIFIED DEFERRED COMPENSATION NARRATIVE

        The nonqualified deferred compensation amounts shown above reflect participants' balances in the following three nonqualified deferred compensation plans or arrangements:

  •
  Elective Deferred Compensation Plans for Cash Compensation

  •
  Elective Deferred Compensation Plans for Long-Term Incentive Compensation

  •
  Supplemental Executive Savings & Retirement Plan

        The elective deferred compensation plans provide a means for eligible executives to save a portion of their compensation, on a tax-deferred basis, for retirement and other purposes.

        The Supplemental Executive Savings and Retirement Plan operates to provide additional Company contributions to Messrs. Schmidt, Wilcox and Cornett, whose Company contributions into their qualified retirement plans are limited by IRS rules. These additional contributions allow the affected executives to receive, on a percentage of compensation basis, the same level of Company contributions towards retirement that all other U.S. employees enjoy.

        The key provisions of the three nonqualified, deferred compensation plans are reflected below.

Elective Deferred Compensation Plans for Cash Compensation

  •
  Plan available to selected U.S. employees

  •
  May elect deferral of all or a portion of Base Salary and Annual Incentive Award

  •
  Unfunded, unsecured liability of the Company

  •
  Deferred compensation earned after 2004 subject to a variable earnings credit tied to ten-year U.S. treasury yields plus a credit risk spread based on the Company's credit profile (2007 annualized return—6.1%)

  •
  Deferred compensation earned prior to 2005 subject to a variable earnings credit tied to ten-year U.S. treasury yields plus 3% (2007 annualized return—7.7%)

  •
  Payouts to be made in cash

  •
  Deferral elections and payout options comply with Internal Revenue Code Section 409A rules

Elective Deferred Compensation Plan for Long-Term Incentive Compensation

  •
  Plan available to selected U.S. employees

  •
  May elect deferral of all or a portion of payouts under Long-Term Incentive Plan

  •
  Unfunded, unsecured liability of the Company

  •
  Deferrals retain the form of Performance Units

  •
  Deferred Performance Units are paid out in cash or shares as originally determined by the Compensation Committee

  •
  Dividend equivalents earned on the deferred units are credited at the same rate as dividends on the Company's common shares and are deferred until Performance Unit payout

  •
  Deferred dividend equivalents credited with a variable earnings credit tied to ten-year U.S. treasury yields plus a credit risk spread based on the Company's credit profile (2007 annualized return—6.1%)

  •
  Deferred dividend equivalents and earnings thereon paid out in cash at end of deferral period

Supplemental Executive Savings and Retirement Plan

  •
  Non-elective plan available to any cash balance participants in the Company's qualified retirement plans whose retirement benefits are limited by IRS rules

  •
  Unfunded, unsecured liability of the Company

  •
  A portion of the deferred compensation balance earns interest credits based on one-year treasury bill rates similar to cash balance account earnings (2007 annualized return—5.0%)

  •
  A portion of the deferred compensation balance is self-directed by the participants and can earn hypothetical earnings based on returns earned by investment options in the Company's 401(k) plan. A participant's actual, annualized return will depend on the hypothetical investment strategy that the participant employs. The hypothetical fund investments, together with their 2007 annualized returns, are as follows:

  •
  Invesco Stable Value—4.0%

  •
  Pimco Total Return Admin—8.8%

  •
  American Funds American Balanced—6.5%

  •
  Fidelity Equity Income—1.4%

  •
  Invesco 500 Index—5.3%

  •
  American Funds Growth Fund of America—10.9%

  •
  Lord Abbett Mid Cap Value—0.5%

  •
  Fidelity Advisor Mid Cap Value—9.5%

  •
  Invesco Structured Small Cap Value Equity—(11.0%)

  •
  Managers Special Equity—(0.6%)

  •
  Invesco International Equity—8.6%

  •
  Amounts payable in cash, generally on the six-month anniversary of employment termination

  •
  Alternative payout options for reasons such as death and disability comply with Internal Revenue Code Section 409A rules

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        Each Named Executive Officer has entered into an Employment Agreement with Sauer-Danfoss which provides for the payment of certain amounts upon a termination of employment for various reasons. These amounts are in addition to the amounts shown above in the Pension Benefits Table and the Nonqualified Deferred Compensation Table.

        Upon termination of employment for any reason, a Named Executive Officer will receive base salary, vacation pay, and Annual Incentive Awards that have been earned, but not yet paid.

        The Named Executive Officer will receive additional payments if the termination from employment occurs in any of the following circumstances:

  •
  Following a Change in Control of the Company

  •
  Termination initiated by the Company without cause

  •
  Termination initiated by the Named Executive Officer with good reason

  •
  Death or disability

        The following table sets forth the estimated value of these potential post-employment payments assuming a triggering event had occurred on December 31, 2007, after the vesting of the 2007 Annual Incentive Award, and based on the closing share price on December 31, 2007 of $25.05. The tabular disclosure is followed by a more detailed narrative concerning the various types of triggering events. The table reflects the actual value of Mr. Lyhne's post-employment compensation payable in 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Named Executive Officer	Triggering Event For Termination	Base Salary Multiple (A) ($)	Annual Incentive Multiple (B) ($)	Benefit Continuation (C) ($)	Total Payable To NEO (A)+(B)+(C) ($)	Excise Tax Protection ($)	Total Cash Payments ($)	Accelerated Vesting Of Performance Units ($)
David J. Anderson	Death or Disability Without Cause / For Good Reason Change In Control	615,000 922,500 922,500	553,500 830,250 830,250	7,608 7,608 61,500	1,176,108 1,760,358 1,814,250	N/A N/A 1,100,624	1,176,108 1,392,516 2,914,874	N/A 1,588,871 2,470,682
Karl J. Schmidt	Death or Disability Without Cause / For Good Reason Change In Control	315,000 472,500 472,500	189,000 283,500 283,500	10,668 10,668 31,500	514,668 766,668 787,500	N/A N/A 457,157	514,668 766,668 1,244,657	N/A N/A 1,286,167
Hans J. Cornett	Death or Disability Without Cause / For Good Reason Change In Control	305,000 457,500 457,500	183,000 274,500 274,500	8,412 8,412 30,500	496,412 740,412 762,500	N/A N/A 458,974	496,412 740,412 1,221,474	N/A N/A 1,192,230
Thomas K. Kittel	Death or Disability Without Cause / For Good Reason Change In Control	382,827 574,241 574,241	229,697 344,545 344,545	0 0 38,283	612,524 918,786 957,069	N/A N/A N/A	612,524 918,786 957,069	N/A N/A 901,499
Wolfgang Schramm	Death or Disability Without Cause / For Good Reason Change In Control	0 450,000 450,000	180,000 270,000 270,000	10,668 10,668 30,000	190,668 730,668 750,000	N/A N/A 0	190,668 730,668 750,000	N/A N/A 579,306
Finn Lyhne(1)	Without Cause / For Good Reason	412,084	120,191	39,262	571,537	N/A	571,537	N/A

(1)
Column (B) includes Mr. Lyhne's pro-rata Annual Incentive for 2008 of $17,170. Mr Lyhne's Benefit Continuation amount reflects the value of vacation pay and retirement plan contributions attributable to his post-employment payments, as required by Danish law.

Payments Due To Death Or Disability

        In the event of a termination of employment due to Death or Disability, the Named Executive Officer or his estate or beneficiary, as the case may be, shall receive the following payments and/or continuing benefits:

  •
  A lump-sum cash payment equal to 100% of base salary

  •
  A lump-sum cash payment equal to the Annual Incentive Plan target award, adjusted to reflect the number of months the Executive worked in the year prior to termination of employment

  •
  The continuation of Company-provided medical benefits for a twelve-month period at no additional cost

        The Employment Agreements define Disability to mean the inability of the Named Executive Officer to perform his principal duties because of physical or mental incapacity for 180 consecutive days in any twelve-month period.

        Mr. Schramm's Employment Agreement does not provide for the payment of the lump sum cash payment equal to 100% of base salary, in the event of termination of employment due to Death or Disability.

Payments Due To Termination By Company Without Cause & Termination By Employee With Good Reason

        In the event of a termination of employment initiated by the Company Without Cause or initiated by the Employee With Good Reason, the Named Executive Officer shall receive the following payments and/or continuing benefits:

  •
  A lump-sum cash payment equal to 150% of base salary

  •
  A lump-sum cash payment equal to 150% of the Annual Incentive Plan target award

  •
  The continuation of Company-provided medical benefits for a twelve-month period at no additional cost

  •
  Executive level career outplacement services

        Under the Employment Agreements the circumstances under which the Company can terminate employment of a Named Executive Officer for Cause and thereby avoid the payment described in this section are limited to the following:

  •
  the willful failure of the Named Executive Officer to perform his material duties with the Company, which failure is not cured within 15 days of written notice from the Company

  •
  the engaging by the Named Executive Officer in willful conduct that is demonstrably injurious to the Company

  •
  the conviction of the Named Executive Officer of a felony offense

  •
  a failure by the Named Executive Officer to comply with any material provision of the Employment Agreement, which failure is not cured within 15 days of written notice from the Company

        Under the Employment Agreements, the following circumstances, except where agreed to by the Named Executive Officer in writing, are those which would allow the Named Executive Officer to terminate his employment under the With Good Reason clause and thereby qualify for the payments described in this section:

  •
  a material adverse alteration in the nature or status of the Named Executive Officer's position, duties, responsibilities or authority

  •
  a material reduction in the Named Executive Officer's Base Salary or level of employee benefits (other than across-the-board reductions applied similarly to all of the Company's senior executives)

  •
  failure to pay or provide any of the compensation set forth in this Agreement, which failure is not cured within 15 days after receipt of written notice from the Named Executive Officer

  •
  the relocation of the Executive's principal place of employment by more than 50 miles

  •
  a failure by the Company to comply with any material provision of the Employment Agreement, which failure is not cured within 15 days of written notice from the Named Executive Officer

Payments Following A Change In Control

        In the event of a termination of employment within the first two years following a Change In Control of the Company that is either initiated by the Company Without Cause or initiated by the Employee With Good Reason, the Named Executive Officer shall receive the following payments and/or continuing benefits:

  •
  A lump-sum cash payment equal to 150% of base salary

  •
  A lump-sum cash payment equal to 150% of the Annual Incentive Plan target award

  •
  A lump-sum cash payment equal to 10% of base salary, in lieu of continuing medical benefits

  •
  An excise tax gross-up payment in the event that the Change in Control payments result in an "excess parachute payment" under Internal Revenue Code Section 280G

        A Change In Control is generally defined as an acquisition by an unrelated third party of a 30% or greater interest in the ownership of the Company. The prospective change in control transaction described on pages II-4 and II-5 will not constitute a Change in Control for purposes of the Employment Agreements of the Named Executive Officers.

        The excise tax gross-up payment is intended to make the Named Executive Officer whole in the event that any excise tax is owed under Internal Revenue Code Section 280G. The excise tax gross-up payment will cover not only the excise tax itself, but will be grossed-up to cover additional income and excise taxes owed as a result of the gross-up payment.

        Mr. Schramm's Employment Agreement does not provide for the payment of the excise tax gross-up payment. Mr. Schramm's Employment Agreement does allow for a reduction of payouts to the minimum amount needed to avoid any excise tax under Internal Revenue Code Section 280G, if this is deemed to be more advantageous to Mr. Schramm.

        In the event of a Change In Control, Performance Units under the Company's Long-Term Incentive Plan are subject to accelerated vesting. The Performance Units vest at their target level and are payable immediately upon vesting.

Key Employment Agreement Provisions

        In return for the agreement by Sauer-Danfoss to make the other potential post-employment payments described above, the Named Executive Officers agree to certain conduct during the term of their employment and immediately thereafter. Specifically, the Named Executive Officers, by signing the Employment Agreements, agree to the following:

  •
  A Covenant Not To Compete with the Company for a period of up to 18 months following any termination of employment

  •
  Non-Disclosure of Company Confidential Information

  •
  Assignment of any and all Development rights on intellectual property conceived of or devised while employed

  •
  Non-Solicitation of Company personnel for a period of up to 18 months following any termination of employment

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Jørgen M. Clausen	86,000	33,068		3,240	122,308
Steven H. Wood	46,000	33,068	170	3,240	82,478
Johannes F. Kirchhoff	46,000	33,068		3,240	82,308
F. Joseph Loughrey	46,000	33,068		3,240	82,308
Sven Murmann	46,000	33,068		3,240	82,308
Ole Steen Andersen	32,000	33,068		3,240	68,308
Nicola Keim	32,000	33,068		3,240	68,308
Hans Kirk	30,500	33,068		3,240	66,808
Klaus H. Murmann	32,000	33,068		3,240	68,308

Footnotes To Director Compensation Table

(1)
These amounts represent the financial statement expense under FAS 123R on restricted shares held by each non-employee director. Further information concerning the Company's accounting for restricted stock under FAS 123R can be found in footnote number 13 to its consolidated financial statements filed as part of its Form 10-K for the year ended December 31, 2007. At December 31, 2007 each non-employee director held 4,500 shares of restricted stock.

(2)
Mr. Wood participates in the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees and U.S. Non-employee Directors. In 2007 he elected to defer 75% of the fees reflected under Fees Earned or Paid in Cash in this table. The amount reported under Change in Pension Value and Nonqualified Deferred Compensation Earnings reflects above-market earnings on his deferred director fees, using 120% of the applicable federal long-term rate as the basis for market earnings.

(3)
The non-employee directors have dividend rights with respect to the restricted shares prior to vesting. Amounts reflected in this column represent the value of dividends earned on restricted shares during 2007.

DIRECTOR COMPENSATION NARRATIVE

        Non-employee directors earn cash-based director's fees according to the following schedule:

  •
  As Chairman, Mr. Clausen receives a retainer of $80,000 per year

  •
  As Vice Chairman, Mr. Sven Murmann receives a retainer of $40,000 per year

  •
  All other non-employee directors receive retainers of $26,000 per year

  •
  All non-employee directors receive $1,500 for each Board meeting attended

  •
  All non-employee directors receive $750 for participation in a telephonic meeting

  •
  Non-employee directors receive an annual retainer of $7,000 for service on the Compensation Committee and $7,000 for service on the Audit Committee. Messrs. Kirchhoff, Loughrey and Wood serve on both the Audit Committee and the Compensation Committee.

        Non-employee directors receive an annual grant of restricted shares of Sauer-Danfoss Inc. common stock under the Company's Non-Employee Director Stock Option and Restricted Stock Plan. The terms of each restricted share grant can vary in accordance with the plan document. For the past several years the annual grants have consisted of 1,500 shares with a three-year vesting period. The restricted shares are forfeitable upon termination of service from the Board for any reason prior to the vesting date, unless otherwise determined by the Board, in its sole discretion. The restricted shares provide for voting and dividend rights during the period of restriction.

        U.S. non-employee directors can elect to defer a portion of their cash-based director's fees by participating in the Sauer-Danfoss Inc. 409A Deferred Compensation Plan for Selected Employees and U.S. Non-Employee Directors. The terms of such deferral are similar to those made available to Sauer-Danfoss employees and have been described previously in the Nonqualified Deferred Compensation Narrative.

        The sole employee member of the Board, Mr. Anderson, is not entitled to any compensation for such service.

ITEM 1—ELECTION OF DIRECTORS

        The Board of Directors of the Company (the "Board") has nominated ten directors for election. All directors are elected annually.

        If elected, each of the nominees will serve until the 2009 Annual Meeting and until a successor has been elected and qualified, or until such director's earlier death, resignation, or removal.

        Each share is entitled to one vote for each of ten directors. The persons named in the accompanying proxy will vote it for the election of the nominees named below as directors unless otherwise directed by the stockholder. Each nominee has consented to be named and to serve if elected. In the unanticipated event that a nominee becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitute.

Nominees to Serve for Directors

        Niels B. Christiansen, age 42. Mr. Christiansen has been Vice Chief Executive Officer of Danfoss A/S since November 15, 2006. From November 15, 2006 through December 31, 2007, he also served as Chief Operating Officer of Danfoss A/S. From November 1, 2004 through November 14, 2006, he served as Executive Vice President and Chief Operating Officer of Danfoss A/S. From January 1, 2003 through September 30, 2004, Mr. Christiansen was an Executive Vice President at GN Store Nord A/S, a Danish developer of telecommunications networking and hand-held communications solutions. From January 1, 2000 through September 30, 2004, he was President and Chief Executive Officer of GN Netcom A/S, a Danish subsidiary of GN Store Nord A/S.

        Mr. Christiansen serves on the Boards of Directors of Axcel A/S, a Danish private equity fund, TrygVesta A/S, a publicly traded Danish insurance company, B&O a/s, a publicly traded Danish manufacturer of audio and video products, and William Demant Holding A/S, a publicly traded Danish manufacturer of audio products.

        Jørgen M. Clausen, age 59, has been a director of the Company since May 3, 2000, Chairman of the Company since May 5, 2004, and prior to that served as Vice Chairman of the Company from 2000 to 2004. He has served as the President and Chief Executive Officer and a member of the Executive Committee of Danfoss A/S for more than the past five years.

        Kim Fausing, age 43. Mr. Fausing has been Executive Vice President and Chief Operating Officer of Danfoss A/S since January 2008. In 2007, Mr. Fausing became a divisional president of Danfoss A/S, having previously worked at Hilti Corporation, a privately owned manufacturer of construction and engineering products, from 1990 through 2007. He served as Hilti's President and Managing Director from 1990 through 2003, and as a Division President and member of its Executive Committee from 2003 through 2007.

        William E. Hoover, Jr., age 58. Mr. Hoover worked for McKinsey & Co., a management consulting firm, for approximately 30 years until July 2007. Mr. Hoover serves on the Boards of Directors of Danfoss A/S and GN Great Nordic, a Danish manufacturer of hearing instruments that is listed on the Copenhagen Stock Exchange.

        Johannes F. Kirchhoff, age 50, has been a director of the Company since April 17, 1997. Mr. Kirchhoff has been owner and Managing Director of FAUN Umwelttechnik GmbH & Co. KG, a German manufacturer of vehicles for waste disposal, for more than the past five years. He is Chairman of the Compensation Committee of the Board and a member of the Audit Committee of the Board.

        F. Joseph Loughrey, age 58, has been a director of the Company since June 23, 2000. He has been President and Chief Operating Officer of Cummins Inc. since May 2005. From October 1999 until May 2005, he was Executive Vice President of Cummins Inc. and President—Engine Business. From 1996 to 1999, Mr. Loughrey served as Executive Vice President of Cummins Engine Company and Group

President—Industrial and Chief Technical Officer. He also is a director of Cummins Inc. Mr. Loughrey is a member of the Audit Committee and the Compensation Committee of the Board.

        Frederik Lotz, age 39. Mr. Lotz has been Chief Financial Officer of Danfoss A/S since May 1, 2007 and an Executive Vice President of Danfoss A/S since February 1, 2007. He served as Chief Financial Officer of Ferrosan A/S, a Danish corporation in the consumer health care industry, from December 1, 2002 through December 31, 2006.

        Sven Murmann, age 40, has been a director of the Company since April 21, 1994, and Vice Chairman of the Company since May 5, 2004. Mr. Murmann is Managing Director of Sauer Holding GmbH, an investment company controlled by the Murmann family, a position he has held for more than the past five years, and is Chairman of Bibus Hydraulik AG, a distributor of industrial and mobile hydraulic systems and electronic components for the Swiss market. He previously served from August 2000 to August 2002 as Manager of HAKO Holding GmbH & Co., a global manufacturer of indoor and outdoor cleaning equipment based in Germany. He is a member of the Board of Danfoss A/S. Mr. Murmann is the son of Klaus H. Murmann, Chairman Emeritus and a director of the Company, and a brother of Nicola Keim, a director of the Company, each of whom will cease to serve as directors of the Company upon the election of the new Board at the Annual Meeting. He is a member of the Executive Committee of the Board.

        Sven Ruder, age 51. Mr. Ruder has been the President of the Motion Controls division of Danfoss A/S since January 2001. Mr. Ruder serves on the Boards of Directors of Danfoss Turbocor Compressors BV, a privately held joint venture between Danfoss A/S and Turbocorp BV, and of Danfoss Turbocor Compressors, Inc., a subsidiary of Danfoss Turbocor Compressors BV that is engaged in the manufacture of air conditioning and refrigeration compressors.

        Steven H. Wood, age 50, has been a director of the Company since January 1, 2003. Mr. Wood is currently the Chief Financial Officer of Becker-Underwood, Inc., a supplier of non-pesticide specialty chemical and biological products within the agricultural, landscape, turf, and horticulture industries. He was formerly Vice President and Corporate Controller for Metaldyne Corporation, a global designer and supplier of metal-based components, assemblies and modules for the automotive industry, from May 2004 until May 2006. From 2000 until 2003, he was the Executive Vice President and Chief Financial Officer of Maytag Corporation, and from 1996 to 2000 he was Vice President-Financial Reporting and Audit of Maytag. Mr. Wood held various other financial leadership positions within Maytag from 1989 to 1996. Prior to joining Maytag, he was an auditor with Ernst & Young, a public accounting firm, and successfully completed the examination for Certified Public Accountants. He is Chairman of the Audit Committee and a member of the Compensation Committee of the Board.

        The Board recommends that stockholders vote FOR the election of the nominees named above as directors.

        The following persons are not nominees for director, but they will continue to attend Board meetings as valued advisors.

        David J. Anderson, age 60, a director of the Company since July 1, 2002, has been President and Chief Executive Officer of the Company since July 1, 2002. Effective upon the election of the new Board at the Annual Meeting, Mr. Anderson will cease to serve as a director of the Company, but he will become the Executive Director and Co-Vice Chairman of the Company, in addition to continuing to serve as the Company's President and Chief Executive Officer. He served as Executive Vice President—Strategic Business Development of the Company from May 3, 2000, until July 1, 2002. Since joining the Company in 1984, Mr. Anderson has held various senior management positions with the Company and Sauer-Danfoss (US) Company with increasing responsibility. He is a member of the Board of several of the Company's subsidiaries and joint ventures. He is also a member of the Board and an officer of the National Fluid Power Association.

        Klaus H. Murmann, age 76, a director of the Company since April 18, 1990, is currently Chairman Emeritus of the Company. From 1987 to May 3, 2000, he served as Chairman and Chief Executive Officer of the Company and its predecessor. He retired as an active employee of the Company as of December 31, 2002. Effective upon the election of the new Board at the Annual Meeting, Mr. Murmann will cease to serve as a director of the Company, but he will remain as the Company's Chairman Emeritus. Mr. Murmann founded Sauer Getriebe, a predecessor to the Company, in 1967, and has been involved in the hydrostatics business for more than 40 years. He was Chairman of the Board of PSV AG, Cologne, a German national pension fund, for more than five years until he stepped down in July 2006. Klaus Murmann is the father of Nicola Keim, a director of the Company who will cease to serve on the Board upon the election of the new Board at the Annual Meeting, and Sven Murmann, Vice Chairman and a director of the Company.

ITEM 2—RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed KPMG LLP as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for 2008, subject to ratification of the stockholders at the Annual Meeting. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions. The affirmative vote of a majority of the shares present and entitled to vote on this item at the Annual Meeting is necessary for the approval of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2008. In the event stockholders do not ratify the appointment of KPMG LLP, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at anytime during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Fees to Independent Registered Public Accounting Firm for 2007 and 2006

        The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company's Annual Financial Statements for the years ended December 31, 2007 and 2006 and fees billed for other services rendered by KPMG LLP during those periods:

	2007	2006
Audit Fees	$2,216,000	$2,124,000
Audit Related Fees(1)	35,000	32,000
Tax Fees(2)	224,000	290,000
All Other Fees	0	0

(1)
Consists principally of statutory accounting consultations.

(2)
Consists of international and U.S. tax planning and compliance services, and expatriate tax services.

Policy Regarding Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

        The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services that are not prohibited from being provided by the independent registered public accounting firm by the Sarbanes-Oxley Act of 2002 or rules issued thereunder ("Permitted Services"). Pre-approval is granted on an annual basis, generally at the first meeting of the Audit Committee held during each year, and any pre-approval shall be detailed as much as possible as to the particular service or category of services and shall generally be subject to a specific budget. The Committee may delegate pre-approval authority to one or more of its members with respect to Permitted Services when expedition of services is necessary, and has delegated such pre-approval authority to its Chairman. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee (generally at each regular quarterly meeting of the Audit Committee, but the Audit Committee may request a report at any time), regarding the extent of services provided by the independent registered public accounting firm in accordance with any pre-approval, and the fees for the services performed to date. All audit fees, audit related fees, tax fees and other fees paid in 2007 and 2006 were pre-approved by the Audit Committee.

        The Board recommends that stockholders vote FOR ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2008.

ITEM 3—ELIMINATION OF SUPERMAJORITY STOCKHOLDER
VOTING PROVISIONS FROM THE COMPANY'S CERTIFICATE OF INCORPORATION

        On March 12, 2008, the Board approved an amendment and restatement of the Certificate of Incorporation (the "Restated Charter") that amends the currently effective version of such document by eliminating provisions requiring the approval of at least 80% of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors for the amendment, alteration, or repeal of any provisions of (i) Articles FIFTH through TENTH of the Company's Certificate of Incorporation, or (ii) the Company's Bylaws (or the adoption of new bylaws in replacement thereof) by the Company's stockholders. The Restated Charter would effectively replace such 80% supermajority voting threshold with a simple majority threshold. The Board has directed that the elimination of such supermajority requirements be submitted to the Company's stockholders for approval. The exact text of the deleted supermajority provisions—as found in Articles SIXTH and TENTH of the existing Certificate of Incorporation, respectively—is included in the marked-up version of the Restated Charter annexed hereto as Appendix A.

Description of Supermajority Provisions Being Eliminated

        The proposed Restated Charter deletes, in its entirety, Article TENTH of the Company's existing Certificate of Incorporation, which provides that the affirmative vote of the holders of not less than 80% of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, is required to amend, alter, or repeal any provision of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH or TENTH of the Certificate of Incorporation. Upon deletion of such supermajority voting requirement, by default, under Section 242 of the General Corporation Law of the State of Delaware, any future amendments to the Certificate of Incorporation would require the approval of the holders of a simple majority of all outstanding shares of the Company's stock entitled to vote thereon.

        The portions of the Certificate of Incorporation subject to the current 80% supermajority standard—Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH and TENTH—cover a variety of subject matters, including the following: the size and manner of selection of the Board of Directors; the alteration, amendment or repeal of the Bylaws; the limitation of liability of members of the Board of Directors to the Company's stockholders for breach of fiduciary duties; the limitation on the Company's stockholders' right to take action via written consent in lieu of a meeting; the indemnification rights of all officers, directors, employees, other representatives or persons serving in capacities upon request of the Company for liability arising from their roles as such, and the Company's related right to maintain insurance with respect to any such liability, whether covered by such indemnification rights or not. If approved by the stockholders, the Restated Charter would provide that any such provisions would now be subject to future amendment based on the approval of the holders of a simple majority of the Company's outstanding shares of stock entitled to vote with respect to such matters.

        The Restated Charter would furthermore delete the requirement currently set forth in Article SIXTH of the Certificate of Incorporation that mandates that the approval of the holders of 80% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors be obtained for the alteration, amendment or repeal of the Bylaws (or the adoption of new bylaws) by the Company's stockholders, and would explicitly replace such 80% supermajority voting requirement with a simple majority voting requirement. Under the Company's Certificate of Incorporation, any provision of the Company's Bylaws that is adopted or amended by the Company's stockholders (as opposed to by the Board of Directors) cannot be subsequently amended by the Board of Directors (unless stated otherwise in the relevant provision so adopted or amended by the stockholders). Thus, the effect of the proposed amendment to Article SIXTH of the Certificate of Incorporation would be to allow the holders of a simple majority of the Company's outstanding shares of stock to adopt or amend portions of, or all of, the Bylaws in a manner that cannot subsequently be amended by the Board of Directors.

Rationale for Proposed Elimination of Supermajority Voting Provisions

        The Board of Directors believes that it is in the best interests of the Company and the stockholders to replace the supermajority voting provisions of the current Certificate of Incorporation with the simple majority requirements under the Restated Charter. The amendment and restatement of the Certificate of Incorporation is designed to provide a degree of stability and continuity that is in the best interests of the Company and its stockholders. Adoption of Item 3 is a condition to the closing of the Share Purchase Transaction (as defined on page II-4), pursuant to which Danfoss intends to acquire a controlling interest in the Company from Sauer Holding. Today, Danfoss and the Murmann Family (through its ownership of Sauer Holding) share the controlling interest in the Company, which gives rise to the possibility of a deadlock in the event a significant opportunity, such as a sale of the Company or a major acquisition, should present itself. The Board believes that the Company and its stockholders will benefit from making the way clear for Danfoss and Sauer Holding to complete the Share Purchase Transaction.

        In addition to its positive ramifications for these matters of internal governance, the Board believes that the amendment and restatement of the Certificate of Incorporation may increase the attractiveness of the Company to potential third-party acquirers. The Board believes that any potential acquirer of the Company would view the existing supermajority requirements as an anti-takeover mechanism. By adopting Item 3, the Company may increase the likelihood of becoming a recipient of a third-party acquisition proposal, so the Board believes that adoption of Item 3 will enhance the value of the Company. Other than the Share Purchase Transaction, the Company is not aware of any acquisition proposals involving the Company or its capital stock.

Interest of Directors and Executive Officers

        Jørgen M. Clausen, Chairman of the Board of Directors, and Hans Kirk, a member of the Board, are affiliated with Danfoss. Mr. Clausen has served as President and Chief Executive Officer and as a member of the Executive Committee of Danfoss for more than six years. Mr. Kirk has served as Executive Vice President and a member of the Executive Committee of Danfoss for more than six years and as Chief Development Officer of Danfoss since May 15, 2005. On March 10, 2008, Danfoss and Sauer Holding entered into the Purchase Agreement (as defined on page II-4) providing for the sale by Sauer Holding to Danfoss of (i) 8,358,561 shares of the Company's common stock and (ii) all of the remaining issued and outstanding shares of Danfoss Murmann Holding A/S, a Danish corporation (the "Holding Company"), which holds a substantial interest in the Company's common stock. As a result of the consummation of the Share Purchase Transaction, there will be a change in control of the Company, as control of a majority of the issued and outstanding shares of the Company's Common Stock will be shifted to Danfoss solely.

        Assuming the consummation of the Share Purchase Transaction, Danfoss will benefit from the elimination of the 80% supermajority stockholder voting requirement (and its replacement with a simple majority standard) for amendments to the Certificate of Incorporation or stockholder amendments of the Bylaws, because Danfoss' control of a majority of the issued and outstanding shares of the Company's common stock will provide it with the effective ability to unilaterally approve any such amendments without the support of other stockholders.

        Klaus H. Murmann, Chairman Emeritus of the Board of Directors, Nicola Keim, a member of the Board, and Sven Murmann, Vice Chairman of the Board, are members of Sauer Holding. Because approval of Item 3 is a condition to the closing of the Share Purchase Transaction, each of these three directors stands to benefit financially if Item 3 is adopted.

Restatement of Certificate of Incorporation

        Appendix A sets forth the complete text of the Restated Charter. Deletions from the current Certificate of Incorporation are indicated via strikeouts, while additions to the current Certificate of Incorporation are indicated via underlining. As can be seen in the text of the appended Restated Charter, the only substantive change to the Certificate of Incorporation that will be effected via the adoption of the Restated Charter is the elimination of the supermajority provisions, as described in this Item 3.

        In addition to the substantive change to the text of the Certificate of Incorporation that will be subject to the vote of the stockholders at the Annual Meeting, there is also one minor, non-substantive change that will not impact corporate governance but which is nevertheless reflected in the Restated Charter. As indicated in the appended version of the Restated Charter, the last two sentences of Article FIFTH will be deleted. These sentences simply convey historical information regarding the elimination of the staggered manner in which the Board of Directors was subject to election up until the 2000 annual meeting of stockholders. Because, assuming the passage of Item 3, the Company will be restating the Certificate of Incorporation, the Board believes that it would be prudent to delete historical information that is no longer relevant or applicable to the Company or its corporate governance at the same time. While deleting the currently inapplicable information, the Restated Certificate nevertheless preserves the first sentence of Article FIFTH, which sets forth the currently effective, substantive rule that the number of members of the Board of Directors is subject to the provisions of the Bylaws.

        If the proposed amendments to the Certificate of Incorporation (as described under this Item 3) are approved by the stockholders at the Annual Meeting, promptly thereafter, the Company will file the Restated Charter with the Secretary of State of the State of Delaware to effect the amendments provided for therein. The Restated Charter will become effective immediately upon acceptance of its filing.

Requisite Vote

        Approval of this proposal requires the affirmative FOR vote of at least 80% of the holders of the outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors. An abstention will have the effect of a vote AGAINST. Additionally, any non-vote (including broker non-votes) will have the effect of a vote AGAINST.

Recommendation

        The Board recommends that you vote FOR the elimination of the supermajority approval requirements for amendments to Articles FIFTH through TENTH of the Certificate of Incorporation and for stockholder-approved amendments to the Bylaws, as reflected in the Restated Charter. Proxies solicited by the Board will be voted FOR the approval of these amendments to the Certificate of Incorporation unless instructions to the contrary are given. Approval of this Item 3 is not conditioned or dependent upon the approval of any other matter that may be brought before the stockholders at the Annual Meeting.

ADDITIONAL INFORMATION

Notice Requirements

        To permit the Company and its stockholders to deal with stockholder proposals in an informed and orderly manner, the Bylaws of the Company establish an advance notice procedure. No stockholder proposals, nominations for the election of directors or other business may be brought before an annual meeting unless written notice of such proposal or other business is received by the Secretary of the Company at 2800 E. 13th Street, Ames, Iowa 50010 not less than 120 calendar days in advance of the date that the Company's proxy statement was released to stockholders in connection with the previous year's Annual Meeting. For the Company's annual meeting in the year 2009, the Company must receive this notice on or before December 31, 2008 (i.e., 120 days before April 28, the day this year's proxy statement was released to stockholders). To comply with the Company's Bylaws and applicable rules and regulations of the Securities and Exchange Commission, the notice must contain certain specified information about the matters to be brought before the meeting and about the stockholder submitting the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary of the Company at 2800 E. 13th Street, Ames, Iowa 50010.

Discretionary Authority

        If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters to the same extent as the person delivering the proxy would be entitled to vote. If any other matter is properly brought before the Annual Meeting, proxies in the enclosed form returned to the Company prior to the Annual Meeting will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder. At the date this Proxy Statement went to press, the Company did not anticipate that any other matters would be properly brought before the Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely upon a review of Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934 with respect to the fiscal year ended December 31, 2007, the Company believes that all of such reports required to be filed during such fiscal year by the Company's officers, directors and 10% beneficial owners were timely filed.

Form 10-K

        The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission, including the financial statements, schedules, and list of exhibits. Requests should be sent to Kenneth D. McCuskey, Corporate Secretary, at 2800 E. 13th Street, Ames, Iowa 50010.

By Order of the Board of Directors

Kenneth D. McCuskey Corporate Secretary

April 28, 2008

APPENDIX A
PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(Deletions are indicated by strikeouts and additions are indicated by underlining.)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SAUER-DANFOSS INC.

        SAUER-DANFOSS INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        1.     The present name of the corporation is Sauer-Danfoss Inc. Sauer-Danfoss Inc. was originally incorporated under the name Sundstrand Venture Company, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 25, 1986.

        2.     This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this Corporation as heretofore amended or supplemented, and was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

        3.     The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

        FIRST:    The name of the corporation is Sauer-Danfoss Inc. (hereinafter, the "Corporation").

        SECOND:    Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD:    The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH:    The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be 79,500,000, of which 75,000,000 shares are to be Common Stock, having a par value of $0.01 per share, and 4,500,000 shares are to be Preferred Stock, having a par value of $0.01 per share.

        Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock, for such consideration and on such terms as it may determine, as Preferred Stock of one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the designation, powers and relative participating, optional, or other special rights of such series, and the qualifications, limitations, or restrictions thereof. Such authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination of the following:

                (a)    the distinctive designation of, and the number of shares comprising, such series, which number may be (except where otherwise provided by the Board of Directors in creating such series) increased or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

                (b)    the dividend rate or amount for such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends bear to the dividends payable on any other

III-1

class or classes or any other series of any class or classes of stock, and whether such dividends shall be cumulative, and if so, from which date or dates for such series;

                (c)    whether or not the shares of such series shall be subject to redemption by the Corporation and the times, prices, and other terms and conditions of such redemption;

                (d)    whether or not the shares of such series shall be subject to the operation of a sinking fund or purchase fund to be applied to the redemption or purchase of such shares and if such a fund be established, the amount thereof and the terms and provisions relative to the application thereof;

                (e)    whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes, or of any other series of any class or classes, of stock of the Corporation and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

                (f)    whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if they are to have such additional voting rights, the extent thereof;

                (g)    the rights of the shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation or upon any distribution of its assets; and

                (h)    any other powers, preferences, and relative, participating, optional, or other special rights of the shares of such series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law and not inconsistent with the provisions hereof.

        FIFTH:    The number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. ~~The classification of the Board of Directors into three classes is hereby terminated, and any terms of directors which extend beyond the 2000 annual meeting of stockholders because of such classification, shall terminate on the date of the 2000 annual meeting of stockholders. At each annual meeting of stockholders, commencing with the annual meeting in 2000, the full Board of Directors shall be elected to hold office until the next annual meeting of the stockholders and until their successors shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.~~

        SIXTH:    The Board of Directors shall have power to make, and from time to time alter, amend, or repeal the Bylaws of the Corporation; provided, however, that (a) the stockholders shall have the paramount power to alter, amend and repeal the Bylaws or adopt new Bylaws, exercisable by the affirmative vote of the holders of not less than ~~80%~~a majority of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class), and (b) if and to the extent the stockholders exercise such power, the Board of Directors shall not thereafter suspend, alter, amend or repeal the Bylaws, or portions thereof, adopted by the stockholders, unless, in adopting such Bylaws, or portions thereof, the stockholders otherwise provide.

        SEVENTH:    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under the provisions of Section 174 of the Delaware General Corporation Law and amendments thereto, or (d) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. No amendment, repeal or adoption of any provision of this Certificate of Incorporation inconsistent with this Article Seventh shall apply or have any effect on the liability of any director of the Corporation for or with respect

III-2

to any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of any inconsistent provision.

        EIGHTH:    The stockholders of the Corporation may not take action by written consent in lieu of a meeting, but must take any such action at a duly called annual or special meeting.

        NINTH:    (a)    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or is, or was serving, at the request of the Corporation as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said laws permitted the Corporation to provide prior to such amendment), against any and all expense, liability loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement and amounts expended in seeking indemnification granted to such person under applicable law, this Article Ninth or any agreement with the Corporation) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) of this Article Ninth, the Corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if (a) such indemnification is expressly required to be made by law, (b) the action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the Delaware General Corporation Law, or (d) the action, suit or proceeding (or part thereof) is brought to establish or enforce a right to indemnification under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, unless the Delaware General Corporation Law then so prohibits, the payment of such expenses incurred by a director or officer of the Corporation in his or her capacity as a director or officer (and in any other capacity in which service was or is tendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director of officer, to repay any amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this Article Ninth or otherwise.

                (b)    If a claim under paragraph (a) of this Article Ninth is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The burden of proving such claim shall be on the claimant. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that

III-3

indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

                (c)    The rights conferred on any person in paragraphs (a) and (b) of this Article Ninth shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

                (d)    The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article Ninth.

                (e)    The Corporation may maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

                (f)    Any amendment, repeal or modification of any provision of this Article Ninth by the stockholders or the directors of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification.

        ~~TENTH:    Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation (and in addition to any other vote that may be required by law, this Certificate of Incorporation, or the Bylaws of the Corporation), the affirmative vote of the holders of not less than 80% of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, or repeal any provision of this Article Tenth or Articles Fifth, Sixth, Seventh, Eighth, and Ninth of this Certificate of Incorporation.~~

III-4

SAUER-DANFOSS INC.

2007 ANNUAL REPORT

Business

        Sauer-Danfoss Inc. (the "Company") (NYSE: SHS) is a global leader in the development, manufacture and marketing of advanced systems for the distribution and control of power in mobile equipment. The Company designs, manufactures, and markets hydraulic, electronic, electric, mechanical components, software, and integrated systems that generate, transmit, and control power in mobile equipment for sale to manufacturers of highly engineered, off-road vehicles used for agriculture, construction, road building, turf care, material handling, and specialty vehicles. The Company engineers advanced components and systems to enable its customers to produce highly reliable, efficient and innovative mobile equipment vehicles.

        The composition of the Company's business among its three segments is 48% Propel, 27% Work Function, and 25% Controls. Propel segment products include hydrostatic transmissions, gear boxes, orbital motors, and integrated hydrostatic transaxles. Work Function segment products include steering units, gear pumps and motors, multi-pump assemblies, open circuit pumps, and gear boxes. Controls segment products include a complete line of valves, microcontrollers, solenoid-operated valves, joysticks, speed and positions sensors, grade and slope sensors, and electric drives. All of the segments' products are sold into each of the Company's markets either directly to original equipment manufacturers ("OEMs") or through distributors to OEMs and the aftermarket.

NYSE Price Range, Dividends by Quarter

		1st	2nd	3rd	4th	Full Year
2007	High	$41.40	$32.11	$31.95	$28.42	$41.40
	Low	$29.89	$25.66	$23.12	$21.96	$21.96
	Dividends	$0.18	$0.18	$0.18	$0.18	$0.72
2006	High	$23.13	$25.98	$26.53	$33.56	$33.56
	Low	$18.79	$21.55	$22.22	$23.80	$18.79
	Dividends	$0.14	$0.14	$0.16	$0.16	$0.60

Certifications

        The Company submitted to the New York Stock Exchange last year, on or about August 9, 2007, the unqualified Section 303A.12(a) Annual CEO Certification.

        The Company also filed as exhibits 31.1 and 31.2 to its Forms 10-K for the years ended December 31, 2007 and December 31, 2006, the certifications of the CEO and CFO required under Section 302 of the Sarbanes-Oxley Act of 2002.

Performance Graph

        The following graph shows a comparison of the cumulative total returns from December 31, 2002 to December 31, 2007, for the Company, the Russell 2000 Index and the Hemscott, Inc.—Diversified Machinery Index ("Hemscott-Group Index"). The graph assumes that $100 was invested on December 31, 2002 in the Company's common stock, the Russell 2000 Index and the Hemscott-Group Index, a peer group index, and that all dividends were reinvested.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG SAUER-DANFOSS INC.,
RUSSELL 2000 INDEX AND HEMSCOTT GROUP INDEX

ASSUMES $100 INVESTED ON 12/31/02
ASSUMES DIVIDEND REINVESTMENT
FISCAL YEAR ENDED 12/31/07

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Safe Harbor Statement

        This Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as other portions of this annual report to stockholders, contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. All statements regarding future performance, growth, sales and earnings projections, conditions or developments are forward-looking statements. Words such as "anticipates," "in the opinion," "believes," "intends," "expects," "may," "will," "should," "could," "plans," "forecasts," "estimates," "predicts," "projects," "potential," "continue," and similar expressions may be intended to identify forward-looking statements.

        Actual future results may differ materially from those described in the forward-looking statements due to a variety of factors. It is difficult to determine if past experience is a good guide to the future. While the economy in the U.S. weakened throughout 2007, the economic situation in Europe remained strong. Any downturn in the Company's business segments could adversely affect the Company's revenues and results of operations. Other factors affecting forward-looking statements include, but are not limited to, the following: specific economic conditions in the agriculture, construction, road building, turf care, material handling and specialty vehicle markets and the impact of such conditions on the Company's customers in such markets; the cyclical nature of some of the Company's businesses; the ability of the Company to win new programs and maintain existing programs with its original equipment manufacturer (OEM) customers; the highly competitive nature of the markets for the Company's products as well as pricing pressures that may result from such competitive conditions; the continued operation and viability of the Company's significant customers; the Company's execution of internal performance plans; difficulties or delays in manufacturing; cost-reduction and productivity efforts; competing technologies and difficulties entering new markets, both domestic and foreign; changes in the Company's product mix; future levels of indebtedness and capital spending; claims, including, without limitation, warranty claims, field retrofit claims, product liability claims, charges or dispute resolutions; ability of suppliers to provide materials as needed and the Company's ability to recover any price increases for materials in product pricing; the Company's ability to attract and retain key technical and other personnel; labor relations; the failure of customers to make timely payment; any inadequacy of the Company's intellectual property protection or the potential for third-party claims of infringement; global economic factors, including currency exchange rates; general economic conditions, including interest rates, the rate of inflation, and commercial and consumer confidence; energy prices; governmental laws and regulations affecting operations, including tax obligations; changes in accounting standards; worldwide political stability; the effects of terrorist activities and resulting political or economic instability; natural catastrophes; U.S. military action overseas; and the effect of acquisitions, divestitures, restructurings, product withdrawals, and other unusual events.

        The Company cautions the reader that these lists of cautionary statements and risk factors may not be exhaustive. The Company expressly disclaims any obligation or undertaking to release publicly any updates or changes to these forward-looking statements that may be made to reflect any future events or circumstances.

About the Company

        Sauer-Danfoss Inc. and subsidiaries (the Company) is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components that generate, transmit and control power in mobile equipment. The Company's products are used by original equipment manufacturers (OEMs) of mobile equipment, including construction, road building, agricultural, turf care, material handling, and specialty equipment. The Company designs, manufactures, and markets its products in the Americas, Europe, and the Asia-Pacific region, and markets its products throughout the rest of the world either directly or through distributors.

        The 2005 financial statement amounts have been restated due to an accounting error identified in 2007. The accounting error relates to application of branch accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". The impact of the restatement in 2005 resulted in an increase to income tax expense and a decrease to net income of $3.9 million. Refer to Note 19 in the Notes to the Consolidated Financial Statements for further discussion.

Executive Summary of 2007 Compared to 2006

        The nature of the Company's operations as a global producer and supplier in the fluid power industry means the Company is impacted by changes in local economies, including currency exchange rate fluctuations. In order to gain a better understanding of the Company's base results, a financial statement user needs to understand the impact of those currency exchange rate fluctuations. The following table summarizes the change in the Company's results from operations by separately identifying changes due to currency fluctuations and the underlying change in operations from 2006 to 2007. This analysis is more consistent with how the Company's management internally evaluates results.

	2006	Currency fluctuations	Underlying change	2007
	(in millions)
Net Sales	$1,739.1	$98.3	$135.1	$1,972.5
Gross Profit	396.8	24.5	6.4	427.7
% of Net Sales	22.8%			21.7%
Selling, general and administrative	215.6	11.8	6.4	233.8
Research and development	61.9	3.5	5.2	70.6
Loss on sale of business	—	—	9.0	9.0
Impairment charges and loss on disposal of fixed assets	3.2	—	(2.8)	0.4

Total operating costs	280.7	15.3	17.8	313.8

Operating income	116.1	9.2	(11.4)	113.9
% of Net Sales	6.7%			5.8%
Net interest expense	(17.8)	(1.0)	(3.9)	(22.7)
Other expense, net	(5.7)	(2.3)	4.4	(3.6)

Income before taxes and minority interest	92.6	5.9	(10.9)	87.6
Minority interest	(21.6)	0.2	(0.2)	(21.6)

Earnings before taxes	71.0	6.1	(11.1)	66.0
% of Net Sales	4.1%			3.3%
Income tax benefit (expense)	(17.0)	(0.6)	(1.2)	(18.8)

Net income	$54.0	$5.5	$(12.3)	$47.2

        Net sales for the year ended December 31, 2007 increased 8 percent compared to the year ended December 31, 2006, excluding the effects of currency. Sales increased 10 percent excluding the effects of currency and the divestitures of product lines in Swindon, England and the DC motor business. Sales increased in all regions and segments. Excluding the impacts of currency and divestitures, sales grew 14 percent in Europe, 13 percent in Asia Pacific, and 5 percent in the Americas. Sales in the Controls segment were up 17 percent. Sales in the Propel and Work Function segments were up 8 percent.

        Selling, general and administrative costs increased 3 percent during 2007 when compared to the same period in 2006, excluding the effects of currency. This increase is primarily attributed to $1.9 million costs related to the start-up of a European financial shared services center, as well as increasing headcount, particularly for sales and marketing functions. Research and development costs increased $5.2 million excluding the impacts of currency, primarily driven by increasing product development, particularly in the Controls and Propel segments.

        During the year ended December 31, 2007 the Company incurred a loss of $6.6 million related to the sale of the direct current (DC) electric motor business located in Berching, Germany and a loss of $2.4 million on the sale of the assets and product lines which were manufactured in Swindon, England. These activities were part of the Company's plan to divest of product lines that do not fit the Company's long-term strategic direction.

        During the year ended December 31, 2007, the Propel and Controls segments incurred $10.4 million of restructuring costs primarily to relocate production lines to other production facilities within the Company and remaining costs to close the LaSalle, Illinois plant. Restructuring charges incurred during the year ended December 31, 2006 were $13.5 million, primarily related to restructuring in the Propel and Work Function segments.

Operating Results—2007 Compared to 2006

Sales Growth by Market

        The following table summarizes the Company's sales growth by market. The table and following discussion is on a comparable basis, which excludes the effects of currency fluctuations.

	Americas	Asia-Pacific	Europe	Total
Agriculture/Turf Care	2%	4%	15%	6%
Construction/Road Building	(11)	17	13	4
Material Handling/Specialty	14	31	11	13
Distribution	8	9	8	8

Agriculture/Turf Care

        Sales into the agriculture/turf care markets increased 6 percent during the year ended December 31, 2007 compared to 2006. Agriculture sales in Europe continue to be strong as a result of strong markets and favorable commodity prices. Agriculture sales increased in the Americas due to strengthening commodity prices resulting partly from rapidly expanding ethanol production. Increased sales into the Americas agriculture market were offset by decreased sales into the turf care market, primarily driven by the decline in housing starts and concerns regarding the slowing economic conditions.

Construction/Road Building

        Sales into the construction/road building markets increased 4 percent during 2007. The increase is driven by a 13 percent increase in the European construction/road building market due primarily to strong economic conditions, as well as a 17 percent increase in Asia-Pacific due to continued strength in the Chinese road building market. The increases in Europe and Asia-Pacific are offset by decreases in the Americas region, which is primarily the result of a reduction in new housing starts.

Material Handling/Specialty

        Specialty vehicles are comprised of a variety of markets including forestry, material handling, marine, waste management and waste recycling. All regions contributed to the sales growth in the specialty markets. Growth in the forestry market, particularly in eastern Europe, and demand for aerial lifts in the Americas were major contributors to the overall 13 percent increase in sales in 2007.

Distribution

        Products related to all of the above markets are sold to distributors, who then serve smaller OEMs.

Order Backlog

        The following table shows the Company's order backlog and orders written activity for 2006 and 2007, separately identifying the impact of currency fluctuations.

	2006	Currency fluctuation	Underlying increase	2007
	(in millions)
Backlog at December 31	$631.0	$50.4	$240.0	$921.4
Orders written	1,906.8	121.6	201.8	2,230.2

        Total order backlog at the end of 2007 was $921.4 million, compared to $631.0 million at the end of 2006. On a comparable basis, excluding the impact of currency fluctuation, order backlog increased 38 percent over 2006. New sales orders written for 2007 were $2,230.2 million, an increase of 11 percent over 2006, excluding the impact of currency fluctuations.

        Backlog information can vary as customers alter their sales order patterns. The 11 percent increase in orders written in 2007 is reflective of the strong sales experienced during the year and backlog remains strong at the end of the year with over $920 million of customer orders received for future delivery.

Business Segment Results

        The following discussion of operating results by reportable segment relates to information as presented in Note 18 in the Notes to Consolidated Financial Statements. Segment income is defined as the respective segment's portion of the total Company's net income, excluding net interest expense, income taxes, minority interest, and global service expenses. Propel products include hydrostatic transmissions and related products that transmit the power from the engine to the wheel to propel a vehicle. Work Function products include steering motors as well as gear pumps and motors that transmit power for the work functions of the vehicle. Controls products include electrohydraulic controls, microprocessors, electric drives and valves that control and direct the power of a vehicle.

        The following table provides a summary of each segment's net sales and segment income, separately identifying the impact of currency fluctuations during the year.

	2006	Currency fluctuation	Underlying change	2007
	(in millions)
Net sales
Propel	$839.3	$32.7	$68.7	$940.7
Work Function	471.4	35.0	27.6	534.0
Controls	428.4	30.6	38.8	497.8
Segment income (loss)
Propel	$111.8	$6.1	$28.7	$146.6
Work Function	16.5	1.1	(20.5)	(2.9)
Controls	42.7	2.3	(27.3)	17.7
Global Services and other expenses, net	(60.6)	(2.9)	12.0	(51.1)

Propel Segment

        The Propel segment experienced an 8 percent increase in sales, excluding the effects of currency fluctuations, during 2007. Segment income increased 26 percent during the same period. The Propel segment showed a 2 percentage point increase in operating profit margin during 2007. This increase is due partly to a $3.3 million reduction in restructuring costs classified in cost of goods sold.

Work Function Segment

        Sales in the Work Function segment increased 6 percent, excluding the effects of currency fluctuations, during the year ended December 31, 2007. Despite the increase in sales, Work Function segment income decreased. Continued investment in a manufacturing improvement project in Denmark resulted in $4.1 million of charges. Operational issues contributed an additional $5.5 million of costs due primarily to increased order fulfillment charges and costs associated with work stoppages in Denmark. The weakening of the U.S. dollar during 2007 also had a negative impact on segment income as a result of product manufactured in euro-based countries and sold into the U.S. In March 2006, the Company announced plans to discontinue production of certain product lines manufactured in the Swindon, England plant. Expense of $3.5 million was recognized during the year ended December 31, 2006 related to asset impairment and future employee termination payments. During 2007, the assets and product lines which were manufactured in Swindon, England were sold, and a loss on the sale of $2.4 million was recognized.

Controls Segment

        Net sales in the Controls segment for the year ended December 31, 2007, excluding the effects of currency fluctuations, increased 9 percent compared to 2006. Despite the increase in sales, segment income declined. The decline is mainly due to a loss of $6.6 million on the sale of the DC electric motor business in March 2007 and $3.2 million of costs to reorganize the DC and AC electric motor business prior to the sale. Expediting and overtime costs of $9.6 million were also incurred due to increased demand for certain products in the Controls segment. Research and development costs increased $3.1 million excluding the impacts of currency due primarily to continued investment in new product development.

Global Services and other expenses, net

        Segment costs in Global Services and other expenses, net, relate to internal global service departments, along with the operating costs of the Company's executive office. Global services include such costs as consulting for special projects, tax and accounting fees paid to outside third parties, internal audit, certain insurance premiums, and the amortization of intangible assets from certain business combinations. Global services and other expenses decreased $12.0 million excluding the impacts of currency, or 20 percent. This is primarily due to a $7.4 million reduction in incentive costs during the year ended December 31, 2007, as well as a reduction of $2.5 million in costs associated with the implementation of the Company's common business system.

Income Taxes

        The Company's effective tax rate was 28.5 percent in 2007 compared to 24.0 percent in 2006.

        The increase in the effective tax rate in 2007 is primarily related to unrecognized tax benefits of $2.2 million related to the sale of foreign assets.

Executive Summary of 2006 Compared to 2005

        The following table summarizes the change in the Company's results from operations by separately identifying changes due to currency fluctuations and the underlying change in operations from 2005 to 2006. This analysis is more consistent with how the Company's management internally evaluates results.

	2005 (As Restated)	Currency fluctuations	Underlying change	2006
	(in millions)
Net sales	$1,547.8	$7.9	$183.4	$1,739.1
Gross profit	357.7	1.9	37.2	396.8
% of Net Sales	23.1%			22.8%
Selling, general and administrative	217.1	1.2	(2.7)	215.6
Research and development	58.7	0.3	2.9	61.9
Impairment charges and loss on disposal of fixed assets	1.4	—	1.8	3.2

Total operating costs	277.2	1.5	2.0	280.7

Operating income	80.5	0.4	35.2	116.1
% of Net Sales	5.2%			6.7%
Net interest expense	(15.7)	(0.1)	(2.0)	(17.8)
Other expense, net	3.5	(0.2)	(9.0)	(5.7)

Income before taxes and minority interest	68.3	0.1	24.2	92.6
Minority interest	(18.6)	—	(3.0)	(21.6)

Earnings before taxes	49.7	0.1	21.2	71.0
% of Net Sales	3.2%			4.1%
Income tax benefit (expense)	(14.9)	0.2	(2.3)	(17.0)

Net income	$34.8	$0.3	$18.9	$54.0

        The underlying growth in sales, excluding the effect of currency fluctuations, was approximately 12 percent in 2006. Sales were up in all regions and all segments with increases of 11 percent in the Americas, 13 percent in Europe and 12 percent in Asia-Pacific, excluding the impact of currency. The increase in sales was due to overall strong economic conditions, price increases and higher sales volumes. Gross profit margin on total net sales decreased due to several factors, including restructuring costs incurred, costs incurred for the transfer of production lines, labor costs for overtime worked to meet the high demand for product, and costs to expedite product to meet customer demand.

        Selling, general and administrative costs decreased 1 percent during 2006 when compared to the same period in 2005. Costs associated with the implementation of a common company-wide business system were $13.7 million in 2006, a decrease of $3.4 million compared to 2005. Costs incurred in 2006 were related to implementation of the system at seven U.S. locations, one Danish location, two Slovakian locations as well as implementations in process in China, Italy and several Scandinavian sales companies. Outside service costs related to the assessment of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 also decreased $3.4 million. These reductions were partially offset by general price increases.

        During the first quarter of 2006 the Company announced plans to close the LaSalle, Illinois plant, to discontinue the production of certain product lines currently manufactured in the Swindon, England plant, and to restructure certain activities in the Propel and Controls segments. The Company incurred a total of $13.5 million in restructuring charges in connection with these plans during 2006: $10.9 million was included in cost of sales, $0.5 million in selling, general and administrative expenses, and $2.1 million was loss on disposal of fixed assets. Costs incurred include employee termination costs of $3.8 million, impairment and loss on disposal of fixed assets of $2.1 million, accelerated depreciation of $2.1 million, pension curtailment costs of $1.6 million, equipment moving costs of $1.4 million, and other costs of $2.5 million. The restructuring costs as a percent of sales were 0.8 percent in 2006.

        In 2006 the Company recognized $5.7 million of other expense, primarily related to foreign currency losses. During 2005 the Company recognized $3.5 million of other income, primarily related to foreign currency gains. The combined negative currency impact of $9.0 million in 2006 is due to the weakening of the U.S. dollar throughout 2006.

Operating Results—2006 Compared to 2005

Sales Growth by Market

        The following table summarizes the Company's sales growth by market. The table and following discussion is on a comparable basis, which excludes the effects of currency fluctuations.

	Americas	Asia-Pacific	Europe	Total
Agriculture/Turf Care	5%	(26)%	8%	5%
Construction/Road Building	6	17	20	14
Material Handling/Specialty	22	32	14	17
Distribution	18	21	8	15

Agriculture/Turf Care

        The turf care market in the U.S. was moderately strong through the first half of the year but declined during the last half of the year. The strengthening agriculture market in Brazil and the increasing commodity prices in the U.S. contributed to the increased sales in the agricultural market in the Americas. Sales in the European market increased slightly compared to 2005 due primarily to strengthening economic conditions, particularly in Germany. The Asia-Pacific region contributes less than 5 percent of the sales in the agriculture/turf care markets and therefore the decrease in the Asia-Pacific region does not significantly impact the total market.

Construction/Road Building

        All regions experienced sales increases in the construction/road building markets during 2006. Europe experienced the strongest growth at 20 percent. Increases in Europe are attributable to strengthening of the overall economy and strong export markets. The 6 percent increase in sales in the Americas region is primarily driven by strengthening economic conditions in Brazil as well as increased production of skid steer loaders and crawlers, particularly during the first half of the year. The Asia-Pacific market also benefited from the growth in the skid steer loader market, in addition to increased demand from the Chinese transit mixer market. The road building market in the Asia-Pacific region showed strong increases, mainly due to China's increased focus on infrastructure spending.

Material Handling/Specialty

        Specialty vehicles are comprised of a variety of markets including forestry, material handling, marine, waste management and waste recycling. All regions contributed to the sales growth in the specialty markets. Growth in the aerial lift market continues to be the main contributor to the overall 17 percent increase in sales in 2006.

Distribution

        Products related to all of the above markets are sold to distributors, who then serve smaller OEMs.

Order Backlog

        The following table shows the Company's order backlog and orders written activity for 2005 and 2006, separately identifying the impact of currency fluctuations.

	2005	Currency Fluctuation	Underlying increase	2006
	(in millions)
Backlog at December 31	$504.2	$32.8	$94.0	$631.0
Orders written	1,631.7	8.8	266.3	1,906.8

        Total order backlog at the end of 2006 was $631.0 million, compared to $504.2 million at the end of 2005. On a comparable basis, excluding the impact of currency fluctuation, order backlog increased 19 percent over 2005. New sales orders written for 2006 were $1,906.8 million, an increase of 16 percent over 2005, excluding the impact of currency fluctuations.

Business Segment Results

        The following table provides a summary of each segment's net sales and segment income, separately identifying the impact of currency fluctuations during the year.

	2005	Currency fluctuation	Underlying change	2006
	(in millions)
Net sales
Propel	$751.1	$1.0	$87.2	$839.3
Work Function	430.7	3.3	37.4	471.4
Controls	366.0	3.6	58.8	428.4
Segment income (loss)
Propel	$106.4	$0.0	$5.4	$111.8
Work Function	6.3	0.3	9.9	16.5
Controls	31.4	0.1	11.2	42.7
Global Services and other expenses, net	(60.1)	(0.2)	(0.3)	(60.6)

Propel Segment

        The Propel segment experienced strong growth in 2006, with a sales increase of 12 percent excluding the effects of currency fluctuations. Gross profit margin decreased 1.2 percent excluding the effects of currency fluctuations during 2006. The decrease in gross profit margin is primarily due to $8.3 million of restructuring charges. In March 2006 the Company announced plans to close the manufacturing facility in LaSalle, Illinois during 2006 along with certain other restructuring activities. Restructuring costs incurred in 2006 consist of employee termination costs of $1.6 million, pension curtailment charges of $1.6 million, accelerated depreciation of fixed assets of $2.1 million, and $3.0 million of other charges.

Work Function Segment

        Sales in the Work Function segment increased 9 percent, excluding the effects of currency fluctuations during 2006. The gross profit margin increased 0.7 percent excluding the impacts of currency fluctuations during 2006. Segment income was negatively impacted by $3.5 million of restructuring costs. In March 2006 the Company announced plans to discontinue production of certain product lines manufactured in the Swindon, England plant resulting in recognizing $1.9 million of employee termination costs and $1.6 million of fixed asset impairment charges.

Controls Segment

        Net sales in the Controls segment, excluding the effects of currency fluctuations, increased 16 percent during 2006. The gross profit margin decreased 0.5 percent, excluding the impact of currency fluctuations, with increases through September 2006 offset by declines in the fourth quarter due to costs incurred for the introduction of new products. Despite increased sales, operating costs were $0.2 million lower primarily due to higher costs in 2005 for research and development spending for new products in the development stage as well as start-up costs related to a new production facility in India. The increase in sales, nearly flat margins and decreases in operating costs contributed to a 36 percent increase in segment income.

Global Services and other expenses, net

        Global Services costs decreased $0.3 million in 2006 compared to the same period in 2005, excluding the effects of currency fluctuations. The Company incurred $5.8 million of losses on foreign currency transactions in 2006 compared to $3.2 million of gains on foreign currency transactions in 2005, which negatively affected other expenses by $9.0 million when comparing to the 2005 results. These increases were offset by a $3.4 million decrease in costs associated with the implementation of a common company-wide business system, decreased long-term incentive plan costs of $2.7 million, and a decrease of $3.4 million in outside service costs related to the assessment of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Income Taxes

        The Company's effective tax rate was 24.0 percent in 2006 compared to 30.0 percent in 2005.

        The decrease in the effective tax rate is attributable to $5.7 million of tax benefits for the reversal of valuation allowances on deferred tax assets. These deferred tax assets were generated in prior years and no tax benefits were recognized.

Market Risk

        The Company is naturally exposed to various market risks, including changes in foreign currency exchange rates and interest rates.

Foreign Currency Changes

        The Company has operations and sells its products in many different countries of the world and therefore, conducts its business in various currencies. The Company's financial statements, which are presented in U.S. dollars, can be impacted by foreign exchange fluctuations through both translation risk and transaction risk. Translation risk is the risk that the financial statements of the Company, for a particular period or as of a certain date, may be affected by changes in the exchange rates that are used to translate the financial statements of the Company's operations from foreign currencies into U.S. dollars. Transaction risk is the risk from the Company receiving its sale proceeds or holding its assets in a currency different from that in which it pays its expenses and holds its liabilities.

        In previous years, the Company had been well balanced between its U.S. and European operations because the Company generated its sales in the same country in which it incurred its expenses, or shipped products between geographic regions on a balanced basis. However, in recent years the balance has shifted and the amount of sales made in U.S. dollars has increased, whereas the production costs are in a currency other than the U.S. dollar, increasing the Company's exposure to transaction risk. In 2007 the Company sold a total of $167.9 million into the U.S. of product that had been produced in European-based currencies compared to sales into Europe of $68.0 million of product produced in U.S. dollars. This imbalance had a significant impact on the results of the Company. In 2007 the results were unfavorable as the dollar weakened in comparison to other currencies. The Company produces and sells its product in several regions of the world, however the U.S. and European transactions comprise the majority of the imbalance between regions.

        In 2005 the Company began to enter into forward contracts to minimize the impact of currency fluctuations on cash flows related to forecasted sales denominated in currencies other than the functional currency of the selling location. The forecasted sales represent sales to both external and internal parties. Any effects of the forward contracts related to sales to internal parties are eliminated in the consolidation process until the related inventory has been sold to an external party. The forward contracts qualify for hedge accounting and therefore are subject to effectiveness testing at the inception of the contract and throughout the life of the contract. In 2007, as a result of hedge accounting for the forward contracts, the Company recognized an increase to net sales of $1.5 million and income of $0.6 million was recorded to offset gain on currency transactions. The fair value of forward contracts included on the balance sheet at December 31, 2007 was a net asset of $4.0 million.

        The Company is also impacted by translation risk in terms of comparing results from period to period. Fluctuations of currencies against the U.S. dollar can be substantial and therefore, significantly impact comparisons with prior periods. Translation affects the comparability of both the income statement and the balance sheet. As shown in the table below, the translation impact on net sales was significant in 2007 due particularly to the strengthening of the euro against the U.S. dollar.

	Percentage Sales Growth Over Prior Year
	2007	2006	2005
As Reported	13.4%	12.4%	10.2%
Without Currency Translation Impact	7.8	11.8	10.0

        The change in the exchange rate does affect the comparability of the balance sheet between 2007 and 2006 as the balance sheet accounts are translated at the exchange rate as of December 31. The U.S. dollar weakened by 10 percent against the euro and 9 percent against the Danish kroner from December 31, 2006 to December 31, 2007. The weakening of the dollar has resulted in approximately 20 percent of the Company's total balance sheet being stated 10 percent higher than the prior year and 21 percent being stated 9 percent higher than the prior year.

Interest Rate Changes

        The Company uses interest rate swap agreements on a limited basis to manage the interest rate risk on the total debt portfolio. The Company was a party to two interest rate swap agreements at December 31, 2007, with a combined notional amount of $34.4 million, that require the Company to pay interest at a fixed rate and receive interest at a variable rate. The fair value of the interest rate swap agreements is recorded as a liability of $0.4 million on the balance sheet at December 31, 2007, with the offset recorded in accumulated other comprehensive income as the derivatives are accounted for using hedge accounting. The interest rate swap agreements mature in October 2010 and December 2011.

        The following table summarizes the maturity of the Company's debt obligations for fixed and variable rate debt (amounts in millions):

	Fixed Rate Debt(1)	Variable Rate Debt
2008	$41.5	$167.3
2009	13.3	—
2010	17.9	4.3
2011	22.3	8.6
2012	20.5	8.6
2013 and Thereafter	59.0	21.3

Total	$174.5	$210.1

(1)
Includes total principal repayments of $34.4 million on variable rate debt. The rate has been fixed through the use of interest rate swaps.

Liquidity and Capital Resources

        The Company's principal sources of liquidity have been cash flow from operations and from its various credit facilities. The Company historically has accessed diverse funding sources, including short-term and long-term unsecured bank lines of credit in the United States, Europe, and Asia, as well as the private debt markets in the United States as discussed in Note 7 in the Notes to Consolidated Financial Statements. The Company expects to have sufficient sources of liquidity to meet its future funding needs due to the multiple funding sources that have been, and continue to be, available to the Company.

        The Company's multicurrency revolving credit facility provides up to $300 million of unsecured credit through December 2010, as well as a 40 million euro (approximately $57.0 million) term loan which expires in July 2013. At December 31, 2007 the Company had $187.3 million outstanding under the revolving credit facility. The Company is required to meet certain financial covenants under this facility as described in Note 7 in the Notes to Consolidated Financial Statements. The Company was in compliance with the covenants at December 31, 2007 and is not aware of any circumstances currently that would impact compliance during the next twelve months.

Cash Flows from Operations

        Cash provided by operations was $98.1 million in 2007. The Company used an additional $36.6 million, excluding the effect of currency, to fund increased inventories in 2007 in order to meet the anticipated increase in demand for product in early 2008. In addition, an increase in receivables of $38.5 million contributed to a use of cash due to the higher level of sales in the fourth quarter. These increases were offset by an increase in accounts payable of $11.0 million, partly due to the increase in inventory.

        Total cash of the Company decreased $2.3 million from December 31, 2006 to December 31, 2007. At December 31, 2007 cash balances in China totaled $19.5 million, a decrease of $3.5 million from December 31, 2006. The Company is paying dividends from its Chinese entities to the maximum extent possible under current regulations; however, due to the nature of the governmental and other regulatory controls, it is difficult to move cash out of China for reasons other than payment for goods shipped into that country. As the Company continues to consider expanding its manufacturing capabilities in low-cost regions, it will make every effort to utilize the cash balances in those regions to fund future expansions. Total cash outside of China increased by $1.2 million in 2007.

Cash Used in Investing Activities

        Capital expenditures for 2007 totaled $135.6 million. Capital expenditures increased primarily related to the addition of production capacity in order to meet current and anticipated future demand levels.

Cash Used in Financing Activities

        The Company continues to pay dividends to stockholders on a quarterly basis with $33.6 million of cash used to pay dividends in 2007. In addition, the Company periodically makes distributions to its minority interest partners from its various joint venture activities with distributions totaling $15.9 million in 2007. The distributions can vary from year to year depending on the amount of undistributed earnings of the businesses and the needs of the partners. The Company borrowed an additional $71.4 million in 2007.

Contractual Cash Obligations

        The majority of the Company's contractual obligations to make cash payments to third parties are for financing obligations. These include future lease payments under both operating and capital leases. The following table discloses the Company's future commitments under contractual obligations as of December 31, 2007:

Contractual Cash Obligations(1)	Total	2008	2009	2010	2011	2012	2013 and Thereafter
Long-term debt	$384,630	$208,819	$13,275	$22,147	$30,848	$29,087	$80,454
Interest on long-term debt(2)(3)	64,762	19,100	17,697	15,571	4,330	3,344	4,720
Capital leases	19,628	1,270	1,270	1,137	1,003	1,003	13,945
Operating leases	65,756	11,807	10,000	6,225	5,137	4,641	27,946
Rental and service agreements with related person Danfoss A/S	60,610	8,359	8,359	8,369	8,379	8,389	18,755

Total contractual cash obligations	$595,386	$249,355	$50,601	$53,449	$49,697	$46,464	$145,820

The following assumptions are used in the calculation of the contractual cash obligations:

(1)
Commitments denominated in a currency other than the U.S. dollar are translated at the December 31, 2007 exchange rate.

(2)
The annual amount borrowed under revolving credit agreements does not change from the $187.3 million borrowed at December 31, 2007, through the maturity date of the agreements. The interest rate on the German Long-Term Bank Facilities remains unchanged through the maturity of the loans.

(3)
The margin rate on variable interest rate debt does not change from December 31, 2007. The base interest rate for future years is based on the interest yield curves as of December 31, 2007.

        In addition to the above contractual obligations, the Company has certain other funding needs that are non-contractual by nature, including funding of certain pension plans. In 2008 the Company anticipates contributing $26.2 million to its pension and health benefit plans.

Other Matters

Critical Accounting Estimates

        The SEC's guidance surrounding the disclosure of critical accounting estimates requires disclosures about estimates a company makes in applying its accounting policies. However, such discussion is limited to "critical accounting estimates," or those that management believes meet two criteria: 1) the accounting estimate must require a company to make assumptions about matters that are highly uncertain at the time the accounting estimate is made, and 2) different estimates that the company reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, could have a material impact on the presentation of the company's financial condition, changes in financial condition or results of operations.

        Besides the estimates that meet the two criteria for a "critical estimate" above, the Company makes many other accounting estimates in preparing its financial statements and related disclosures. All estimates, whether or not deemed critical, can affect the reported amounts of assets, liabilities, revenues, and expenses as well as disclosures of contingent assets and liabilities. Estimates are based on experience and information available prior to the issuance of the financial statements. Materially different results can occur as circumstances change and additional information becomes known, including estimates not deemed "critical" under the SEC's guidance.

        The discussion below should be read in conjunction with disclosures elsewhere in this discussion and in the Notes to the Consolidated Financial Statements related to estimates, uncertainties, contingencies, and new accounting standards. Significant accounting policies are discussed in Note 1 to the Consolidated Financial Statements beginning on page IV-24. The development and selection of accounting estimates, including those deemed "critical," and the associated disclosures in this discussion, have been discussed by management with the audit committee of the Board of Directors.

        Inventory Valuation—As a manufacturer in the capital goods industry, inventory is a substantial portion of the assets of the Company, amounting to over 20 percent of total assets at December 31, 2007. The Company must periodically evaluate the carrying value of its inventory to assess the proper valuation. This includes recording period adjustments as needed to 1) record expenses due to excess capacity, 2) provide for excess and obsolete inventory, and 3) ensure that inventory is valued at the lower of cost or market. On a quarterly basis, management within each segment performs an analysis of the underlying inventory to identify the need for appropriate write-downs to cover each of these items. In doing so, management applies consistent practices based upon historical data such as actual loss experience, past and projected usage, actual margins generated from trade sales of its products, and finally its best judgment to estimate the appropriate carrying value of the inventory.

        Warranty Provisions—The Company warrants its various products over differing periods depending upon the type of product and application. Consequently, the Company records liabilities for the estimated warranty costs that may be incurred under its basic warranty based on past trends of actual warranty claims compared to the actual sales levels to which those claims apply. These liabilities are accrued at the time the sales of the products are recorded. Factors that affect the Company's warranty liability include the number of units in the field currently under warranty, historical and anticipated rates of warranty claims on those units and the cost per claim to satisfy the Company's warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the Company's estimated warranty obligation. Each quarter, the Company reevaluates its estimates to assess the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

        In addition to its normal warranty liability, the Company, from time to time in the normal course of business, incurs costs to repair or replace defective products with a specific customer or group of customers. The Company refers to these as "field recalls" and in these instances, the Company will record a specific provision for the expected costs it will incur to repair or replace these products utilizing information from customers and internal information regarding the specific cost of materials and labor. Typically, field recalls are infrequent in occurrence, however, when they occur, field recalls can be for a large number of units and quite costly to rectify. Because of the sporadic and infrequent nature of field recalls, and due to the range of costs associated with field recalls, the Company cannot accurately estimate these costs at the time the products are sold. Therefore, these costs are recorded at the time information becomes known to the Company. As the field recalls are settled, the Company relieves the specific liability related to that field recall. These specific field recall liabilities are reviewed on a quarterly basis.

        Long-Lived Asset Recovery—A significant portion of the Company's total assets consist of property, plant and equipment (PP&E) and definite life intangibles, as well as goodwill. Changes in technology or in the Company's intended use of these assets, as well as changes in the broad global economy in which the Company operates, may cause the estimated period of use or the carrying value of these assets to change.

        This requires the Company to periodically assess the estimated useful lives of its assets in order to match, through depreciation and amortization, the cost of those assets with the benefits derived over the period of usefulness. The useful lives of these assets can be shortened through greater use due to volume increases, rapidly changing technology such as the use of electronics and computer-operated controls, and through inadequate maintenance. Despite management's best efforts to determine the appropriate useful lives of its equipment, certain situations may arise that lead to an asset or group of assets becoming impaired, meaning their economic value becomes less than the value at which the Company is carrying the asset on its books. Examples of these situations are product rationalization efforts or restructuring of manufacturing facilities. When these situations arise, the Company tests the assets for impairment and will write down the asset in the period when the impairment becomes known. In addition, goodwill is tested for impairment at least annually. As of December 31, 2007 a ten percent change in the depreciable lives of the Company's assets would impact depreciation expense by approximately $10.0 million.

        Valuation of Trade Receivables—The Company records trade receivables due from its customers at the time a sale is recorded in accordance with its revenue recognition policy. The future collectibility of these amounts can be impacted by the Company's collection efforts, the financial stability of its customers, and the general economic climate in which it operates. The Company applies a consistent practice of establishing an allowance for accounts that it believes may become uncollectible through reviewing the historical aging of its receivables, looking at the historical losses incurred as a percentage of net sales, and by monitoring the financial strength of its customers. In addition, local customary practices have to be taken into account due to varying payment terms being applied in various parts of the world where the Company conducts its business. If the Company becomes aware of a customer's inability to meet its financial obligations (e.g., where it has filed for bankruptcy), the Company establishes a specific allowance for the potential bad debt to reduce the net recognized receivable to the amount it reasonably believes will be collected. The valuation of trade receivables is performed quarterly.

        Workers Compensation—The Company has an insurance policy to cover workers compensation claims in the United States, in which the Company pays the first $0.25 million per claim, per incident. The Company establishes its workers compensation reserve based on historic growth factors of claims and an estimate of incurred, but not reported claims. This analysis is performed on a quarterly basis.

        U.S. Health Care Costs—The Company self insures its U.S. health care costs for eligible employees and their qualified dependents with exposure for any one year, excluding prescription costs, limited to $0.2 million per individual. The Company establishes reserves for its health care cost based on historic claims data and an estimate of incurred, but not reported claims. This analysis is performed on a quarterly basis.

        Pensions—The Company has noncontributory defined benefit pension plans for a portion of its employees. In certain countries, such as the United States and the United Kingdom, these plans are funded with plan assets whereas in other countries such as Germany, the plans have historically been unfunded, which is customary. In 2007 the Company started contributing to the German pension plans. The measurement of the Company's pension obligations and costs is dependent on a variety of assumptions determined by management and used by the Company's actuaries. These assumptions include estimates of the present value of projected future pension payments to all plan participants, taking into consideration the likelihood of potential future events such as salary increases and other experience. These assumptions may have an effect on the amount and timing of future contributions. The plan trustee conducts an independent valuation of the fair value of pension plan assets.

        The assumptions used in developing the required estimates include the following key factors:

Discount rates	Inflation
Salary growth	Expected return on plan assets
Retirement rates	Mortality rates

        The Company bases the discount rate assumption on investment yields available at or near year-end on corporate long-term bonds rated AA. The inflation assumption is based on an evaluation of external market indicators. The salary growth assumptions reflect the Company's long-term actual experience, the near-term outlook and assumed inflation. The expected return on plan assets reflects asset allocations, investment strategy, and the views of investment managers and other large pension plan sponsors. Retirement and mortality rates are based primarily on actual plan experience and standard industry actuarial tables, respectively. The effects of actual results differing from our assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense in such future periods.

        The Company's funding policy for the U.S. plans are to contribute amounts sufficient to meet the minimum funding requirement of the Employee Retirement Income Security Act of 1974, plus any additional amounts the Company may deem to be appropriate. In 2008 the Company anticipates contributing $2.3 million to its U.S. plans, $16.2 million to its German plans, and $5.0 million to its U.K. plans.

        Postretirement Benefits Other Than Pensions—The Company provides postretirement health care benefits for certain employee groups in the United States. This plan is contributory and contains certain other cost-sharing features such as deductibles and coinsurance. The Company does not pre-fund this plan and has the right to modify or terminate this plan in the future.

        The postretirement liability, which is determined on an actuarial basis, is recognized in the Company's Consolidated Balance Sheets and the postretirement expense is recognized in the Consolidated Statements of Income. The Company must determine the actuarial assumption for the discount rate used to reflect the time value of money in the calculation of the accumulated postretirement benefit obligation for the end of the current year and to determine the postretirement cost for the subsequent year. For guidance in determining this rate, the Company looks at investment yield trends available near year-end on corporate bonds rated AA. In addition, the Company must determine the actuarial assumption for the health care cost trend rate used in the calculation of the accumulated postretirement benefit obligation for the end of the current year and to determine the net periodic postretirement benefit cost for the subsequent year. As of December 31, 2007 a one-percentage-point change in the assumed health care cost trend rate would impact the expense recognized in 2007 by $0.2 million and would affect the postretirement benefit obligation by $2.8 million. In 2008 the Company anticipates contributing $2.7 million to this plan.

        Deferred Income Taxes and Valuation Allowances—Tax regulations may require items to be included in the tax return at different times than the items are reflected in the financial statements. Some of the differences are permanent, such as expenses that are not deductible on a tax return, and some of the differences are temporary such as the rate of depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax assets generally are attributable to items that can be used as a tax deduction or credit in a tax return in future years but the amount has already been included as an expense in the financial statements. Deferred tax liabilities generally represent deductions that have been taken on the tax return but have not been recognized as expense in the financial statements. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

New Accounting Policies

        The Company adopted the provisions of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of Financial Accounting Standards Board (FASB) Statements No. 87, 88, 106, and 132(R)" in December 2006. As a result of the adoption of this statement, accumulated other comprehensive income decreased by $29.3 million. The decrease was incorrectly reported as a component of comprehensive income in the 2006 Consolidated Statement of Stockholders' Equity and Comprehensive Income. The decrease due to adopting the statement should have been reported as a direct adjustment to accumulated other comprehensive income. The presentation has been corrected in the Consolidated Statements of Stockholders' Equity and Comprehensive Income on page IV-22.

        In June 2006 the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 in 2007 with no impact on the consolidated financial statements. As of the adoption date, the tax years subject to review in the U.S., Denmark, and Germany were the years after 2001, 2002, and 2003, respectively. The Company recognizes interest related to taxes as interest income or expense. No penalties have been accrued.

        In June 2006 the FASB ratified Emerging Issues Task Force ("EITF") Issue No. 06—3, "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross versus Net Presentation)," which allows companies to adopt a policy of presenting taxes in the income statement on either a gross or net basis. Taxes within the scope of this EITF would include taxes that are imposed on a revenue transaction between a seller and a customer. The Company adopted EITF Issue No. 06-3 in 2007. Taxes collected from customers and remitted to governmental authorities are presented net in the consolidated financial statements.

        In September 2006 FASB issued SFAS No. 157, "Fair Value Measurements" which clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The Company has not yet determined the impact that the implementation of SFAS No. 157 will have on the consolidated financial statements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008 the FASB issued FASB Staff Position (FSP) No. 157-2, "Effective Date of FASB Statement No. 157." FSP No. 157-2 delays the effective date of SFAS No. 157, except for items that are recognized or disclosed at fair value at least once a year, to fiscal years beginning after November 15, 2008.

        In February 2007 the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115." SFAS No. 159 permits many financial instruments and certain other items to be measured at fair value at the option of the Company. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 159 to have a significant impact on the consolidated financial statements.

        In December 2007 the FASB issued SFAS No. 141R "Business Combinations." SFAS No. 141R replaces SFAS No. 141, and establishes requirements for recognition and measurement of identifiable assets acquired, liabilities assumed, noncontrolling interest of the acquiree, goodwill acquired, and gain from bargain purchase. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 141R to have a significant impact on the consolidated financial statements.

        In December 2007 the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51." SFAS No. 160 was issued to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is currently evaluating the impact that SFAS No. 160 will have on its consolidated financial statements and disclosures.

Non-Audit Services of Independent Registered Public Accounting Firm

        The Company's Independent Registered Public Accounting Firm, KPMG LLP, performed the following non-audit services that have been approved by the Audit Committee of the Board of Directors: international tax planning and compliance services, expatriate tax services for persons not in a financial reporting oversight role, and statutory audits and related matters.

Outlook

        Management of the Company anticipates sales growth in 2008 with the European and Asia-Pacific markets showing the strongest growth. The implementation of the Company's common business system will be substantially complete by the end of 2008, with implementation at the Company's Swedish, Japanese, and U.K. locations occurring during the first half of 2008, followed by the remaining sales companies and smaller plants.

Sauer-Danfoss Inc. and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share data)

	For the Years Ended December 31,
	2007	2006	2005
			(As Restated)
Net sales	$1,972,548	$1,739,088	$1,547,816
Cost of sales	1,544,846	1,342,324	1,190,070

Gross profit	427,702	396,764	357,746
Selling, general and administrative	233,809	215,565	217,130
Research and development	70,552	61,880	58,673
Impairment charges and loss on disposal of fixed assets	402	3,246	1,391
Loss on sale of businesses	9,010	—	—

Total operating expenses	313,773	280,691	277,194

Operating income	113,929	116,073	80,552

Nonoperating Income (Expenses):
Interest expense	(23,789)	(18,415)	(17,540)
Interest income	1,048	654	1,887
Other, net	(3,589)	(5,675)	3,465

Nonoperating expenses, net	(26,330)	(23,436)	(12,188)

Income Before Income Taxes and Minority Interest	87,599	92,637	68,364
Minority Interest	(21,562)	(21,617)	(18,657)

Income Before Income Taxes	66,037	71,020	49,707
Income Tax Expense	(18,839)	(17,021)	(14,893)

Net Income	$47,198	$53,999	$34,814

Net Income per common share, basic	$0.98	$1.13	$0.73

Net Income per common share, diluted	$0.98	$1.12	$0.73

Weighted average basic shares outstanding	48,094,375	47,699,972	47,455,507
Weighted average diluted shares outstanding	48,326,637	48,237,814	47,795,160

See accompanying notes to consolidated financial statements.

Sauer-Danfoss Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$26,789	$29,112
Accounts receivable (net of allowances of $5,133 and $5,705 in 2007 and 2006, respectively)	318,152	259,976
Inventories	319,524	272,286
Other current assets	55,677	44,162

Total current assets	720,142	605,536

Property, Plant and Equipment, net	562,818	503,977

Other Assets:
Goodwill	114,500	108,811
Other intangible assets, net	25,295	27,160
Deferred income taxes	67,938	55,899
Other	9,729	5,685

Total other assets	217,462	197,555

	$1,500,422	$1,307,068

Liabilities and Stockholders' Equity
Current Liabilities:
Notes payable and bank overdrafts	$59,415	$46,952
Long-term debt due within one year	208,819	120,243
Accounts payable	168,015	142,234
Accrued salaries and wages	61,961	56,923
Accrued warranty	19,401	17,022
Other accrued liabilities	46,996	54,588

Total current liabilities	564,607	437,962
Long-Term Debt	175,811	182,388

Other Liabilities
Long-term pension liability	70,777	80,607
Postretirement benefits other than pensions	35,935	35,193
Deferred income taxes	40,930	32,207
Other	26,318	23,204

Total other liabilities	173,960	171,211

Total liabilities	914,378	791,561

Minority Interest in Net Assets of Consolidated Companies	60,544	53,448

Stockholders' Equity:
Preferred stock, par value $.01 per share, authorized 4,500,000 shares, no shares issued or outstanding	—	—
Common stock, par value $.01 per share, authorized shares 75,000,000 in 2007 and 2006; issued and outstanding 48,149,461 in 2007 and 47,746,279 in 2006	481	477
Additional paid-in capital	332,522	336,962
Retained earnings	110,812	98,277
Accumulated other comprehensive income	81,685	26,343

Total stockholders' equity	525,500	462,059

	$1,500,422	$1,307,068

See accompanying notes to consolidated financial statements.

Sauer-Danfoss Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity and Comprehensive Income

(Dollars in thousands, except per share data)

	Number of Shares Outstanding	Common Stock	Aditional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Unamortized Restricted Stock Compensation	Total
Year Ended December 31, 2005:
Beginning balance	47,445,768	474	319,871	60,906	61,710	(237)	442,724

Comprehensive income:
Net income (As Restated)	—	—	—	34,814	—	—
Pension adjustment	—	—	—	—	(407)	—
Unrealized gains on hedging activities	—	—	—	—	192	—
Currency translation	—	—	—	—	(34,584)	—
Total comprehensive income							15
Tax adjustment related to shares issued to minority interest partner	—	—	531	—	—	—	531
Adoption of SFAS No. 123R "Share-Based Payment"	—	—	(237)	—	—	237	—
Performance units vested	38,964	1	(1)	—	—	—	—
Modification of performance units	—	—	3,545	—	—	—	3,545
Restricted stock grant	13,500	—	—	—	—	—	—
Restricted stock and performance unit compensation	—	—	9,683	—	—	—	9,683
Cash dividends declared ($.48 per share)	—	—	—	(22,796)	—	—	(22,796)

Balance December 31, 2005 (As Restated)	47,498,232	475	333,392	72,924	26,911	—	433,702

Year Ended December 31, 2006:
Comprehensive income:
Net income	—	—	—	53,999	—	—
Pension adjustment	—	—	—	—	(10,178)	—
Unrealized gains on hedging activities	—	—	—	—	847	—
Currency translation	—	—	—	—	38,089	—
Total comprehensive income							82,757
Tax adjustment related to shares issued to minority interest partner	—	—	285	—	—	—	285
Performance units vested	234,547	2	(2)	—	—	—	—
Restricted stock grant	13,500	—	—	—	—	—	—
Restricted stock and performance unit compensation	—	—	6,294	—	—	—	6,294
Tax benefits on performance unit compensation			137				137
Minimum tax withholding settlement	—	—	(3,144)	—	—	—	(3,144)
Cash dividends declared ($.60 per share)	—	—	—	(28,646)	—	—	(28,646)
Adjustment to adopt FASB Statement No. 158, net of tax of $11,804	—	—	—	—	(29,326)	—	(29,326)

Balance December 31, 2006	47,746,279	477	336,962	98,277	26,343	—	462,059

Year Ended December 31, 2007:
Comprehensive income:
Net income	—	—	—	47,198	—	—
Pension and postretirement adjustment	—	—	—	—	12,462	—
Unrealized gains on hedging activities	—	—	—	—	2,144	—
Currency translation	—	—	—	—	40,736	—
Total comprehensive income							102,540
Performance units vested	379,682	4	(4)	—	—	—	—
Restricted stock grant	23,500	—	—	—	—	—	—
Restricted stock and performance unit compensation	—	—	4,390	—	—	—	4,390
Tax benefits on performance unit compensation			145				145
Minimum tax withholding settlement	—	—	(8,971)	—	—	—	(8,971)
Cash dividends declared ($.72 per share)	—	—	—	(34,663)	—	—	(34,663)

Balance December 31, 2007	48,149,461	$481	$332,522	$110,812	$81,685	$—	$525,500

See accompanying notes to consolidated financial statements.

Sauer-Danfoss Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	For the Years Ended December 31,
	2007	2006	2005
			(As Restated)
Cash Flows from Operating Activities:
Net Income	$47,198	$53,999	$34,814
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	102,303	95,665	88,322
Minority interest	21,562	21,617	18,657
Restricted stock and performance unit compensation	4,390	6,294	9,683
Impairment charge and net loss on disposal of fixed assets	402	3,246	1,391
Loss on sale of businesses	9,010	—	—
Change in operating assets and liabilities
Accounts receivable, net	(38,491)	(24,512)	(4,829)
Inventories	(36,578)	(14,242)	(24,860)
Prepaid and other current assets	(9,162)	(5,471)	7,941
Accounts payable	11,036	27,244	(13,368)
Accrued liabilities	(1,453)	13,971	17,621
Change in deferred income taxes	(3,957)	(2,356)	(8,548)
Minimum tax withholding payments on performance units	(8,971)	(3,144)	—
Other	851	(4,399)	(10,512)

Net cash provided by operating activities	98,140	167,912	116,312

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(135,633)	(116,244)	(95,247)
Proceeds from sale of property, plant and equipment	6,496	6,959	1,942
Proceeds from sale of businesses, net of payment for acquisition, net of cash acquired	6,932	—	—

Net cash used in investing activities	(122,205)	(109,285)	(93,305)

Cash Flows from Financing Activities:
Net borrowings on notes payable and bank overdrafts	6,114	20,351	7,598
Net borrowings (repayments) on revolving credit facility	77,264	(37,918)	(62,355)
Repayments of long-term debt	(18,817)	(32,137)	(13,253)
Borrowings of long-term debt	6,875	51,517	77,190
Payments for debt financing costs	—	(285)	(898)
Performance unit compensation excess tax deduction	145	137	—
Cash dividends	(33,636)	(26,706)	(21,843)
Distribution to minority interest partners	(15,889)	(19,908)	(6,570)

Net cash provided by (used in) financing activities	22,056	(44,949)	(20,131)

Effect of Exchange Rate Changes on Cash	(314)	1,240	45

Cash and Cash Equivalents:
Net increase (decrease) during the year	(2,323)	14,918	2,921
Beginning balance	29,112	14,194	11,273

Ending balance	$26,789	$29,112	$14,194

Supplemental Cash Flow Disclosures:
Interest paid	$20,248	$17,163	$15,601

Income taxes paid	$26,933	$25,337	$14,780

See accompanying notes to consolidated financial statements.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(1) Summary of Significant Accounting Policies:

Basis of Presentation and Principles of Consolidation—

        Sauer-Danfoss Inc., a U.S. Delaware corporation, and subsidiaries (the Company) is a worldwide leader in the design, manufacture, and sale of engineered hydraulic and electronic systems and components that generate, transmit and control power in mobile equipment. The Company's products are used by original equipment manufacturers of mobile equipment, including construction, road building, agricultural, turf care, material handling, and specialty vehicle equipment. The Company's products are sold throughout the world either directly or through distributors.

        The consolidated financial statements represent the consolidation of all companies in which the Company has a controlling interest and are stated in accordance with accounting principles generally accepted in the United States. All significant intercompany balances, transactions, and profits have been eliminated in the consolidated financial statements.

Use of Estimates—

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Revenue Recognition—

        Net sales are recorded when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectibility is reasonably assured. Estimates for future warranty expense are recorded when the related revenue is recognized. Timing of revenue recognition is consistent with when the risks and rewards of ownership and title to the product have transferred to the customer.

Cash and Cash Equivalents—

        Cash equivalents are considered by the Company to be all highly liquid instruments purchased with original maturities of three months or less. At December 31, 2007 cash and cash equivalents balances in China totaled approximately $20,000. The Company is paying dividends from its Chinese entities to the maximum extent possible under current regulations; however, due to the nature of the governmental and other regulatory controls it is difficult to move cash out of this country for reasons other than payment for goods shipped into the country.

Trade Receivables—

        The Company records trade receivables due from its customers at the time sales are recorded in accordance with its revenue recognition policy. The future collectibility of these amounts can be impacted by the Company's collection efforts, the financial stability of its customers, and the general economic climate in which it operates. The Company applies a consistent practice of establishing an allowance for accounts that it believes may become uncollectible through reviewing the historical write-offs of accounts,

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

aging of its receivables, and by monitoring the financial strength of its customers. If the Company becomes aware of a customer's inability to meet its financial obligations (e.g., where it has filed for bankruptcy), the Company establishes a specific allowance for the potential bad debt to reduce the net recognized receivable to the amount it reasonably believes will be collected. The valuation of trade receivables is performed quarterly.

Inventories—

        Inventories are valued at the lower of cost or market, using various cost methods, and include the cost of material, labor, and factory overhead. The last-in, first-out (LIFO) method was adopted in 1987 and is used to value inventories at the U.S. locations which existed at that time. Inventories at all of the non-U.S. locations and the U.S. locations obtained through acquisition after 1987, which produce products different than those produced at U.S. locations existing at 1987, are valued under the first-in, first-out (FIFO) inventory valuation method. The percentage of year-end inventory valued under the LIFO and FIFO cost methods was 14% and 86%, respectively, for 2007, and 19% and 81%, respectively, for 2006.

Property, Plant and Equipment and Depreciation—

        Property, plant and equipment are stated at historical cost, net of accumulated depreciation. Depreciation is generally computed using the straight-line method for building equipment and buildings over 10 to 37 years and for machinery and equipment over 3 to 8 years (3 to 12 years for additions in 1999 and prior). Additions and improvements that substantially extend the useful life of a particular asset are capitalized. Repair and maintenance costs ($45,482, $41,729, and $38,697 in 2007, 2006, and 2005, respectively) are charged to expense. When property, plant and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the consolidated statements of income.

Goodwill and Other Intangible Assets—

        Goodwill represents the excess of the purchase price over the estimated fair values of net assets acquired in the purchase of businesses. The Company accounts for goodwill and intangible assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill is not amortized, but tested for impairment at least annually. Intangible assets consist primarily of trade names, technology, and customer relationships and are recorded at fair value at the time of acquisition. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which range from three to thirty five years.

Product Warranty—

        The Company warrants its various products over differing periods depending upon the type of product and application. Consequently, the Company records warranty liabilities for the estimated costs that may be incurred under its basic warranty based on past trends of actual warranty claims compared to the actual sales levels to which those claims apply. These liabilities are accrued at the time the sales of the products are recorded. Factors that affect the Company's warranty liability include the number of units in the field

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

currently under warranty, historical and anticipated rates of warranty claims on those units and the cost per claim to satisfy the Company's warranty obligation. The anticipated rate of warranty claims is the primary factor impacting the Company's estimated warranty obligation.

        In addition to its normal warranty liability, the Company, from time to time in the normal course of business, incurs costs to repair or replace defective products with a specific customer or group of customers. The Company refers to these as field recalls and in these instances, the Company records a specific provision for the expected costs it will incur to repair or replace these products utilizing information from customers and internal information regarding the specific cost of materials and labor. Due to the sporadic and infrequent nature of field recalls, and the potential for a range of costs associated with field recalls, the Company cannot accurately estimate these costs at the time the products are sold. Therefore, these costs are recorded at the time information becomes known to the Company. As the field recalls are carried out, the Company relieves the specific liability related to that field recall. These specific field recall liabilities are reviewed on a quarterly basis. The following table represents the change in the Company's accrued warranty liability:

	December 31,
	2007	2006	2005
Balance, beginning of period	$17,022	$17,047	$16,392
Payments	(17,664)	(13,807)	(11,556)
Provisions for warranties	19,167	13,097	13,271
Currency impact	876	685	(1,060)

Balance, end of period	$19,401	$17,022	$17,047

Impairment of Long-Lived Assets and Assets to be Disposed Of—

        Consistent with the requirements of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company periodically assesses whether events or circumstances have occurred that may indicate the carrying value of its long-lived tangible and intangible assets may not be recoverable. The carrying value of long-lived tangible and intangible assets to be held and used is evaluated based on the expected future undiscounted operating cash flows. When events or circumstances indicate the carrying value of an asset or group of assets is impaired, the Company recognizes an impairment loss to the extent that the carrying value of the assets exceeds the fair value of the assets. In 2006 the Company recognized an impairment of long-lived assets to be disposed of related to restructuring activity in the Work Function segment of approximately $1,500 (see Notes 3 and 14 for more information).

Income Taxes—

        The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax bases of the

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

Company's assets and liabilities, net operating loss carryforwards, and tax credit carryforwards and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when the Company is unable to conclude that realization of the deferred tax assets is more likely than not.

Income Per Share—

        Basic net income per common share is based on the weighted average number of common shares outstanding in each year. Diluted net income per common share assumes that outstanding common shares were increased by shares issuable upon (i) exercise of restricted stock shares, and (ii) granting of shares under the long-term incentive plan, after it becomes certain that the performance requirements needed to be met in accordance with the incentive plan will be achieved. Shares under both the restricted stock plan and the long term incentive plan have an exercise price of zero.

	Net Income	Shares	EPS
December 31, 2007
Basic net income	$47,198	48,094,375	$0.98
Effect of dilutive securities:
Restricted stock	—	24,696	—
Performance units	—	207,566	—

Diluted net income	$47,198	48,326,637	$0.98

December 31, 2006
Basic net income	$53,999	47,699,972	$1.13
Effect of dilutive securities:
Restricted stock	—	22,768	—
Performance units	—	515,074	(0.01)

Diluted net income	$53,999	48,237,814	$1.12

December 31, 2005
Basic net income (As Restated)	$34,814	47,455,507	$0.73
Effect of dilutive securities:
Restricted stock	—	22,486	—
Performance units	—	317,167	—

Diluted net income (As Restated)	$34,814	47,795,160	$0.73

Fair Value of Financial Instruments—

        The carrying values of cash and cash equivalents, accounts and other receivables, notes payable and bank overdrafts, and accounts payable approximate fair value because of the short-term nature of these instruments.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

        The fair value of long-term debt is calculated by discounting scheduled cash flows through maturity using estimated market discount rates. The discount rate is estimated using the rates currently offered for long-term debt of similar remaining maturities and credit characteristics. At December 31, 2007 the Company estimated the fair value of its long-term debt, including amounts due within one year, at $386,759 compared to its carrying value of $384,630. At December 31, 2006 the Company estimated the fair value of its long-term debt, including amounts due within one year, at $302,979 compared to its carrying value of $302,631. These estimates are subjective in nature and involve uncertainties and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

Translation of Non-U.S. Currencies—

        Assets and liabilities of consolidated non-U.S. subsidiaries are translated into U.S. dollars at exchange rates in effect at the end of each period, while revenues and expenses are translated at average exchange rates prevailing during the period. The resulting translation adjustments are included in stockholders' equity. Gains or losses on transactions denominated in non-functional currencies and the related tax effects are reflected in the consolidated statements of income.

Derivatives and Hedging—

        It is the Company's policy that derivative transactions are executed only to manage exposures arising in the normal course of business and not for the purpose of creating speculative positions or trading. Derivative financial instruments are accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. Under SFAS No. 133, all derivatives are recorded at fair value on the balance sheet as current or long-term other assets or other liabilities depending on whether the maturity date of the derivative contract is within one year from the balance sheet date.

        The Company uses interest rate swaps to establish fixed interest rates on outstanding borrowings. There is no ineffectiveness of the interest rate swaps and therefore, the changes in fair value of the derivatives is recorded in accumulated other comprehensive income. The Company utilizes forward contracts to minimize the impact of currency fluctuations on cash flows related to forecasted sales denominated in currencies other than the functional currency of the selling location. The forward contracts qualify for hedge accounting and therefore are subject to effectiveness testing at the inception of the contract and throughout the life of the contract.

        When, and if, a derivative is determined not to be highly effective as a hedge, or the underlying hedged transaction is no longer likely to occur, or the derivative is terminated, the hedge accounting is discontinued and any past or future changes in the derivative's fair value that will not be effective as an offset to the income effects of the item being hedged are recognized currently in the income statement. Any changes in fair values of derivatives not qualifying as hedges would be reported immediately in other income (expense) on the consolidated statement of income, however, the Company did not have any derivatives that did not qualify as hedges in 2007 or 2006.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

Employee Stock-Based Compensation—

        The Company accounts for employee stock-based compensation in accordance with SFAS No. 123R, "Share-Based Payments." The fair value method is used to account for employee-stock compensation.

New Accounting Principles—

        The Company adopted the provisions of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of Financial Accounting Standards Board (FASB) Statements No. 87, 88, 106, and 132(R)" in December 2006. As a result of the adoption of this statement, accumulated other comprehensive income decreased by $29,326. The decrease was incorrectly reported as a component of comprehensive income in the 2006 Consolidated Statement of Stockholders' Equity and Comprehensive Income. The decrease due to adopting the statement should have been reported as a direct adjustment to accumulated other comprehensive income. The presentation has been corrected in the Consolidated Statements of Stockholders' Equity and Comprehensive Income on page IV-22.

        In June 2006 the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109" (FIN 48), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted FIN 48 in 2007 with no impact on the consolidated financial statements. As of the adoption date, the tax years subject to review in the U.S., Denmark, and Germany were the years after 2001, 2002, and 2003, respectively. The Company recognizes interest related to taxes as interest income or expense. No penalties have been accrued.

        In June 2006 the FASB ratified Emerging Issues Task Force ("EITF") Issue No. 06-3, "How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (that is, Gross versus Net Presentation)," which allows companies to adopt a policy of presenting taxes in the income statement on either a gross or net basis. Taxes within the scope of this EITF would include taxes that are imposed on a revenue transaction between a seller and a customer. The Company adopted EITF Issue No. 06-3 in 2007. Taxes collected from customers and remitted to governmental authorities are presented net in the consolidated financial statements.

        In September 2006 FASB issued SFAS No. 157, "Fair Value Measurements" which clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The Company has not yet determined the impact that the implementation of SFAS No. 157 will have on the consolidated financial statements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008 the FASB issued FASB Staff Position (FSP) No. 157-2, "Effective Date of FASB Statement No. 157." FSP No. 157-2 delays the effective date of SFAS No. 157, except for items that are recognized or disclosed at fair value at least once a year, to fiscal years beginning after November 15, 2008.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(1) Summary of Significant Accounting Policies: (Continued)

        In February 2007 the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115." SFAS No. 159 permits many financial instruments and certain other items to be measured at fair value at the option of the Company. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS No. 159 to have a significant impact on the consolidated financial statements.

        In December 2007 the FASB issued SFAS No. 141R "Business Combinations." SFAS No. 141R replaces SFAS No. 141, and establishes requirements for recognition and measurement of identifiable assets acquired, liabilities assumed, noncontrolling interest of the acquiree, goodwill acquired, and gain from bargain purchase. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the annual reporting period beginning on or after December 15, 2008. The Company does not expect the adoption of SFAS No. 141R to have a significant impact on the consolidated financial statements.

        In December 2007 the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51." SFAS No. 160 was issued to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is currently evaluating the impact that SFAS No. 160 will have on its consolidated financial statements and disclosures.

Restatement—

        An accounting error related to accounting for income taxes was identified which resulted in restating the previously issued 2005 financial statement amounts. The error relates to application of branch accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." The impact of the restatement in 2005 resulted in an increase to income tax expense and a decrease to net income of $3,901. In addition, the 2006 financial statement amounts were revised due to corrections of an immaterial error related to the application of branch accounting for income taxes in accordance with SFAS No. 109 and a tax provision adjustment deemed to be a correction of an error, increasing net income by $251. Refer to Note 19 for further discussion.

(2) Business Combinations:

        In May 2007, the Company acquired all outstanding shares of a company in Denmark which produces steering columns. The acquired company, with annual sales of approximately $4,700, was previously a supplier and was acquired in order to control production and delivery of steering columns used in Work Function products. The Company has consolidated the financial results since the date of acquisition. The purchase price was allocated to inventory and property, plant, and equipment. Goodwill of approximately $2,600 represents the excess of cost over the fair value of net tangible assets.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(2) Business Combinations: (Continued)

        The changes in the carrying amounts of goodwill for the years ended December 31, 2006 and 2007 are as follows:

	Propel Segment	Work Function Segment	Controls Segment	Total
Balance at January 1, 2006	$32,967	$19,680	$67,671	$120,318
Reversal of valuation allowance on deferred tax asset	—	(8,267)	(8,266)	(16,533)
Translation adjustment	1,608	553	2,865	5,026

Balance at December 31, 2006	34,575	11,966	62,270	108,811
Goodwill acquired during period	—	2,565	—	2,565
Goodwill written off with sale of business	—	—	(610)	(610)
Reversal of valuation allowance on deferred tax asset	—	(615)	(615)	(1,230)
Translation adjustment	1,539	645	2,780	4,964

Balance at December 31, 2007	$36,114	$14,561	$63,825	$114,500

(3) Restructuring Charges:

        In March 2006, the Company announced its plans to close the LaSalle, Illinois plant, outsourcing certain products to reduce costs and increase efficiencies. Costs related to the LaSalle plant closing are included in the Propel segment, in addition to costs related to the relocation of certain production lines between production facilities in the U.S.

        In April 2007, the Company sold its direct current (DC) electric motor business. The loss on sale of business of approximately $6,600 is not included in the restructuring numbers below. In preparation for this disposition the Company incurred restructuring costs to transfer all DC production lines to one location. These costs are included in the Controls segment. The Controls segment has also incurred costs related to the relocation of certain production lines.

        In 2006, the Company announced plans to discontinue production of certain product lines manufactured in Swindon, England and incurred restructuring costs in anticipation of this shutdown. These costs are included in the Work Function segment. In June 2007, the assets related to this production facility were sold as discussed in Note 14. All costs incurred in 2007 related to the sale of the production assets are included in the loss on sale of business line on the income statement and are not included in the restructuring numbers below.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(3) Restructuring Charges: (Continued)

        The following table summarizes the restructuring charges incurred in 2007 and 2006, as well as the cumulative charges incurred to date on these projects. All projects were completed in 2007. No significant projects were underway in 2005.

	Propel	Work Function	Controls	Total
Charges incurred in 2007	$5,477	$—	$4,874	$10,351
Charges incurred in 2006	8,290	3,482	1,724	13,496
Cumulative charges incurred	$13,767	$3,482	$6,598	$23,847

        The restructuring costs incurred during 2007 and 2006 are reported in the income statement as detailed in the following table:

	Cost of Sales	Selling, General and Administrative Expenses	Impairment Charges and Loss on Disposal of Fixed Assets	Total
Charges incurred in 2007	$9,662	$669	$20	$10,351
Charges incurred in 2006	10,855	475	2,166	13,496

        The following table summarizes the restructuring charges incurred and the activity in accrued liabilities during 2007.

	Employee Termination Costs	Employee Training Costs	Impairment Charges and Loss on Disposal of Fixed Assets	Equipment Moving Costs	Other	Total
Balance as of January 1, 2006	$—	$—	$—	$—	$—	$—
Charges to expense	3,758	—	2,166	1,360	6,212	13,496
Payments made	(643)	—	(2,166)	(1,360)	(6,212)	(10,381)

Balance as of December 31, 2006	3,115	—	—	—	—	3,115
Charges to expense	600	3,926	20	3,993	1,812	10,351
Reversal of accrual due to sale of business	(1,915)	—	—	—	—	(1,915)
Payments made	(1,425)	(3,926)	(20)	(3,993)	(1,812)	(11,176)

Balance as of December 31, 2007(1)	$375	$—	$—	$—	$—	$375
Cumulative charges incurred	$4,358	$3,926	$2,186	$5,353	$8,024	$23,847

(1)
The remaining $375 of accrued liabilities will be paid in 2008.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(3) Restructuring Charges: (Continued)

        In 2006 the Company recorded an impairment charge of $1,547 when it reduced the carrying value of machinery and equipment at the Swindon location to fair market value, calculated based on expected sales price.

        Included in Other in 2006 is $1,551 of pension curtailment costs which is the recognition of unamortized prior service costs related to the LaSalle pension plan. Also included is $2,086 of accelerated depreciation due to a change in useful lives incurred in 2006.

(4) Inventories:

        The composition of inventories is as follows:

	December 31,
	2007	2006
Raw materials	$147,763	$116,122
Work in progress	58,737	56,274
Finished goods and parts	132,702	117,104
LIFO allowance	(19,678)	(17,214)

Total	$319,524	$272,286

(5) Property, Plant and Equipment and Property Held for Disposal:

        The cost and related accumulated depreciation of property, plant and equipment are summarized as follows:

	December 31,
	2007	2006
Cost—
Land and improvements	$16,769	$16,063
Buildings and improvements	139,025	132,418
Machinery and equipment	1,079,289	1,044,030
Construction in progress	86,734	79,433
Plant and equipment under capital leases	18,049	16,694

Total costs	1,339,866	1,288,638
Less—accumulated depreciation	(777,048)	(784,661)

Net property, plant and equipment	$562,818	$503,977

        Depreciation expense for 2007, 2006, and 2005 was $100,074, $92,902, and $85,346, respectively.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(5) Property, Plant and Equipment and Property Held for Disposal: (Continued)

        In 2003 the Company closed a manufacturing facility in West Branch, Iowa and determined the land and building would be sold. This property was classified in other current assets with a carrying value of approximately $3,600 in the Work Function segment on the consolidated balance sheet at December 31, 2006. In 2007, the location was sold for approximately $3,300. The loss on sale of assets of approximately $300 is reported in the Work Function segment.

        In connection with the restructuring activity discussed in Note 3, the Company intends to sell the land and building at the LaSalle, Illinois location. The Company reclassified the land and building as property held for sale in other current assets in 2007. The property has a carrying value of approximately $1,800 and is reported in the Propel segment. The property was sold for a gain in 2008.

(6) Intangible Assets:

        The following table summarizes the components of the other intangible asset balances at December 31, 2007 and 2006:

	Trade Name	Technology	Customer Relationships	Other	Total
December 31, 2007
Cost	$19,000	$11,645	$7,045	$2,830	$40,520
Accumulated amortization	(3,801)	(5,723)	(4,000)	(1,701)	(15,225)

Other intangible assets, net	$15,199	$5,922	$3,045	$1,129	$25,295

December 31, 2006
Cost	$19,000	$11,324	$6,670	$2,615	$39,609
Accumulated amortization	(3,258)	(4,866)	(3,123)	(1,202)	(12,449)

Other intangible assets, net	$15,742	$6,458	$3,547	$1,413	$27,160

        The weighted average useful lives for the intangible assets are 35, 14, and 13 years for trade name, technology, and customer relationships, respectively. Amortization of intangible assets was $2,229, $2,763, and $2,976 in 2007, 2006, and 2005, respectively. Amortization expense is expected to be approximately $1,600 in 2008 through 2011 and $1,500 in 2012.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(7) Long-Term Debt:

        Long-term debt outstanding at December 31, 2007 and 2006 consisted of the following:

	2007		2006
	Long-term Debt Due Within One Year	Long-term Debt	Long-term Debt Due Within One Year	Long-term Debt
Multicurrency Revolving and Term Loan Facility	$187,332	$57,251	$106,374	$52,106
German Long-Term Bank Facilities maturing through 2018	8,561	—	9,802	11,212
Multicurrency Term Loan Facility due through 2015	—	85,499	—	80,512
U.S. 1997 Senior Notes	—	—	4,000	—
U.S. 2000 Senior Notes, due through 2010	11,000	24,000	—	35,000
Other Borrowings	1,926	9,061	67	3,558

Total	$208,819	$175,811	$120,243	$182,388

Multicurrency and Non-U.S. Bank Facilities

        In December 2005 the Company entered into a Multicurrency Revolving Facility Agreement which was modified in July 2006 (the Agreement). Under the Agreement the Company may borrow up to $300,000 through December 2010. The Agreement also includes a 40,000 euro (approximately $57,000) term loan which expires in July 2013. Repayments on the term loan are scheduled from September 2010 through July 2013. Proceeds from the term loan were used to pay off a portion of the Company's revolving credit balances. Debt issuance costs of approximately $1,000 were capitalized and are being amortized to interest expense over the term of the Agreement. Any amounts drawn under the revolving portion of the facility must be repaid or reborrowed within 360 days. The revolving portion of this facility is classified as current and the term loan is classified as long-term.

        Borrowings under the Agreement bear interest at a rate based on either the relevant interbank offering rate plus a margin (0.75% at December 31, 2007), Federal Funds plus 0.5%, or the prevailing Prime Rate. The margin on the interbank offering rate option ranges from 0.5% to 1.125%, depending upon the Company's ratio of net debt to EBITDA, as defined. The weighted average interest rate on outstanding borrowings under the Agreement was approximately 5.7% at December 31, 2007. The Company is also required to pay a commitment fee on the unused portion of the Agreement. The commitment fee rate varies depending upon the Company's ratio of net debt to EBITDA, as defined. This fee was 0.175% at December 31, 2007 and the Company incurred commitment fee expense of $275, $310, and $12 in 2007, 2006, and 2005 respectively. The Agreement contains certain financial covenants relating to the Company's EBITDA to net interest expense and net debt to EBITDA, as defined. The Company was in compliance with the covenants at December 31, 2007.

        The Agreement was a modification of the Multicurrency Revolving Credit Facility Agreement that the Company had entered into in September 2003 (the Prior Agreement). The Company incurred $468 of commitment fee expense related to the Prior Agreement in 2005.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(7) Long-Term Debt: (Continued)

        The German Long-Term Bank Facilities represent two long-term bank loans secured by property. Interest on these facilities is fixed at a rate of 5.65% until June 2008, when the Company and the bank will agree to a new interest rate. The bank loans may be called or repaid at that time and therefore are classified as current. If the loans are not called or repaid they will have a final maturity date of June 2018. The Company prepaid approximately $3,800 on these facilities during 2007.

        In December 2005 the Company borrowed $75,000 under a term loan facility. The Company borrowed $30,000 in U.S. dollars at a fixed interest rate of 5.74% and 38,450 euro (approximately $55,500) at a fixed interest rate of 4.05% over the ten-year term of the loan. The euro portion of the loan is allocated to a Danish subsidiary. Sauer-Danfoss Inc. guarantees these euro borrowings including interest, amortization and fees. Repayments on the term loan are scheduled from December 2011 through December 2015. The outstanding balance on this loan at December 31, 2007 was $85,499. The Agreement contains certain financial covenants relating to the Company's EBITDA to net interest expense and net debt to EBITDA, as defined, which the Company was in compliance with at December 31, 2007.

        The Company also had a revolving credit facility of 800,000 Danish kroner (approximately $141,000) that was available through June 2006. The Company was required to pay a commitment fee on the unused portion of this credit facility. The Company incurred $114 and $71 of commitment fee expense in 2006 and 2005, respectively.

U.S. Borrowings

        In December 1997 the Company issued $25,000 of 6.68% Senior Notes (1997 Senior Notes). The 1997 Senior Notes have been repaid as of December 31, 2007.

        In October 2000 the Company issued $35,000 of 8.07% Senior Notes (2000 Senior Notes). The 2000 Senior Notes have scheduled annual payments starting on September 30, 2008, through September 30, 2010. The 2000 Senior Notes contain certain restrictions and require the maintenance of minimum tangible net worth and maximum leverage, as defined. At December 31, 2007 the Company was in compliance with these requirements.

Other Borrowings

        The Company maintains overdraft facilities in various currencies in multiple countries for cash management purposes. The interest rates and commitment fees vary by country and arrangement. At December 31, 2007 there was $59,415 outstanding under the overdraft facilities. A Danish subsidiary maintains a line of credit for purposes of centralizing cash management for the European locations. Sauer-Danfoss Inc. guarantees this line of credit up to 20,000 euro (approximately $29,000).

Repayment of Borrowings

        Payments required to be made on long-term debt outstanding as of December 31, 2007 during the years ending 2008 through 2012 and for 2013 and thereafter are $208,819, $13,275, $22,147, $30,848, $29,087 and $80,454, respectively.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions:

        The Company has noncontributory defined benefit pension plans covering a significant number of its employees. The benefits under these plans are based primarily on years of service and compensation levels. The Company also provides health benefits for certain retired employees and certain dependents when the employee becomes eligible for these benefits by satisfying plan provisions that include certain age and service requirements. The measurements for the pension and health benefits plans were performed at December 31.

        The Company adopted the provisions of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)" in December 2006. In accordance with SFAS 158, the 2005 accounting and related disclosures were not adjusted by the adoption of the new standard. The table below summarizes the incremental effects of the adoption of SFAS No. 158 on the individual line items in the Consolidated Balance Sheet at December 31, 2006:

	Pre SFAS No. 158 Adoption	SFAS No. 158 Adjustment	Post SFAS No. 158 Adoption
Assets:
Other assets	$13,469	$(13,242)	$227
Deferred income taxes	3,232	11,804	15,036
Liabilities:
Other accrued liabilities	10,012	(5,460)	4,552
Long-term pension liability	64,868	15,739	80,607
Postretirement benefits other than pensions	17,584	17,609	35,193
Stockholders' equity:
Accumulated other comprehensive loss	22,483	29,326	51,809

Pension Benefits

        The Company's funding policy for pension plans outside of Germany is to contribute an amount annually that falls within the range determined to be deductible for income tax purposes. In Germany it has historically been common practice to fund pension obligations at the time payments were made to retirees. However, during 2007 the Company began funding the German pension plans, which is becoming more common in Germany. Net pension liabilities reflected in the accompanying consolidated balance sheets result from the unfunded portions of the plans.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions: (Continued)

        Pension expense for 2007, 2006, and 2005 for these defined benefit plans consists of the following components:

	December 31,
	2007	2006	2005
Service cost	$4,637	$5,576	$4,516
Interest cost	12,593	11,265	10,559
Expected return on plan assets	(10,643)	(9,500)	(8,226)
Amortization of prior service cost	49	122	526
Amortization of net loss	2,847	3,095	2,362

Net periodic pension expense	$9,483	$10,558	$9,737

        The Company incurred $1,036 of curtailment expense in 2007 related to discontinuing production of certain product lines manufactured in Swindon, England and $1,551 of curtailment expense in 2006 related to the LaSalle Factory pension plan as a result of the decision to close the LaSalle plant. The curtailment expenses are not included in the net periodic pension expense disclosed above.

        The Company expects to incur income of $312 related to the amortization of prior service costs and expense of $1,556 for amortization of net loss in 2008.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions: (Continued)

        The following table sets forth the plans' funded status as of the respective balance sheet dates:

	December 31,
	2007	2006
Reconciliation of benefit obligation:
Benefit obligation at January 1	$(236,205)	$(208,909)
Service cost	(4,637)	(5,576)
Interest cost	(12,593)	(11,265)
Plan participant contributions	(673)	(647)
Plan amendments	5,502	—
Actuarial gain (loss)	9,129	(6,843)
Benefit payments	13,181	9,352
Liability for divested business(1)	3,046	—
Effect of exchange rate changes	(5,681)	(12,317)

Benefit obligation at December 31	$(228,931)	$(236,205)

Reconciliation of fair value of plan assets:
Fair value of plan assets at January 1	153,880	134,379
Actual return on plan assets	9,292	14,146
Employer contributions	6,739	6,115
Effect of exchange rate changes	824	6,340
Plan participant contributions	673	647
Benefit payments	(11,313)	(7,747)

Fair value of plan assets at December 31	160,095	153,880

Funded status at December 31	(68,836)	(82,325)

Net amount recognized	$(68,836)	$(82,325)

(1)
Represents the pension liability associated with the DC motor business which was sold during 2007. The plan had no plan assets. The liability was transferred to the buyer.

        Amounts recognized in the consolidated balance sheets as of:

	December 31,
	2007	2006
Long-term pension liability, net(1)	$(67,487)	$(80,380)
Current pension liability	(1,349)	(1,945)

Net amount recognized	$(68,836)	$(82,325)

(1)
Includes plan assets of $3,290 and $227 in 2007 and 2006, respectively, that is included in other assets.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions: (Continued)

        Amounts recognized in accumulated other comprehensive income as of:

	December 31,
	2007	2006
Actuarial loss	$37,673	$48,052
Prior service cost	(3,997)	1,183

	$33,676	$49,235

        Significant assumptions used in determining pension expense and related pension obligations are as follows:

	December 31,
	2007	2006	2005
Discount Rates
United States	6.50%	6.00%	5.75%
Germany	5.50	4.50	4.50
United Kingdom	6.00	5.00	4.66
Rates of increase in compensation levels
United States	3.50	3.50	3.50
Germany	3.50	2.00	2.00
United Kingdom	4.50	4.20	3.90
Expected long-term rate of return on assets
United States	8.50	8.50	8.50
Germany	5.50	—	—
United Kingdom	6.30	5.88	5.86

        The target asset allocation for the U.S. pension assets, on average, is 60% in equity securities and 40% in fixed income securities. This allocation is expected to earn an average annual rate of return of approximately 8.5% measured over a planning horizon of twenty years with reasonable and acceptable levels of risk. This expected level will be obtained, with an allowance for expenses, and cash investments, if equity securities realize an average annual return of 11% and fixed income securities produce an average annual yield of 6%. The target asset allocation for the U.K. pension assets, on average, is 43.5% in equity securities, 49.5% in fixed income securities, and 7% in cash. This allocation is expected to earn an average annual rate of return of approximately 6.3%.

        The discount rate assumptions were based on investment yields available on AA rated long-term corporate bonds with cash flows that are similar to expected benefit payments.

        The expected return on plan assets is based on the asset allocation mix and the historical return, taking into account current and expected market conditions.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions: (Continued)

        The weighted average asset allocations by asset category for the pension plans at December 31 are as follows:

	U.S. Plans		U.K. Plans		German Plans
	2007	2006	2007	2006	2007
Equity securities	60%	66%	44%	50%	16%
Debt securities	38%	31%	49%	32%	83%
Other	2%	3%	7%	18%	1%

Total	100%	100%	100%	100%	100%

Postretirement Benefits

        The health benefit plans covering certain groups of U.S. employees are contributory, with contributions reviewed annually and adjusted as appropriate. These plans contain other cost-sharing features such as deductibles and coinsurance. The Company does not pre-fund these plans and has the right to modify or terminate any of these plans in the future. Health benefits for retirees of non-U.S. operations, where applicable, are provided through government-sponsored plans to which the Company contributes funds during the individuals' employment periods.

        The components of the postretirement benefit expense of the Company-sponsored health benefit plans for 2007, 2006, and 2005, were as follows:

	2007	2006	2005
Service cost	$385	$595	$553
Interest cost	2,212	2,016	1,876
Net deferral and amortization	947	762	693

Postretirement benefit expense	$3,544	$3,373	$3,122

        The Company expects to incur $967 for net deferral and amortization in 2008.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions: (Continued)

        The funded status of the Company-sponsored health benefit plans was as follows:

	December 31,
	2007	2006
Reconciliation of benefit obligation:
Accumulated postretirement benefit liability at January 1	$(37,797)	$(34,219)
Service cost	(385)	(595)
Interest cost	(2,212)	(2,016)
Actuarial loss	(1,705)	(3,615)
Benefit payments	3,451	2,648

Accumulated postretirement benefit liability at December 31	(38,648)	(37,797)

Reconciliation of fair value of plan assets:
Fair value of plan assets at January 1	—	—
Employer contributions	3,451	2,648
Benefit payments	(3,451)	(2,648)

Fair value of plan assets at December 31	—	—

Postretirement benefit obligation	(38,648)	(37,797)
Less current portion	2,713	2,604

Postretirement benefit obligation, long-term	$(35,935)	$(35,193)

        At December 31, 2007 and 2006 there is $18,369 and $17,610, respectively, of actuarial loss recognized in accumulated other comprehensive income.

        The assumed weighted average annual rate of increase in the per capita cost of medical benefits is 10.0% for 2008 and is assumed to decrease ratably in 2008 through 2013 and remain level at 4.5% thereafter.

        U.S. employees retiring after March 1, 1993, and hired prior to January 1, 1993, will receive the standard health benefits up to age 65 and then will be eligible for a Medicare reimbursement allowance based on years of service. U.S. employees hired after January 1, 1993, and retiring after age 65 with ten years of service, will be eligible at age 65 for a Medicare reimbursement allowance based on years of service.

        A one percent increase or decrease in the annual health care trend rates would have increased or decreased the accumulated postretirement benefit obligation at December 31, 2007, by $2,775, and increased or decreased postretirement benefit expense for 2007 by $224. The weighted average discount rate used to estimate the accumulated postretirement benefit obligation was 6.5%, 6.0%, and 5.75%, for 2007, 2006, and 2005, respectively.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(8) Pension and Postretirement Benefits other than Pensions: (Continued)

        The benefits expected to be paid from the benefit plans, which reflect expected future years of service, and the Medicare subsidy expected to be received are as follows:

	Pensions	Health Care	Health Care Subsidy Receipts
2008	$9,142	$2,795	$84
2009	9,823	3,017	104
2010	10,618	3,227	127
2011	11,543	3,524	141
2012	12,206	3,696	164
2013-2017	75,470	20,163	1,259

        The Company plans to contribute approximately $26,200 to the Company pension and health benefit plans in 2008.

        The Company also maintains two defined contribution plans, the Sauer-Danfoss Employees' Savings Plan and the Sauer-Danfoss LaSalle Factory Employee Savings Plan, for eligible employees. Company contributions include both base and matching amounts. The Company contributed approximately $2,900, $2,500 and $2,200 to these plans in 2007, 2006 and 2005, respectively.

(9) Income Taxes:

        The Company's income before income taxes is as follows:

	Years Ended December 31,
	2007	2006	2005
United States	$5,753	$6,519	$5,790
European and other	60,284	64,501	43,917

Total	$66,037	$71,020	$49,707

        The Company's primary German operation is treated as a flow-through entity for United States tax purposes. The above analysis of pretax income and the following analysis of the income tax provision by taxing jurisdiction are therefore not directly related.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(9) Income Taxes: (Continued)

        The benefit (expense) for income taxes by taxing jurisdiction is as follows:

	Years Ended December 31,
	2007	2006	2005 (As Restated)
Current
United States
Federal	$(656)	$585	$(414)
State	(1,339)	(446)	357
European and other	(20,288)	(23,373)	(23,722)

Total Current	(22,283)	(23,234)	(23,779)

Deferred
United States
Federal	(3,923)	3,295	4,308
State	(280)	1,191	(363)
European and other	7,647	1,727	4,941

Total Deferred	3,444	6,213	8,886

Total income tax expense	$(18,839)	$(17,021)	$(14,893)

        A reconciliation of tax expense calculated using the U.S. statutory tax rate and recorded income tax expense based on the Company's income before income taxes is as follows:

	Years Ended December 31,
	2007	2006	2005 (As Restated)
Tax expense based on U.S. statutory tax rate	$(23,114)	$(24,857)	$(17,398)
Deferred tax benefit not previously recognized	5,252	5,660	—
Statutory tax rate change	393	—	1,072
Tax holiday in China	—	—	539
Tax on Dividend repatriation under AJCA	—	—	(829)
European and Asian locations' losses not tax benefited	(3,443)	(1,199)	(627)
Taxes on non-U.S. locations' income at rates which differ from the U.S. rate	4,564	4,385	2,690
State income taxes	(870)	484	(4)
Tax effect of minority interest	(1,731)	(1,752)	(914)
Other	110	258	578

Total income tax expense	$(18,839)	$(17,021)	$(14,893)

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(9) Income Taxes: (Continued)

        The components of the Company's net deferred tax assets and liabilities, determined on a jurisdictional and entity basis, are attributable to the following:

	December 31,
	2007		2006
	Assets	Liabilities	Assets	Liabilities
Net operating loss (NOL) and tax credit carryforwards	$21,023	$—	$28,758	$—
Deferred compensation, postretirement medical and accrued pension benefits	31,244	—	36,438	—
Fixed asset basis differences	3,551	(24,711)	5,134	(27,477)
Inventory and warranty accruals	8,936	(2,164)	6,660	(1,577)
Intangible asset fair market value step-up	4,350	(8,821)	2,965	(2,811)
Other items	20,408	(5,817)	9,524	(2,944)

Gross deferred tax assets/liabilities	89,512	(41,513)	89,479	(34,809)
Valuation allowance	(4,050)	—	(15,440)	—

Net deferred tax assets/liabilities	85,462	(41,513)	74,039	(34,809)
Less current portion	(17,524)	583	(18,140)	2,602

Net deferred tax assets/liabilities, long-term	$67,938	$(40,930)	$55,899	$(32,207)

        In 2007 the Company determined that the remainder of the US NOL carryforward will offset future taxable income. This resulted in a decrease to the valuation allowance of $1,230 and a corresponding decrease to goodwill. The Company also determined that unrecognized tax benefits in the UK would be realized. This resulted in a decrease to the valuation allowance of $5,252 and a reduction to tax expense in 2007.

        In 2006 the company determined that unrecognized tax benefit of tax credits would be realized in the U.S. As a result $5,660 in valuation allowance was reversed and tax expense was reduced. Also in 2006 the Company determined that most of the US NOL carryforward will offset future taxable income. This resulted in a decrease to the valuation allowance of $16,533 and a corresponding decrease to goodwill. This NOL was acquired in 2000 related to the merger with Danfoss Fluid Power and is subject to annual limits under IRC section 382.

        As of December 31, 2007 and 2006, the Company had not provided U.S. federal income taxes on $218,552 and $149,143, respectively, of undistributed earnings recorded by certain subsidiaries outside the United States since these earnings were deemed permanently invested. Although it is not practicable to determine the deferred tax liability on the unremitted earnings, foreign tax credits would be available to reduce U.S. tax liability if these foreign earnings were remitted.

        The Company files income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2002. In October 2007 the Internal

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(9) Income Taxes: (Continued)

Revenue Service (IRS) began a routine audit of the Company's federal income tax returns for the 2004, 2005 and 2006 taxation years. This audit is expected to continue throughout 2008. Up to the present time, there have been no disputes, nor have any tax assessments been received from the IRS.

        The Company adopted FIN 48 on January 1, 2007 with no impact on the consolidated financial statements. A reconciliation of the beginning and ending gross unrecognized tax benefits (UTB) is as follows:

Amount
Gross UTB Balance at January 1, 2007	$6,863
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	724
Reductions for tax positions of prior years	—
Settlements	—
Reductions due to lapse of applicable statute of limitations	—
Gross UTB Balance at December 31, 2007	7,587
Net UTB impacting the effective tax rate at December 31, 2007	724

        The total amount of UTB that, if recognized, would affect the effective tax rate as of December 31, 2007 and 2006 were $724 and $0, respectively. The total amount of UTB is not expected to significantly increase or decrease within the next twelve months. The net UTBs are included as components of deferred income tax assets and other liabilities in the Consolidated Balance Sheets.

        The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expense. No interest and penalties have been accrued as of December 31, 2007.

        The Company had the following tax return carryforwards available to offset future years' taxable income at December 31, 2007:

	Amount	Expiration Dates
German NOL—National	$43,045	None
German NOL—Local	7,558	None
U.S. NOL	21,334	2009-2019
U.K. NOL	10,242	None
Other non-U.S. NOL	5,698	Various
State NOL	15,478	2009-2019
Foreign Tax credits (available to offset U.S. taxes)	9,505	2011-2015
State tax credits	1,273	2009-2016

        The German NOLs reflected above have reduced U.S. income taxes in prior years due to the treatment of the Company's primary German operations as a flow-through entity for U.S. tax purposes. Accordingly, no net deferred tax asset has been established for the German NOL carryforwards.

        The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income during (i) the years in which temporary differences reverse and (ii) the years prior to the expiration

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(9) Income Taxes: (Continued)

of NOL and credit carryforwards. Management considers projected future taxable income and tax planning strategies in making this assessment. Management believes it is more likely than not that the Company will realize benefits of the net deferred tax assets as of December 31, 2007.

(10) Minority Interests:

        Minority interests in net assets and income reflected in the accompanying consolidated financial statements for 2007, 2006, and 2005 consists of:

  a)
  A 40% minority interest held by Agri-Fab, Inc. in Hydro-Gear Limited Partnership, a U.S. limited partnership.

  b)
  A 40% minority interest held by Shanghai Hydraulics and Pneumatics in Sauer Shanghai Hydraulic Transmission Co., Ltd., a Chinese equity business venture.

  c)
  A 35% minority interest held by Daikin Industries Ltd. in Sauer-Danfoss-Daikin, Ltd., a Japanese corporation.

  d)
  A 49.9% minority interest held by Topcon Laser Systems in TSD Integrated Controls LLC, a U.S. limited partnership.

  e)
  A 55% minority interest held by Daikin Industries Ltd. in Daikin-Sauer-Danfoss Manufacturing, Ltd., a Japanese corporation.

        The following table sets forth the components of minority interest in the consolidated balance sheets:

	December 31,
	2007	2006
Hydro-Gear Limited Partnership	$32,571	$29,938
Sauer Shanghai Hydraulic Transmission Co., Ltd.	10,575	9,725
Sauer-Danfoss-Daikin, Ltd.	7,584	5,552
TSD Integrated Controls LLC	1,810	1,834
Daikin-Sauer-Danfoss Manufacturing, Ltd.	8,004	6,399

Total	$60,544	$53,448

        The Hydro-Gear Limited Partnership agreement indicates a termination date of December 31, 2035. This entity is consolidated in the Company's financial statements. The agreement indicates that if the partnership were to terminate the partnership would be liquidated and the resulting proceeds would be distributed in accordance with each partner's ownership percentage.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(11) Accumulated Other Comprehensive Income:

        The changes in accumulated other comprehensive income for the years ended December 31, 2005, 2006, and 2007 follows:

	Currency Translation	Pension / Postretirement Benefit Adjustment	Hedging Activities	Accumulated Other Comprehensive Income
Balance as of January 1, 2005	$73,826	$(11,645)	$(471)	$61,710
Change in period	(34,584)	88	301	(34,195)
Effect of exchange rate changes	—	699	—	699
Income tax expense (As Restated)	—	(1,194)	(109)	(1,303)

Balance as of December 31, 2005 (As Restated)	39,242	(12,052)	(279)	26,911
Change in period	38,089	(10,670)	1,145	28,564
Adoption of SFAS No. 158		(41,130)		(41,130)
Effect of exchange rate changes	—	(817)	—	(817)
Income tax benefit (expense)	—	13,113	(298)	12,815

Balance as of December 31, 2006	77,331	(51,556)	568	26,343
Change in period	40,736	16,202	2,674	59,612
Effect of exchange rate changes	—	728	—	728
Income tax benefit (expense)	—	(4,468)	(530)	(4,998)

Balance as of December 31, 2007	$118,067	$(39,094)	$2,712	$81,685

(12) Derivative Financial Instruments:

        The Company recognizes all derivative financial instruments, including foreign exchange contracts and interest rate swaps, in the consolidated financial statements at fair value in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities".

        In 2005 the Company began to enter into forward contracts to hedge the value of the U.S. dollar or euro cash flow at locations that do not have the U.S. dollar or euro as their functional currency but conduct certain transactions in U.S. dollars or euros. The objective of all outstanding forward contracts is to hedge forecasted transactions in U.S. dollars or euros through the cash settlement date. The Company enters forward contracts that mature from two to eighteen months after the contract date.

        Changes in the fair value of derivative financial instruments are recognized in income or in stockholders' equity as a component of comprehensive income depending on whether any transaction related to the hedged risk has occurred. The fair value estimates used to value the foreign exchange contracts are based on information available to management and were determined using quoted market prices and the discounted value of future cash flows.

        Changes in fair values of derivatives that are accounted for as cash flow hedges are recorded in other comprehensive income. Any portion of the hedge that is deemed ineffective due to the absolute value of the cumulative change in the derivative being greater than the cumulative change in the hedged item is

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(12) Derivative Financial Instruments: (Continued)

recorded immediately in other income (expense) on the consolidated statement of income. There was no hedge ineffectiveness in 2007, 2006 or 2005.

        The Company recognized an increase in net sales of $1,548 and $483 for the years ended December 31, 2007 and 2006, respectively due to the effects of hedge accounting for forward contracts. In addition, the Company recognized additional other income of $635 and $365 as a result of the forward contracts in 2007 and 2006, respectively.

        At December 31, 2007 the Company expects to reclassify approximately $2,400 of gains, net of tax, on derivative instruments from accumulated other comprehensive income to earnings during the next twelve months due to the actual fulfillment of forecasted transactions.

        Interest rate swaps, which are designated as cash flow hedges, are used by the Company to establish fixed interest rates on outstanding borrowings. At December 31, 2007 the Company had two interest rate swaps outstanding, one maturing in October 2010 and the other maturing in December 2011. The combined notional amount of the two contracts was $34,434 at December 31, 2007. There is no ineffectiveness of the interest rate swaps and therefore, the changes in fair value of the derivatives of $262, net of deferred taxes, were recorded in accumulated other comprehensive income at December 31, 2007. At December 31, 2006, the Company had three interest rate swaps outstanding, all of which were settled during 2007. The combined notional amount of the three contracts was 4,686 euros (approximately $6,000) at December 31, 2006. There was no ineffectiveness of the interest rate swaps and therefore, the changes in fair value of the derivatives of $74 net of deferred taxes, was recorded in accumulated other comprehensive income at December 31, 2006.

(13) Long-Term Incentive Plan:

        The Company's 1998 Long-Term Incentive Plan (1998 Incentive Plan) provides for the grant of stock options, stock appreciation rights, restricted stock, performance units, performance shares, and other incentive awards to officers and key employees. The total number of shares of common stock that may be subject to awards or be issued under the 1998 Incentive Plan shall not exceed 2,400,000 shares, of which no more than 1,200,000 shares may be issued as restricted stock. The settlement of performance units is in shares of Company stock or cash as determined by the Compensation Committee of the Board of Directors. The performance units entitle the participants to receive an amount equal to the Company's dividends during the vesting period.

        In December 2005 the Board of Directors approved the adoption of the Sauer-Danfoss Inc. 2006 Omnibus Incentive Plan (2006 Incentive Plan), which was approved by the stockholders at the annual meeting in June 2006. The 2006 Incentive Plan provides for grants similar to those under the 1998 Incentive Plan and qualifies certain awards for the performance-based exception to obtain favorable tax treatment. The total number of shares of common stock that may be issued under the 2006 Incentive Plan shall not exceed 3,500,000 shares.

        In March 2007 the Compensation Committee granted 259,975 performance units under the 2006 Incentive Plan, 200,427 of which will be settled 100 percent in Company stock with shares withheld having a value to meet the minimum statutory withholding requirements and 59,548 performance units granted to

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(13) Long-Term Incentive Plan: (Continued)

certain individuals that would be settled in cash. In April 2007 the Compensation Committee granted 13,126 performance units under the 2006 Incentive Plan which will be settled 100 percent in Company stock with shares withheld having a value to meet the minimum statutory withholding requirements. The units to be settled in cash are accounted for as liability units, with the remainder of the units accounted for as equity units. In June 2007 the Compensation Committee also awarded 10,000 shares of restricted stock under the 2006 Incentive Plan.

        The following chart summarizes performance unit activity under the Plan for the year ended December 31, 2007:

Equity Units	Number	Weighted Average Grant Date Fair Value	Weighted Average Vesting Period in Years
Units Outstanding at January 1	$934,694	$20.85	3.0
Units settled	(368,288)	16.98	3.0
Units granted	213,553	31.20	3.0
Units forefeited	(41,247)	22.80	3.0

Units Outstanding at December 31	738,712	25.68	3.0

Cash Units	Number	Fair Value	Weighted Average Vesting Period in Years
Units Outstanding at January 1	85,151
Units granted	59,548
Units forfeited	(47,503)

Units Outstanding at December 31	97,196	$25.05	3.0

        The Compensation Committee sets performance goals for each performance unit grant and depending on the extent to which these goals are met will determine the number of performance units that will be paid out to the participants. Based on performance results for 2005 through 2007 the performance units granted in 2005 are expected to be settled at 57.5% or the equivalent of approximately 161,500 shares.

        In February 2005 the Compensation Committee of the Board of Directors determined that performance units outstanding would be settled 100% in Company stock with a value withheld to meet the minimum statutory withholding requirements of the Company in the countries where the individual participants pay tax.

        In accordance with SFAS No. 123R, "Share-Based Payment," compensation expense is recognized over the vesting period of three years, measured based on the market price of the Company's stock at the date of grant with an offsetting increase in additional paid-in capital. The expense related to the grants that will be settled in cash is based on the market price of the Company's stock as of the balance sheet date. Compensation expense recognized in selling, general, and administrative expenses in conjunction with the performance units and restricted stock outstanding was $4,301, $6,827, and $9,499 in 2007, 2006, and 2005,

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(13) Long-Term Incentive Plan: (Continued)

respectively. The tax benefits recognized related to this expense was $1,555, $2,468, and $3,506 in 2007, 2006, and 2005, respectively. The Company expects to recognize approximately $5,900 of additional compensation expense through 2009 related to the outstanding performance units and restricted stock under these two plans.

        The Company also has a Non-employee Director Stock Option and Restricted Stock Plan which permits the granting of non-qualified stock options and restricted common stock to directors of the Company who are not employees of the Company. The total number of shares of common stock to be issued under this plan shall not exceed 250,000 shares.

        Under the Non-employee Director Stock Option and Restricted Stock Plan the Company awarded 13,500 shares of restricted stock to non-employee directors in 2007, 2006, and 2005. The restricted stock awards entitle the participants to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. The value of each award was established based on the market value of the stock as of the grant date. The shares vest over three years. Prior to the adoption of SFAS No. 123R, unearned compensation related to the restricted stock was shown as a reduction of stockholders' equity. The Company adopted SFAS No. 123R using a modified prospective application which requires that any unearned compensation related to awards prior to the adoption of SFAS No. 123R be eliminated against the appropriate equity account on the consolidated balance sheet. Compensation expense is computed based on the market value of the restricted shares at the grant date, which is amortized ratably over the vesting period of the grants. Compensation expense recognized in conjunction with the restricted stock outstanding in 2007, 2006, and 2005 amounted to $316, $243, and $184, respectively.

(14) Sale of Businesses:

        The Company sold its direct current motor business in April 2007. The sale resulted in a loss of approximately $6,600, including transaction costs. The loss is reported in the Controls segment.

        The Company sold the assets and product lines located in the Swindon, England location in June 2007. The assets were used to produce customized open circuit gear pumps. Open circuit gear pumps and motors continue to be produced at other locations within the Company. The Company recognized a net loss on the sale of approximately $2,400, including transaction costs, reported in the Work Function segment. The Company had anticipated discontinuing production at this location by the end of 2007 and had established an accrual with the expectation that termination payments would be made to employees at the time production ended. A severance accrual of approximately $1,900, established during 2006, was reversed at the time of sale. The reversal of the accrual was reflected as an offset to the loss on sale of business calculation.

(15) Related Person Transactions:

        In connection with the acquisition of Danfoss Fluid Power on May 3, 2000, the Company entered into several agreements with Danfoss A/S to purchase ongoing operational services from Danfoss A/S. These services include rental of shared facilities, administrative support and information technology support. These fees are paid on a monthly basis. Total expense recognized for goods and services purchased from

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(15) Related Person Transactions: (Continued)

Danfoss A/S for 2007, 2006, and 2005 was approximately $72,400, $63,400, and $52,900, respectively. At December 31, 2007 and 2006 approximately $6,200 and $10,700 owed to Danfoss A/S is included in accounts payable on the consolidated balance sheet. Payments required under these agreements as of December 31, 2007, during the years ending 2008 though 2012 and 2013 and thereafter, are $8,359, $8,359, $8,369, $8,379, $8,389, and $18,755, respectively.

        The Company purchases inventory components from Shanghai Hydraulics and Pneumatics, a minority interest owner in an entity included in the Company's consolidated financial statements. Purchases were approximately $4,900, $3,200, and, $3,300 in 2007, 2006, and 2005, respectively.

        In addition, the Company sold product totaling approximately $4,900, $4,600 and $5,400 in 2007, 2006, and 2005, respectively, to Daikin Industries Ltd. (Daikin), a minority interest owner in an entity consolidated by the Company. The Company also purchases inventory components and ongoing operational services from Daikin. These services include shared facilities and administrative support. Total expense recognized for goods and services purchased from Daikin in 2007, 2006, and 2005 were approximately $6,000, $5,900 and $6,600, respectively.

        In 2005 the Company contributed $350 to a science park principally sponsored by a shareholder of the Company. In addition, the Company had sales to Faun Umwelttechnik GmbH & Co., a company owned by a director, of $1,700, $1,200 and $900 in 2007, 2006 and 2005, respectively.

(16) Commitments, Contingencies, and Guarantees:

        The Company leases certain facilities and equipment under operating leases, many of which contain renewal options. Total rental expense on all operating leases during 2007, 2006, and, 2005 was $18,097, $18,490, and $16,429, respectively. Rent is expensed on a straight-line basis over the term of the leases.

        Minimum future rental commitments under all noncancelable operating leases as of December 31, 2007, during the years ending 2008 through 2012 and for 2013 and thereafter, are $11,807, $10,000, $6,225, $5,137, $4,641, and $27,946, respectively.

        The Company also leases certain facilities and equipment under capital leases. The liability related to these capital leases is included in current other accrued liabilities and other long-term liabilities on the consolidated balance sheets. Minimum future lease payments under all noncancelable capital leases as of December 31, 2007, during the years ending 2008 through 2012 and for 2013 and thereafter, are $1,270, $1,270, $1,137, $1,003, $1,003, and $13,945, respectively.

        The Company, from time to time, is involved in various legal matters considered normal in the course of its business. The Company intends to vigorously defend against all such claims. It is the Company's policy to accrue for amounts related to these matters if it is probable that a liability has been incurred and an amount can be reasonably estimated. Although the outcome of such matters cannot be predicted with certainty and no assurances can be given with respect to such matters, the Company believes that the outcome of these matters in which it is currently involved will not have a materially adverse effect on its results of operations, liquidity or financial position.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(17) Quarterly Financial Data (Unaudited):

        Summarized quarterly data is set forth in the following table:

	Quarter
	First	Second	Third	Fourth	Total
2007
Net sales	$523,132	$503,472	$451,771	$494,173	$1,972,548
Gross profit	124,585	112,295	94,221	96,601	427,702
Net income	15,369	17,633	5,499	8,697	47,198
Basic net income per common share	$0.32	$0.37	$0.11	$0.18	$0.98
Diluted net income per common share	$0.32	$0.37	$0.11	$0.18	$0.98
2006
Net sales	$483,959	$469,856	$381,895	$403,378	$1,739,088
Gross profit	115,972	118,475	82,500	79,817	396,764
Net income (loss)	28,321	23,510	7,078	(4,910)	53,999
Basic net income (loss) per common share	$0.59	$0.49	$0.15	$(0.10)	$1.13
Diluted net income (loss) per common share(1)	$0.59	$0.49	$0.15	$(0.10)	$1.12
2005
Net sales	$422,585	$438,096	$342,032	$345,103	$1,547,816
Gross profit	98,988	109,376	76,205	73,177	357,746
Net income (As Restated)	10,810	19,562	4,292	150	34,814
Basic net income per common share (As Restated)	$0.23	$0.41	$0.09	$0.00	$0.73
Diluted net income per common share (As Restated)	$0.23	$0.41	$0.09	$0.00	$0.73

(1)
Basic and diluted net income (loss) per common share is computed independently for each of the periods presented. Accordingly, the sum of the quarterly basic and diluted net income (loss) per common share may not agree to the annual total.

(18) Segment and Geographic Information:

        The Company reports its operating segments around its various product lines of Propel, Work Function and Controls. Propel products include hydrostatic transmissions and related products that transmit the power from the engine to the wheel to propel a vehicle. Work Function products include steering motors as well as gear pumps and motors that transmit power for the work functions of the vehicle. Controls products include electrohydraulic controls, microprocessors, electric motors, and valves that control and direct the power of a vehicle. Segment costs in Global Services relate to internal global service departments and include costs such as consulting for special projects, tax and accounting fees paid to outside third parties, certain insurance premiums, and amortization of intangible assets from certain business combinations.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(18) Segment and Geographic Information: (Continued)

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates individual segment performance based on segment income or loss defined as the respective segment's portion of the total Company's net income, excluding net interest expense, income taxes, minority interest, and equity in net earnings of affiliates. The following table presents the significant items by operating segment for the results of operations for the years ended December 31, 2007, 2006, and 2005, respectively:

	Propel	Work Function	Controls	Global Services	Total
2007
Trade sales	$940,692	$534,040	$497,816	$—	$1,972,548
Segment income (loss)	146,617	(2,886)	17,740	(51,131)	110,340
Interest expense					(23,789)
Interest income					1,048
Minority interest					(21,562)
Income before income taxes					66,037
Depreciation and amortization	43,882	32,987	20,422	5,012	102,303
Total assets	496,021	372,775	301,214	330,412	1,500,422
Capital expenditures	61,129	35,804	30,189	8,511	135,633
2006
Trade sales	$839,306	$471,379	$428,403	$—	$1,739,088
Segment income (loss)	111,762	16,509	42,680	(60,553)	110,398
Interest expense					(18,415)
Interest income					654
Minority interest					(21,617)
Income before income taxes					71,020
Depreciation and amortization	42,822	29,190	18,399	5,254	95,665
Total assets	405,847	335,843	242,724	322,654	1,307,068
Capital expenditures	42,934	39,050	29,393	4,867	116,244
2005
Trade sales	$751,134	$430,668	$366,014	$—	$1,547,816
Segment income (loss)	106,376	6,345	31,436	(60,140)	84,017
Interest expense					(17,540)
Interest income					1,887
Minority interest					(18,657)
Income before income taxes					49,707
Depreciation and amortization	38,636	27,408	17,190	5,088	88,322
Total assets (As Restated)	397,950	321,738	256,958	189,867	1,166,513
Capital expenditures	39,285	33,043	19,454	3,465	95,247

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(18) Segment and Geographic Information: (Continued)

        A summary of the Company's net sales and long-lived assets by geographic area is presented below:

	Net Sales(1)			Long-Lived Assets(2)
	2007	2006	2005	2007	2006
United States	$744,560	$734,844	$679,849	$187,567	$181,242
Germany	205,661	166,756	145,521	65,398	64,743
Italy	147,614	118,334	100,641	36,348	31,892
Denmark(3)	31,423	19,362	22,747	216,364	192,271
Other countries	843,290	699,792	599,058	206,665	175,485

Total	$1,972,548	$1,739,088	$1,547,816	$712,342	$645,633

(1)
Net sales are attributed to countries based on location of customer.

(2)
Long-lived assets include property, plant and equipment net of accumulated depreciation, goodwill, intangible assets net of accumulated amortization, and certain other long-lived assets.

(3)
Majority of this country's sales are shipped outside of the home country where the product is produced.

        No single customer accounted for 10% or more of total consolidated sales in any year presented.

(19) Restatement and Correction of Immaterial Error:

        An accounting error related to accounting for income taxes was identified which resulted in restating the previously issued 2005 financial statement amounts. The error relates to application of branch accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" where the Company improperly recognized an income tax benefit and should have recorded a deferred tax liability. The impact of the restatement in 2005 resulted in an increase to income tax expense and a decrease to net income of $3,901.

        The following table shows the impact of the restatement on 2005 earnings per share, diluted, by quarter:

	As Previously Reported	As Restated
Quarter:
First	$0.23	$0.23
Second	0.41	0.41
Third	0.09	0.09
Fourth	0.08	0.00

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(19) Restatement and Correction of Immaterial Error: (Continued)

        The following table summarizes the impact of the restatement of the 2005 financial statement amounts:

	As Previously Reported	As Restated
Consolidated Statement of Income:
Income Tax Expense	$(10,992)	$(14,893)
Net Income	38,715	34,814
Net Income per common share, basic	0.82	0.73
Net Income per common share, diluted	0.81	0.73
Consolidated Statement of Stockholders' Equity and
Comprehensive Income:
Additional Paid in Capital	$332,861	$333,392
Retained Earnings	78,176	72,924
Accumulated Other Comprehensive Income	27,410	26,911
Consolidated Statement of Cash Flows:
Cash Flows from Operating Activities:
Net Income	$38,715	$34,814
Change in deferred income taxes	(12,449)	(8,548)

        The 2006 financial statement amounts were revised due to corrections of an immaterial error related to the application of branch accounting for income taxes in accordance with SFAS No. 109 and a tax provision adjustment deemed to be a correction of an error, increasing net income by $251. In addition, corrections for immaterial errors related to the application of branch accounting for income taxes in accordance with SFAS No. 109 were recorded for 2004 and prior periods with an adjustment to reduce 2005 beginning retained earnings by $1,351.

Sauer-Danfoss Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2007, 2006, and 2005

(Dollars in thousands, except per share data)

(19) Restatement and Correction of Immaterial Error: (Continued)

        The following table summarizes the impact of the corrections to the 2006 financial statement amounts:

	As Previously Reported	Impact of 2004 and Prior Periods Immaterial Correction of an Error	Impact of 2005 Restatement	Impact of 2006 Immaterial Correction of an Error	As Corrected
Consolidated Statement of Income:
Income Tax Expense	$(17,272)			$251	$(17,021)
Net Income	53,748			251	$53,999
Net Income per common share, basic	1.13			0.00	1.13
Net Income per common share, diluted	1.11			0.01	1.12
Consolidated Balance Sheet:
Other current assets	$43,931	$—	$—	$231	$44,162
Deferred income tax asset	58,217	—	(4,400)	2,082	55,899
Deferred income tax liability	30,590	1,351	(531)	797	32,207
Other long-term liabilities	22,976	—	—	228	23,204
Additional paid-in capital	336,146	—	531	285	336,962
Retained earnings	103,278	(1,351)	(3,901)	251	98,277
Accumulated other comprehensive income	26,090	—	(499)	752	26,343

Report of Management

Management Oversight

        Sauer-Danfoss believes that good corporate governance promotes ethical business practices, demands meticulous accounting policies and procedures, and includes a structure with effective checks and balances. The management of Sauer-Danfoss Inc. is responsible for the integrity and objectivity of the financial information presented in this annual report on Form 10-K. Sauer-Danfoss believes that the consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States applying certain estimates and judgments as required.

        Our management is responsible for establishing and maintaining a system of internal controls over financial reporting. This system is augmented by written policies and procedures, careful selection and training of financial management personnel, a continuing management commitment to the integrity of the system, and through examinations by an internal audit function that coordinates its activities with the Company's independent auditors.

        Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal controls over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on our evaluation under the framework in Internal Control—Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2007.

Independent Oversight

        All of our directors are skilled business leaders. The members of the Board and each committee have express authority to retain outside advisors. The Board and each committee perform annual self-evaluations in order to assess their performance and to ensure that the Board and committee structure is providing effective oversight of corporate management.

        Our Audit Committee is composed entirely of independent outside directors. The Committee meets periodically with management, the internal auditors, and the independent auditors, both separately and jointly, to discuss internal accounting controls and the quality of financial reporting. To ensure complete independence, the internal auditors and representatives of KPMG LLP have full access to meet with the Audit Committee, with or without management representatives present, to discuss the results of their audits and their opinions on the adequacy of internal controls and the quality of financial reporting. The Audit Committee has the direct responsibility for the appointment of the independent registered accounting firm to be retained for the coming year, subject to stockholder approval.

Disclosure Controls

        We have established rigorous procedures to ensure that we provide complete and accurate disclosure in our publicly filed documents. Our Disclosure Committee, made up of key individuals from various corporate functions, has been in place for the past few years. This Committee meets at least quarterly to review public filings and earnings releases, and to discuss any potential disclosure issues that may arise. We have established a "whistle-blower" hotline for employees, customers, suppliers or any stakeholder anywhere in the world to anonymously submit any concern they may have regarding corporate controls or ethical breaches. All complaints are investigated, and where necessary, concerns involving our financial statements, public disclosures or management are directed to our Audit Committee.

Code of Legal and Ethical Business Conduct

        The Sauer-Danfoss Code of Legal and Ethical Business Conduct is based not just solely on what we have a right to do, but even more importantly, on what is the right thing to do. Annually, we reiterate the vital importance of our Code of Legal and Ethical Business Conduct by requiring employees in key functional areas to certify their compliance with the standards of the Code.

DAVID J. ANDERSON	KARL J. SCHMIDT
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Shareholders of Sauer-Danfoss Inc.:

        We have audited the accompanying consolidated balance sheets of Sauer-Danfoss Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sauer-Danfoss Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

        As discussed in Notes 1 and 9 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes. As discussed in Notes 1 and 8, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006.

        As described in Note 19 to the consolidated financial statements, the accompanying consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the year ended December 31, 2005 have been restated.

        We also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 10, 2008, expressed an unqualified opinion on the effective operation of internal control over financial reporting.

/s/ KPMG LLP

Des Moines, Iowa
March 10, 2008

Report of Independent Registered Public Accounting Firm

The Board of Directors and
Shareholders of Sauer-Danfoss Inc:

        We have audited Sauer-Danfoss Inc. and subsidiaries internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Sauer-Danfoss Inc. and subsidiaries' management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, Sauer-Danfoss Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Sauer-Danfoss Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and our report dated March 10, 2008 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Des Moines, Iowa
March 10, 2008

SELECTED FINANCIAL DATA

	2007	2006	2005 (As Restated)	2004	2003
	(in millions except per share and employee data)
Operating Data:
Net Sales	$1,972.5	$1,739.1	$1,547.8	$1,404.2	$1,126.8
Gross profit	427.7	396.8	357.7	346.1	252.4
Selling, general and administrative	233.8	215.6	217.1	200.2	156.7
Research and development	70.6	61.9	58.7	51.9	43.4
Impairment charges and loss on disposal of fixed assets	0.4	3.2	1.4	2.1	5.3
Loss on disposal of businesses	9.0	—	—	—	—
Total operating expenses	313.8	280.7	277.2	254.2	205.4
Total interest expense, net	22.7	17.8	15.7	17.4	17.4
Net income	47.2	54.0	34.8	32.6	11.0
Per Share Data:
Income per common share, basic	$0.98	$1.13	$0.73	$0.69	$0.23
Income per common share, diluted	$0.98	$1.12	$0.73	$0.69	$0.23
Cash dividends declared per share	$0.72	$0.60	$0.48	$0.34	$0.28
Weighted average basic shares outstanding	48.1	47.7	47.5	47.4	47.4
Weighted average diluted shares outstanding	48.3	48.2	47.8	47.5	47.5
Balance Sheet Data:
Inventories	$319.5	$272.3	$238.9	$241.6	$198.9
Property, plant and equipment, net	562.8	504.0	450.4	478.5	452.9
Total assets	1,500.4	1,307.1	1,166.5	1,211.6	1,101.8
Total debt	444.0	349.6	332.3	345.1	355.5
Stockholders' equity	525.5	462.1	433.7	442.7	396.4
Debt to total capital(1)	43.1%	40.4%	40.6%	41.7%	45.3%
Other Data:
Backlog (at year-end)	$921.4	$631.0	$504.2	$467.4	$408.6
Depreciation and amortization	102.3	95.7	88.3	82.4	80.4
Capital expenditures	135.6	116.2	95.2	79.3	60.0
EBITDA(2)	212.6	206.1	172.3	170.2	124.0
Cash flows from (used in):
Operating activities	98.1	167.9	116.3	124.8	95.6
Investing activities	(122.2)	(109.3)	(93.3)	(75.5)	(65.0)
Financing activities	22.1	(45.0)	(20.1)	(53.3)	(28.8)
Number of employees (at year end)	9,756	9,167	8,614	8,275	7,409

(1)
The debt to total capital ratio represents the percentage of total capital attributable to external financing. As such, the denominator of the ratio includes the total debt and total stockholders' equity shown here as well as the minority interest presented on the balance sheet.

(2)
EBITDA represents net income plus net interest expense, income tax expense (benefit), depreciation and amortization, and minority interest. EBITDA may not be comparable to similarly titled measures reported by other companies. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information as management of the Company believes it provides an indication with respect to the ability of Sauer-Danfoss to meet its future debt service, capital expenditures, and working capital requirements. The following table further demonstrates how EBITDA is derived from cash flows from operating activities:

	2007	2006	2005 (As Restated)	2004	2003
Cash flows from operating activities	$98.1	$167.9	$116.3	$124.8	$95.6
Increase (decrease) in working capital, excluding the effects of acquisitions
Accounts receivable, net	38.5	24.5	4.8	30.8	5.6
Inventories	36.6	14.2	24.9	23.5	7.6
Accounts payable	(11.0)	(27.2)	13.3	(22.7)	(6.1)
Accrued liabilities	1.5	(8.5)	(17.6)	(11.1)	(6.2)
Deferred income taxes and other	7.4	0.4	—	(8.8)	10.3
Interest expense, net	22.7	17.8	15.7	17.4	17.4
Tax expense (benefit)	18.8	17.0	14.9	16.3	(0.2)

EBITDA	$212.6	$206.1	$172.3	$170.2	$124.0

Chairman, Vice Chairman and Chairman Emeritus

Jørgen M. Clausen
Chairman

Sven Murmann
Vice Chairman

Klaus H. Murmann
Chairman Emeritus

Executive Officers

David J. Anderson
President and Chief Executive Officer

Hans J. Cornett
Executive Vice President and Chief Marketing Officer

Thomas K. Kittel
Executive Vice President and President—Propel Division

Henrik Krabsen
Executive Vice President and President—Work Function Division

Karl J. Schmidt
Executive Vice President and Chief Financial Officer

Wolfgang Schramm
Executive Vice President and President—Controls Division

Ronald C. Hanson
Vice President—Human Resources

Kenneth D. McCuskey
Vice President and Chief Accounting Officer, Secretary

Charles M. Cohrs
Treasurer

Board of Directors

Ole Steen Andersen
Former Executive Vice President and Chief Financial Officer—Danfoss A/S

David J. Anderson[1]
President and Chief Executive Officer—Sauer-Danfoss Inc.

Jørgen M. Clausen[1,2]
President and Chief Executive Officer—Danfoss A/S

Nicola Keim
Lawyer by Profession

Johannes F. Kirchhoff[3]
Managing Director—FAUN Umwelttechnik GmbH & Co. KG

Hans Kirk
Executive Advisor and Former Executive Vice President and Chief Development Officer—Danfoss A/S

F. Joseph Loughrey[3]
President and Chief Operating Officer—Cummins Inc.

Klaus H. Murmann[2]
Chairman Emeritus—Sauer-Danfoss Inc.

Sven Murmann[1]
Managing Director—Sauer Holding GmbH

Steven H. Wood[3]
Chief Financial Officer—Becker-Underwood, Inc.

[1]
Member of Executive Committee
[2]
Member of Nominating Committee
[3]
Member of Audit Committee and Compensation Committee

Corporate Data

Stockholder Information

Annual Meeting
The annual meeting of Company stockholders will be held at 8:30 a.m. on June 12, 2008 at:

Gateway Hotel & Conference Center
2100 Green Hills Drive
Ames, Iowa 50014

Transfer Agent
Wells Fargo Bank, N.A.
Shareowner Services
161 North Concord Exchange
South St. Paul, Minnesota 55075
Phone: 800-468-9716

For information about accounts, stock certificates, transfers or dividend checks, contact Wells Fargo Stock Transfer, Shareowner Relations.

Website: https://www.wellsfargo.com/com/shareowner_services

Investor Relations

In the U.S.: Kenneth D. McCuskey Sauer-Danfoss Inc. 2800 East 13th Street Ames, Iowa 50010 Phone: 515-239-6364 e-mail: kmccuskey@sauer-danfoss.com	In Europe: John N. Langrick Sauer-Danfoss Inc. Krokamp 35 24539 Neumünster Germany Phone: 49 4321 871 190 e-mail: jlangrick@sauer-danfoss.com

Company Website
www.sauer-danfoss.com

Stock Exchange
Sauer-Danfoss Inc. common stock is listed on the New York Stock Exchange (SHS).

Form 10-K

The Form 10-K annual report to the Securities and Exchange Commission is available to stockholders upon written request to Sauer-Danfoss Inc. Investor Relations, 2800 E. 13th Street, Ames, Iowa 50010.

Independent Registered Public Accounting Firm
KPMG LLP
Des Moines, Iowa

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on June 11, 2008, one day prior to the meeting.

•                  Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number available. Follow the simple instructions the voice on the line provides you.

VOTE BY INTERNET — http://www.eproxy.com/shs/ — QUICK *** EASY *** IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:59 p.m. (CT) on June 11, 2008, one day prior to the meeting.

•                  Please have your proxy card and the last four digits of your Social Security Number or Taxpayer Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Sauer-Danfoss Inc., c/o Shareowner ServicesSM, P.O.  Box 64873, St. Paul, Minnesota 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò Please detach here ò

The Board of Directors Recommends a Vote FOR all Nominees listed below and FOR Items 2 and 3.

1.	Election of directors:	01 02 03 04 05	Niels B. Christiansen Jørgen M. Clausen Kim Fausing William E. Hoover, Jr. Johannes F. Kirchhoff	06 07 08 09 10	F. Joseph Loughrey Frederik Lotz Sven Murmann Sven Ruder Steven H. Wood	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of KPMG LLP as independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain

3.	To approve elimination of 80% supermajority stockholder voting requirements for amendments to certain provisions of Certificate of Incorporation and stockholder-approved amendments to Bylaws.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES LISTED ABOVE AND FOR ITEMS 2 and 3.

Address Change? Mark Box Indicate changes below.	☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 12, 2008
8:30 a.m. local time

Gateway Hotel & Conference Center
2100 Green Hills Drive
Ames, Iowa 50014

Sauer-Danfoss Inc.

250 Parkway Drive, Suite 270
Lincolnshire, Illinois 60069

Krokamp 35
24539 Neumünster, Germany

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 12, 2008.

The shares of Common Stock of Sauer-Danfoss Inc. that you are entitled to vote will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees for director listed on the reverse side and “FOR” Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Jørgen M. Clausen, Sven Murmann and David J. Anderson, and each of them, with full power of substitution, as proxies to vote your shares on the matters shown on the reverse side, and in their discretion on any other matters which may properly come before the Annual Meeting and all postponements and adjournments. A majority of said proxies, or any substitute or substitutes, who shall be present and act at the meeting (or if only one shall be present and act, then that one) shall have all the powers of said proxies hereunder.

See reverse for voting instructions.

QuickLinks

TABLE OF CONTENTS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
GOVERNANCE OF THE COMPANY
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS TABLE
SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS NARRATIVE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
OPTION EXERCISES AND STOCK VESTED TABLE
PENSION BENEFITS TABLE
PENSION BENEFITS NARRATIVE
NONQUALIFIED DEFERRED COMPENSATION TABLE
NONQUALIFIED DEFERRED COMPENSATION NARRATIVE
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE
DIRECTOR COMPENSATION TABLE
DIRECTOR COMPENSATION NARRATIVE
ITEM 1—ELECTION OF DIRECTORS
ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ITEM 3—ELIMINATION OF SUPERMAJORITY STOCKHOLDER VOTING PROVISIONS FROM THE COMPANY'S CERTIFICATE OF INCORPORATION
ADDITIONAL INFORMATION
APPENDIX A PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
SAUER-DANFOSS INC. 2007 ANNUAL REPORT Business
NYSE Price Range, Dividends by Quarter
Certifications
Performance Graph
COMPARISON OF CUMULATIVE TOTAL RETURN AMONG SAUER-DANFOSS INC., RUSSELL 2000 INDEX AND HEMSCOTT GROUP INDEX
Management's Discussion and Analysis of Financial Condition and Results of Operations.
Sauer-Danfoss Inc. and Subsidiaries Consolidated Statements of Income (Dollars in thousands, except per share data)
Sauer-Danfoss Inc. and Subsidiaries Consolidated Balance Sheets (Dollars in thousands, except per share data)
Sauer-Danfoss Inc. and Subsidiaries Consolidated Statements of Stockholders' Equity and Comprehensive Income (Dollars in thousands, except per share data)
Sauer-Danfoss Inc. and Subsidiaries Consolidated Statements of Cash Flows (Dollars in thousands)
Sauer-Danfoss Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2007, 2006, and 2005 (Dollars in thousands, except per share data)
Report of Management
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
SELECTED FINANCIAL DATA